UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Hines Global REIT, Inc.
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Hines Global REIT, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
To the stockholders of Hines Global REIT, Inc.:
We are pleased to invite our stockholders to the annual meeting of stockholders of Hines Global REIT, Inc. (the “Company”). The annual meeting will be held in the 2nd Floor Conference Center of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056 at 9:00 a.m., local time, on July 17, 2018.
The board of directors of the Company (the “Board”) has called the annual meeting in order to seek your approval of, among other things, the Company’s Plan of Liquidation and Dissolution (the “Plan of Liquidation”). The principal purpose of the Plan of Liquidation is to provide liquidity to our stockholders by selling the Company’s assets, paying its debts and distributing the net proceeds from liquidation to our stockholders.
In connection with a review of potential strategic alternatives available to the Company, as well as management’s estimate of the range of liquidating distributions per share to be received by our stockholders in a planned liquidation pursuant to the Plan of Liquidation, the Board has determined that it is in the best interests of the Company and its stockholders to sell all or substantially all of the Company’s properties and assets and liquidate and dissolve the Company pursuant to the Plan of Liquidation. The Board also has determined that the terms and conditions of the Plan of Liquidation are fair to you, advisable and in your best interest and has unanimously approved the sale of all or substantially all of the Company’s assets and the dissolution of the Company pursuant to the Plan of Liquidation, pending your approval. Accordingly, the Board unanimously recommends that you vote “FOR” the approval of the Plan of Liquidation.
We presently estimate that if the Plan of Liquidation is approved by our stockholders and we are able to successfully implement the Plan of Liquidation, then after the sale of all or substantially all of the Company’s assets and the payment of all of the Company’s outstanding liabilities, we will have made total distributions to our stockholders of approximately $10.00 to $11.00 per share of the Company’s common stock, comprised of three components: (i) the $1.05 per share Special Distribution (defined below); (ii) the $0.12 per share Return of Invested Capital Distributions (defined below); and (iii) the range of liquidating distributions to be made pursuant to the Plan of Liquidation of $8.83 to $9.83 per share of the Company’s common stock, estimated by the Board as of April 23, 2018. Although we have provided an estimated range of liquidating distributions, we cannot determine at this time when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such distributions. See “Risk Factors—Risks Related to the Liquidation of the Company” in the enclosed proxy statement.
We paid a special distribution of $1.05 per share to stockholders of record as of December 30, 2017, which was funded in part from the net proceeds received from six asset sales completed during 2017 (the “Special Distribution”). In addition, the Board authorized monthly distributions aggregating $0.325 per share for the six months ending June 30, 2018 and the Board designated an aggregate of $0.12 per share of these distributions as a return of stockholders’ invested capital (the “Return of Invested Capital Distributions”) (such designation is not indicative of the characterization of these distributions for income tax purposes). The Return of Invested Capital Distributions have been paid or will be paid to stockholders of record as of monthly record dates on the first business day of the month following the month to which the distributions relate.
At the meeting, you will be asked to:

•
Consider and vote upon a proposal to approve the Plan of Liquidation, pursuant to which the Company will sell all or substantially all of the Company’s assets and be dissolved (the “Plan of Liquidation Proposal”);

i

•
Consider and vote upon a proposal to approve the adjournment of the annual meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the approval of the Plan of Liquidation Proposal;

•
Consider and vote upon a proposal to elect seven directors for one-year terms expiring at the 2019 annual meeting of stockholders and until the election and qualification of their successors or earlier if the Company is liquidated and dissolved prior to the expiration of their terms;

•	Consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	Conduct such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
The Board has unanimously approved each of the proposals and recommends that you vote “FOR” each of the proposals described in the accompanying proxy statement.
Your vote is very important. Approval of the Plan of Liquidation Proposal requires the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding and entitled to vote thereon. We cannot complete the sale of all or substantially all of our assets pursuant to the terms of the Plan of Liquidation unless the Plan of Liquidation Proposal is approved by our stockholders. With the exception of the sale of the properties in the Logistics Portfolio, as described in more detail in the enclosed proxy statement, the completion of any asset sales pursuant to contracts entered into on or after April 23, 2018, will be subject to stockholder approval of the Plan of Liquidation Proposal; provided, that, in the event that the Plan of Liquidation Proposal is not approved by the stockholders, the Company will continue to operate its business in the ordinary course, including, without limitation, selling one or more properties from time to time to the extent deemed by the Board to be in the best interest of the Company and its stockholders. Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card, or submit your proxy by the Internet or telephone, as soon as possible. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the Plan of Liquidation Proposal, and “AGAINST” the proposal to elect our directors.
You are also encouraged to review carefully the enclosed proxy statement, as it explains the reasons for the proposals to be voted on at the annual meeting and contains other important information, including a copy of the Plan of Liquidation, which is attached as Appendix A to the proxy statement. In particular, please review the matters referred to under “Risk Factors” starting on page 16 for a discussion of the risks related to the Plan of Liquidation and the business of the Company.
Thank you in advance for your cooperation and continued support.

By Order of the Board of Directors,

Jeffrey C. Hines
Chairman

Houston, Texas
[_________], 2018
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, OR DETERMINED IF THIS PROXY STATEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement is dated [_____], 2018 and
is first being delivered or made available to stockholders on or about May 16, 2018
Hines Global REIT, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 17, 2018
To the stockholders of Hines Global REIT, Inc.:
The annual meeting of stockholders of Hines Global REIT, Inc. a Maryland corporation (the “Company”), will be held in the 2nd Floor Conference Center of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056 at 9:00 a.m., local time, on July 17, 2018.
At the meeting, you will be asked to:

1.
Consider and vote upon a proposal to approve the Company’s Plan of Liquidation and Dissolution (the “Plan of Liquidation”), pursuant to which the Company will sell all or substantially all of the Company’s assets and be dissolved (the “Plan of Liquidation Proposal”);

2.
Consider and vote upon a proposal to approve the adjournment of the annual meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the approval of the Plan of Liquidation Proposal (the “Adjournment Proposal”);

3.
Consider and vote upon a proposal to elect seven directors for one-year terms expiring at the 2019 annual meeting of stockholders and until the election and qualification of their successors or earlier if the Company is liquidated and dissolved prior to the expiration of their terms (the “Election of Directors Proposal”);

4.
Consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (the “Appointment of Independent Auditors Proposal”); and

5.	Conduct such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
The Board has unanimously approved each of the proposals and recommends that you vote “FOR” the Plan of Liquidation Proposal, “FOR” the Adjournment Proposal, “FOR” the Election of Directors Proposal and “FOR” the Appointment of Independent Auditors Proposal. Information about each of the proposals is included in the accompanying proxy statement. We urge you to read this material carefully. A copy of the Plan of Liquidation is attached as Appendix A to the proxy statement.
The Board has fixed the close of business on May 7, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of common stock at the close of business on the record date are entitled to notice of, and to vote, at the annual meeting.
Approval of the Plan of Liquidation Proposal requires the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding and entitled to vote thereon. Approval of the Election of Directors Proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the meeting. Approval of the Adjournment Proposal and Appointment of Independent Auditors Proposal requires the affirmative vote of a majority of the votes cast at the meeting. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the Plan of Liquidation Proposal, and “AGAINST” the Election of Directors Proposal.
Whether you own few shares or many shares and whether you plan to attend in person or not, it is important that your shares be voted on matters that come before the meeting. If you do not attend the meeting and vote in person, you may authorize a proxy to vote your shares by using the Internet or a toll-free telephone number. Instructions for using these convenient services are provided on the enclosed proxy card and in the attached proxy statement. If you have any questions about these directions, please call our proxy solicitor, Broadridge Investor Communications Solutions, Inc., at (833) 814-9452. If you prefer, you may authorize a proxy to vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy, by delivering a written notice of revocation to our Secretary, by executing and delivering a later-dated proxy or by attending the annual meeting and voting in person. Your prompt cooperation will be greatly appreciated.
We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the annual meeting. If you have questions about these proposals or would like additional copies of the proxy statement, please contact: Hines Global REIT, Inc., Attention: Ryan T. Sims, Chief Financial Officer and Secretary, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118; telephone: (888) 220-6121.
You are cordially invited to attend the annual meeting. Your vote is very important.

By Order of the Board of Directors,

Ryan T. Sims
Secretary
Houston, Texas
[_________], 2018

PROXY STATEMENT

v

Hines Global REIT, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
PROXY STATEMENT
INTRODUCTION
The accompanying proxy, delivered or made available to our stockholders together with this proxy statement, is solicited by and on behalf of the board of directors (the “Board”) of Hines Global REIT, Inc. (“Hines Global” or the “Company”) for use at the annual meeting of our stockholders and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. We expect to deliver or otherwise make this proxy statement and the accompanying proxy card available to our stockholders on or about May 16, 2018. Our 2017 Annual Report to Stockholders was delivered or made available to stockholders on or about April 30, 2018.
SUMMARY
This summary highlights information included elsewhere in this proxy statement. This summary does not contain all of the information you should consider before voting on the proposals presented in this proxy statement. You should read the entire proxy statement carefully, including the appendices attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.
Hines Global REIT, Inc.
We were formed as a Maryland corporation by Hines Interests Limited Partnership (“Hines”) on December 10, 2008, primarily for the purpose of investing in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and internationally. We are structured as an umbrella partnership real estate investment trust, and substantially all of our business is conducted through Hines Global REIT Properties LP (the “Operating Partnership”). Since August 2009, we have raised approximately $3.1 billion through public offerings of shares of our common stock.
We have made investments directly including through entities wholly-owned by the Operating Partnership or indirectly through joint ventures. We have invested in a real estate portfolio that is diversified by asset type, geographic area, lease expirations and tenant industries throughout the United States and internationally. As of April 23, 2018, we owned interests in 33 real estate investments which contain, in the aggregate, 13.9 million square feet of leasable space. Our portfolio consisted 64% of office investments, 22% of retail investments, 12% of industrial investments and 2% of residential/living investments, of which approximately 61% is located throughout the United States and approximately 39% is located internationally (based on our pro rata share of the appraised value of each of the investments as of December 31, 2017).
The mailing address and phone number of our principal executive offices is 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118 and (888) 220-6121.
Plan of Liquidation and Dissolution (See page 31)
On April 23, 2018, the Board adopted the Plan of Liquidation and Dissolution, which is attached to this proxy statement as Appendix A (the “Plan of Liquidation”), pursuant to which we expect to take the following actions:

•
We will undertake the orderly sale of all of our properties and other assets, with the exception that the previously approved sale of the properties in the Logistics Portfolio may be completed regardless of whether the Plan of Liquidation is approved by our stockholders, as described in this proxy statement.

•
We will pay or provide for our outstanding liabilities and expenses, which may include establishing a reserve fund or transferring assets to a liquidating trust to pay contingent liabilities and ongoing expenses in an amount to be determined as information concerning such contingencies and expenses becomes available.

•
We will make liquidating distributions to our stockholders in an aggregate amount, estimated as of April 23, 2018, of approximately $8.83 to $9.83 per share of the Company’s common stock. When the Special Distribution (defined below) and the Return of Invested Capital Distributions (defined below), which equal an aggregate of $1.17 per share of the Company’s common stock, are combined with the estimated range of liquidating distributions described above, the estimated aggregate amount of distributions to our stockholders is approximately $10.00 to $11.00 per share of the Company’s common stock. Although we have provided an estimated range of liquidating distributions, we cannot determine at this time when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such distributions. See “Risk Factors—Risks Related to the Liquidation of the Company” beginning on page 16.

•	We will wind up our operations and dissolve the Company in accordance with the Plan of Liquidation, which provides that:

i.
the final liquidating distribution to our stockholders (or to a liquidating trust, established for their benefit) will be made no later than the second anniversary of the date on which our stockholders approve the Plan of Liquidation Proposal (the “Effective Date”);

ii.
upon a determination made by the Board, we may transfer and assign to a liquidating trust the Company’s remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and pay the remainder to our stockholders; and

iii.
at any time prior to the filing of Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (the “SDAT”), the Board may terminate the Plan of Liquidation if it determines that doing so is in accordance with the best interests of our stockholders.

Estimated Range of Liquidating Distributions
The estimated range of liquidating distributions of $8.83 to $9.83 per share of the Company’s common stock, estimated as of April 23, 2018 is based upon (i) the Board’s estimate of the range of proceeds to be received by the Company from the sale of the Company’s properties pursuant to the Plan of Liquidation and from the sale of the properties in the Logistics Portfolio, (ii) the amount of indebtedness owed on each property, including any estimated penalties that we expect to incur at the time of the disposition of such properties for early payment thereof and other indebtedness of the Company, (iii) the amount of cash on hand, including net proceeds from sales of the Company’s properties completed prior to the Board’s approval of the Plan of Liquidation, (iv) estimated cash flows to be generated by the continued operations of the Company during the liquidation process, and (v) the estimated expenses to be incurred in connection with the sale of each property and the winding down and dissolution of the Company.
Special Distribution and Return of Invested Capital Distributions
We paid a special distribution of $1.05 per share to stockholders of record as of December 30, 2017, which was funded in part from the net proceeds received from six asset sales completed during 2017 (the “Special Distribution”). In addition, the Board authorized monthly distributions aggregating $0.325 per share for the six months ending June 30, 2018 and the Board designated an aggregate of $0.12 per share of these distributions as a return of stockholders’ invested capital (the “Return of Invested Capital Distributions”) (such designation is not indicative of the characterization of these distributions for income tax purposes). The Return of Invested Capital Distributions have been paid or will be paid to stockholders of record as of monthly record dates on the first business day of the month following the month to which the distributions relate. As noted above, when the Special Distribution and the Return of Invested Capital Distributions, which equal an aggregate of $1.17 per share of the Company’s common stock, are combined with the estimated range of liquidating distributions described above, the estimated aggregate amount of distributions to our stockholders is approximately $10.00 to $11.00 per share of the Company’s common stock. Although we have provided an estimated range of liquidating distributions, we cannot determine at this time when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such distributions. See “Risk Factors—Risks Related to the Liquidation of the Company” beginning on page 16.
Implementation of the Plan of Liquidation and Other Asset Sales (See page 39)
Prior to the Board’s consideration and approval of the Plan of Liquidation, on February 26, 2018, the Board determined, consistent with prior discussions, that it was advisable and in the Company’s best interests to sell (i) the Poland Logistics Portfolio, a logistics portfolio comprised of five industrial parks located in Warsaw, Wroclaw and Upper Silesia, Poland (the “Poland Portfolio”), (ii) the Germany Logistics Portfolio, a logistics portfolio comprised of five logistic buildings located in Erfurt, Forchheim, Nuremberg, Karlsdorf and Duisburg, Germany (the “Germany Portfolio”) and (iii) FM Logistic, a property located in Moscow, Russia (“FM Logistic” and, together with the Poland Portfolio and the Germany Portfolio, the “Logistics Portfolio”). The sale of the properties in the Logistics Portfolio is not part of the Plan of Liquidation and is not contingent on whether the Plan of Liquidation Proposal is approved by our stockholders.
We intend to complete the sale of the properties in the Logistics Portfolio whether or not our stockholders approve the Plan of Liquidation Proposal. We cannot complete the sale of all or substantially all of our assets pursuant to the terms of the Plan of Liquidation unless the Plan of Liquidation Proposal is approved by our stockholders. With the exception of the sale of the properties in the Logistics Portfolio, the completion of any asset sales pursuant to contracts entered into on or after April 23, 2018 will be subject to stockholder approval of the Plan of Liquidation Proposal; provided, that, in the event that the Plan of Liquidation Proposal is not approved by the stockholders, the Company will continue to operate its business in the ordinary course, including, without limitation, selling one or more properties from time to time to the extent deemed by the Board to be in the best interest of the Company and its stockholders.
Annual Meeting (See page 28)
The annual meeting will be held on July 17, 2018, at 9:00 a.m., local time in the 2nd Floor Conference Center of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056.
At the meeting, you will be asked to:

1.
Consider and vote upon a proposal to approve the Plan of Liquidation, pursuant to which the Company will sell all or substantially all of the Company’s assets and be dissolved (the “Plan of Liquidation Proposal”);

2.
Consider and vote upon a proposal to approve the adjournment of the annual meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the approval of the Plan of Liquidation Proposal (the “Adjournment Proposal”);

3.
Consider and vote upon a proposal to elect seven directors for one-year terms expiring at the 2019 annual meeting of stockholders and until the election and qualification of their successors or earlier if the Company is liquidated and dissolved prior to the expiration of their terms (the “Election of Directors Proposal”);

4.
Consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 (the “Appointment of Independent Auditors Proposal”); and

5.	Conduct such other business as may properly come before the annual meeting or any adjournment thereof.
Required Vote (See page 28)

Plan of Liquidation Proposal. This proposal requires the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding and entitled to vote thereon. Any shares not voted (whether by abstention, withholding authority, or broker non-vote) will have the effect of votes against the Plan of Liquidation Proposal.
Adjournment Proposal. This proposal requires the affirmative vote of a majority of the votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.
Election of Directors Proposal. There is no cumulative voting in the election of our directors. Each director is elected by the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the meeting. Any shares present but not voted (whether by abstention, withholding authority or broker non-vote) will have the effect of votes against the election of nominees to the Board.
Appointment of Independent Auditors Proposal. This proposal requires the affirmative vote of a majority of the votes cast at the meeting. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.
Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Plan of Liquidation Proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not vote those shares. This is referred to as a “broker non-vote”. Broker non-votes will be considered as “present” for purposes of determining a quorum. Broker non-votes will have the effect of a vote “AGAINST” the Plan of Liquidation Proposal and Election of Directors Proposal but will have no effect on the Adjournment Proposal. Because brokers have discretionary authority to vote for the Appointment of Independent Auditors Proposal, in the event they do not receive voting instructions from the beneficial owner of the shares, there will not be any broker non-votes with respect to that proposal.
Record Date and Quorum (See page 28)
The record date for the determination of holders of our common stock entitled to notice of and to vote at the annual meeting, or any adjournment or postponement of the annual meeting, is the close of business on May 7, 2018. Each stockholder is entitled to cast one vote on each matter presented at the annual meeting for each share of common stock that such holder owned as of the record date. On the record date, [________] million shares of our common stock were issued and outstanding and entitled to vote at the annual meeting.
The presence at the meeting, in person or represented by proxy, of the holders entitled to cast at least fifty percent (50%) of all of the votes entitled to be cast at the meeting constitutes a quorum. A quorum is necessary to transact business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to a later date.
Recommendation of the Company’s Board (See page 28)
The Board has unanimously approved each of the proposals and recommends that you vote “FOR” the Plan of Liquidation Proposal, “FOR” the Adjournment Proposal, “FOR” the Election of Directors Proposal and “FOR” the Appointment of Independent Auditors Proposal.
Opinion of Financial Advisor (See page 42)
In connection with the Board’s approval of the Plan of Liquidation, Robert A. Stanger & Co., Inc. (which we refer to in this proxy statement as “Stanger”), rendered an opinion, dated April 20, 2018, to the Board as to the reasonableness, from a financial point of view, of the Company’s estimated range of aggregate liquidating distributions per share of the Company’s common stock to be paid to the Company’s stockholders in connection with the successful implementation of the Plan of Liquidation. The full text of Stanger’s written opinion is attached as Appendix B to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Stanger in rendering its opinion. Stanger’s opinion did not address the merits of the underlying decision by the Board to approve the Plan of Liquidation or related documents or the relative merits of any related transactions compared with other business strategies or transactions available or that have been or might be considered by the Company or the Board or in which the Company might engage. Stanger’s advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the Plan of Liquidation and the opinion does not constitute a recommendation as to how any holder of the Company’s common stock should vote with respect to the Plan of Liquidation Proposal or any other matter.
Risk Factors (See page 16)
In evaluating the Plan of Liquidation, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 16 of this proxy statement.
Interests of the Company’s Directors, Executive Officers and Affiliated Entities in the Liquidation (See page 48)
In considering the Board’s recommendation that you vote “FOR” the approval of the Plan of Liquidation Proposal, you should be aware that certain of our directors, executive officers and affiliated entities may have interests in the liquidation of the Company. The Board was aware of these interests and considered them in its decision to approve the Plan of Liquidation. See “Proposal One: Plan of Liquidation Proposal—Interests of the Company’s Directors, Executive Officers and Affiliated Entities in the Liquidation” below.
Appraisal or Dissenters’ Rights (See page 42)
Pursuant to Maryland law and our charter (our “Charter”), you are not entitled to appraisal or dissenters rights (or rights of an objecting stockholder) in connection with the Plan of Liquidation.
Litigation Relating to the Plan of Liquidation (See page 51)
There is currently no litigation arising from our actions in connection with the Plan of Liquidation.
Regulatory Matters (See page 41)
Other than in connection with the filing of this proxy statement with Securities and Exchange Commission (the “SEC”), the deregistration of the Company’s common stock under the Exchange Act, and any requirements under Maryland law, the Company is not aware of any regulatory or governmental requirements that must be complied with or regulatory or governmental approvals that must be obtained in connection with the Plan of Liquidation.
Material U.S. Federal Income Tax Consequences (See page 51)
You are urged to read the discussion in the section entitled “Proposal One: Plan of Liquidation Proposal—Material U.S. Federal Income Tax Consequences” beginning on page 51 of this proxy statement and to consult your tax advisor as to the United States federal income tax consequences of the Plan of Liquidation, as well as the effects of state, local and foreign tax laws.
Important Notice Regarding Availability of Proxy Materials
This proxy statement, the form of proxy card, our 2017 Annual Report to Stockholders and our annual report on Form 10-K for the year ended December 31, 2017, are available in the SEC Filings section of our website at http://www.hinessecurities.com/reits/hines-global-reit/sec-filings/.
Stockholders may also obtain a copy of these materials by writing to Hines Global REIT, Inc., Attention: Ryan T. Sims, Chief Financial Officer and Secretary. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2017.

QUESTIONS AND ANSWERS
Annual Meeting
What is the date of the annual meeting and where will it be held?
Our 2018 annual meeting of stockholders will be held on July 17, 2018, at 9:00 a.m., local time. The meeting will be held in the 2nd Floor Conference Center of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056.
What is the purpose of the meeting and what will I be voting on at the annual meeting?
The purpose of the annual meeting is to consider and vote on the following proposals:
Plan of Liquidation Proposal: The Board has determined that it is advisable and in the best interests of the Company and our stockholders to sell all or substantially all of our assets, pay off our outstanding liabilities, distribute the net proceeds to our stockholders and dissolve. To do so, the Board has adopted the Plan of Liquidation. Stockholder approval is required to complete the Plan of Liquidation.
Adjournment Proposal: The Board has determined that it is in the best interests of the Company and our stockholders to provide for the adjournment of the annual meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the Plan of Liquidation Proposal.
Election of Directors Proposal: The Board has determined that it is in the best interests of the Company and our stockholders to elect seven directors for one-year terms expiring at the 2019 annual meeting of stockholders and until the election and qualification of their successors or earlier if the Company is liquidated and dissolved prior to the expiration of their terms.
Appointment of Independent Auditors Proposal: The Board has determined that it is in the best interests of the Company and our stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.
At the annual meeting, you may be asked to conduct such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
The Board does not know of any matters that may be acted upon at the meeting other than the matters set forth in the proposals listed above.
Plan of Liquidation
What is the Plan of Liquidation?
The Plan of Liquidation contemplates the orderly sale of our assets and the payment of or provision for our outstanding liabilities and expenses, which may include establishing a reserve fund or transferring assets to a liquidating trust to pay contingent liabilities and ongoing expenses in an amount to be determined as information concerning such contingencies and expenses becomes available. The principal purpose of the liquidation is to seek to provide liquidity to our stockholders by liquidating our assets and distributing the net proceeds of the liquidation to the holders of our common stock. On February 26, 2018, prior to the Board’s consideration and approval of the Plan of Liquidation, the Board, consistent with prior discussions, determined that it was advisable and in the Company’s best interests to sell the properties in the Logistics Portfolio. The disposition of the properties in the Logistics Portfolio is not part of the Plan of Liquidation and is not contingent on stockholder approval. See “Proposal One: Plan of Liquidation Proposal— Implementation of the Plan of Liquidation and Other Asset Sales.” We intend to continue to market our remaining properties and to sell such properties on the most favorable terms reasonably available to us. We also will continue to evaluate this marketing effort throughout the liquidation process in order to seek to ensure that the sale of our remaining assets occurs in a manner designed to enhance the consideration received for such remaining assets.
At such time as the Company has sold its assets, satisfied its liabilities and distributed the net proceeds of asset sales to our stockholders, we will file Articles of Dissolution with the SDAT, and the Company will cease to exist and all outstanding shares of common stock will be cancelled. Even if our stockholders approve the liquidation of the Company pursuant to the Plan of Liquidation, at any time prior to the filing of Articles of Dissolution, the Board may amend or terminate the Plan of Liquidation without further stockholder approval if it determines that doing so would be in the best interest of the Company and our stockholders.
What amount will stockholders receive from the liquidation?
Due to the uncertainties as to the ultimate sale prices of our assets, the time that may be required to liquidate and dissolve the Company, the expenses associated with the liquidation of the Company and the ultimate settlement amount of our liabilities, it is difficult to predict the amounts which will ultimately be distributed to our stockholders should the Plan of Liquidation be approved by our stockholders and implemented by the Board. While a number of factors may change this amount, we estimate, as of April 23, 2018, that if the Plan of Liquidation is approved by our stockholders and we are able to successfully implement the Plan of Liquidation, then after the sale of all or substantially all of the Company’s assets and the payment of all of the Company’s outstanding liabilities, we will have made total distributions to our stockholders of approximately $10.00 to $11.00 per share of the Company’s common stock, comprised of three components: (i) the $1.05 per share Special Distribution; (ii) the $0.12 per share Return of Invested Capital Distributions; and (iii) the range of liquidating distributions to be made pursuant to the Plan of Liquidation of $8.83 to $9.83 per share of the Company’s common stock, estimated by the Board as of April 23, 2018. Although we have provided an estimated range of liquidating distributions, we cannot determine at this time when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such distributions. See “Risk Factors—Risks Related to the Liquidation of the Company” beginning on page 16.
How was the estimated range of total stockholder distributions of $10.00 to $11.00 per share of the Company’s common stock derived?
As noted above, the estimated range of total stockholder distributions of $10.00 to $11.00 per share of the Company’s common stock consists of three components: (i) the $1.05 per share Special Distribution, which was paid in January 2018 to our stockholders of record as of December 30, 2017; (ii) the $0.12 per share Return of Invested Capital Distributions authorized by the Board for the six months ending June 30, 2018, which have been paid or will be paid by July 2, 2018; and (iii) the range of liquidating distributions of $8.83 to $9.83 per share of the Company’s common stock, estimated by the Board as of April 23, 2018.
The estimated range of liquidating distributions of $8.83 to $9.83 per share of the Company’s common stock as of April 23, 2018 is based upon (i) the Board’s estimate of the range of proceeds to be received by the Company from the sale of the Company’s properties pursuant to the Plan of Liquidation and from the sale of the properties in the Logistics Portfolio, (ii) the amount of indebtedness owed on each property, including any estimated penalties that we expect to incur at the time of the disposition of such properties for early payment thereof and other indebtedness of the Company, (iii) the amount of cash on hand, including net proceeds from sales of the Company’s properties completed prior to the Board’s approval of the Plan of Liquidation, (iv) estimated cash flows to be generated by the continued operations of the Company during the liquidation process, and (v) the estimated expenses to be incurred in connection with the sale of each property and the winding down and dissolution of the Company. These estimates are based upon market, economic, financial and other circumstances and conditions existing as of the date of this proxy statement, and any changes in such circumstances and conditions during the period under which we implement the Plan of Liquidation could have a material effect on the ultimate amount of proceeds received by stockholders. Real estate market values are constantly changing and fluctuate with changes in interest rates, availability of financing, changes in general economic conditions and real estate tax rates, competition in the real estate market, the availability of suitable buyers, the perceived quality, consistency and dependability of income flows from tenancies and a number of other local, regional and national factors. In addition, environmental contamination, potential major repairs which are not presently contemplated, increased operating costs or other unknown liabilities, including in connection with non-compliance with applicable laws, if any, at the Company’s properties may adversely impact the sales price of those assets. As a result, the actual prices at which we are able to sell our properties may be less than the amounts we have assumed for purposes of stating estimated liquidating distributions, which would result in the amount of such distributions being less than the amount stated in this proxy statement and the timing of the sales of our properties may not occur within the expected time frame. Although we have provided an estimated range of liquidating distributions, we cannot determine at this time when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such distributions. See “Risk Factors—Risks Related to the Liquidation of the Company” and “Proposal One: Plan of Liquidation Proposal—Background of the Plan of Liquidation” beginning on pages 16 and 31, respectively.
If the Plan of Liquidation Proposal is approved by the stockholders and the Company is able to successfully implement the Plan of Liquidation, what is the aggregate amount of distributions that stockholders will have received, including regular operating distributions, since the time of their initial investment?
In addition to the estimated range of total stockholder distributions of $10.00 to $11.00 per share described in the immediately preceding question and answer, our stockholders have received regular operating distributions from the time of their initial investment. Accordingly, if the Plan of Liquidation Proposal is approved by our stockholders and we are able to successfully implement the Plan of Liquidation, the aggregate amount of distributions that our stockholders will have received, including regular operating distributions, since the time of their initial investment will vary depending on when they made their initial investment. For example, we currently expect that stockholders who were among our initial investors and made their initial investment on November 1, 2009, shortly after we commenced our initial public offering, will have received greater aggregate distributions than stockholders who made their initial investment after November 1, 2009, as they will have held their investment for a longer period of time and will have received more regular operating distributions than stockholders who made their initial investment after November 1, 2009. Accordingly, if the Plan of Liquidation is successfully implemented, we expect that stockholders who made their initial investment on November 1, 2009 and elected to receive cash distributions will have received aggregate distributions in the range of $15.62 to $16.62 per share of the Company’s common stock. The range of aggregate distributions of $15.62 to $16.62 per share includes: (i) regular operating distributions of $5.62 per share received or to be received from November 1, 2009 through June 2018, (ii) the Special Distribution, (iii) the Return of Invested Capital Distributions, and (iv) the range of liquidating distributions of $8.83 to $9.83 per share of the Company’s common stock, estimated by the Board as of April 23, 2018.
On the opposite end of the spectrum, assuming the Plan of Liquidation Proposal is approved by our stockholders and we are able to successfully implement the Plan of Liquidation, we expect that investors who became stockholders at the end of our second and final public offering will have received lower aggregate distributions than stockholders who invested earlier in our public offerings. For example, we expect that stockholders who made their initial investment on April 1, 2014, just prior to the completion of our second public offering, and elected to receive cash distributions, will have received aggregate distributions in the range of $12.64 to $13.64 per share of the Company’s common stock. The range of aggregate distributions of $12.64 to $13.64 per share includes: (i) regular operating distributions of $2.64 per share received or to be received from April 1, 2014 through June 2018, (ii) the Special Distribution, (iii) the Return of Invested Capital Distributions, and (iv) the range of liquidating distributions of $8.83 to $9.83 per share of the Company’s common stock, estimated by the Board as of April 23, 2018. Accordingly, assuming the successful implementation of the Plan of Liquidation, we expect that stockholders who made their initial investment in shares of the Company’s common stock between November 1, 2009 and April 1, 2014 will have received aggregate distributions in a range that is between the ranges presented above for our initial investors and investors who invested at the end of our second public offering. We expect to continue making regular operating distributions as we seek approval of the Plan of Liquidation Proposal from our stockholders. Although we have provided an estimated range of aggregate distributions, we cannot determine at this time when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such liquidating distributions. See “Risk Factors-Risks Related to the Liquidation of the Company” beginning on page 16.
What will happen if the Plan of Liquidation Proposal is not approved?

We cannot complete the sale of all or substantially all of our assets pursuant to the terms of the Plan of Liquidation unless the Plan of Liquidation Proposal is approved by our stockholders. With the exception of the sale of the properties in the Logistics Portfolio, the completion of any asset sales pursuant to contracts entered into on or after April 23, 2018, will be subject to stockholder approval of the Plan of Liquidation Proposal; provided, that, in the event that the Plan of Liquidation Proposal is not approved by the stockholders, the Company will continue to operate its business in the ordinary course, including potentially selling properties from time to time to the extent deemed by the Board to be in the best interest of the Company and its stockholders, and the Board may reconsider other strategic alternatives available to the Company. If the Plan of Liquidation Proposal is not approved, the Company’s operating distributions will likely be lower as a result of asset sales that have been or are expected to be consummated, including the sale of the properties in the Logistics Portfolio, and because certain costs of operating as a public company will not be reduced as the portfolio is reduced, thus resulting in lower cash flow. In addition, the failure to approve the Plan of Liquidation Proposal could result in adverse tax consequences to the Company (for example, if the IRS successfully asserts that property sales previously made or agreed to be made by the Company prior to the Board’s consideration and approval of the Plan of Liquidation were dealer sales (i.e., inventory-like sales of property held primarily for sale to customers in the ordinary course of the Company’s business), the Company could be subject to penalty taxes on such property sales). See “Proposal One: Plan of Liquidation Proposal—Material U.S. Federal Income Tax Consequences” beginning on page 51. If the Plan of Liquidation Proposal is not approved, the Company intends to evaluate all of its options with respect to any sales proceeds received from the sale of those properties, including the sale of the properties in the Logistics Portfolio. Such options may include, without limitation, the distribution of such proceeds to stockholders, the reinvestment of such proceeds in real estate investments or the use of such proceeds for other corporate purposes.
Are any pending transactions as of the date of this proxy statement subject to stockholder approval?
As disclosed above, prior to April 23, 2018, the Board approved the disposition of the properties in the Logistics Portfolio, separate from its consideration and approval of the Plan of Liquidation. The disposition of the properties in the Logistics Portfolio is not conditioned upon approval by our stockholders of the Plan of Liquidation Proposal, but the proceeds from such sales will be included in the liquidating distributions to be paid to our stockholders. Other than the sale of the properties in the Logistics Portfolio, the sale of properties or other assets pursuant to contracts entered into on or after April 23, 2018, will be subject to stockholder approval of the Plan of Liquidation Proposal.
Do the Company’s directors, executive officers or affiliated entities have any interests in the liquidation of the Company?
Yes. In considering the Board’s recommendation that you vote “FOR” the approval of the Plan of Liquidation Proposal, you should be aware that certain of our directors, executive officers and affiliated entities may have interests in the liquidation. See “Proposal One: Plan of Liquidation Proposal—Interests of the Company’s Directors, Executive Officers and Affiliated Entities in the Liquidation” below beginning on page 48.
What are the federal income tax consequences of the liquidation to me?
If the Company makes distributions as a result of its implementation of the liquidation, a U.S. holder of common stock will realize, for federal income tax purposes, gain or loss equal to the difference between (i) the sum of the cash distributed to such stockholder directly plus the net value of any property transferred to any liquidating trust that may be established on the stockholder’s behalf; and (ii) the stockholder’s adjusted tax basis in his, her or its shares of common stock. Non-U.S. holders will be subject to U.S. federal income tax on any distributions received to the extent attributable to gains recognized by the Company on sales of real property located in the United States. See “Proposal One: Plan of Liquidation—Material U.S. Federal Income Tax Consequences” beginning on page 51. We urge each stockholder to consult with his or her own tax advisors regarding tax consequences of distributions made pursuant to the Plan of Liquidation.

Do I have appraisal or dissenters rights in connection with the liquidation?
Pursuant to Maryland law and our Charter, you are not entitled to appraisal or dissenters rights (or rights of an objecting stockholder) in connection with the Plan of Liquidation.
When do you believe the Plan of Liquidation will be completed?
If our stockholders approve the Plan of Liquidation Proposal, we expect to make one or more liquidating distributions to our stockholders during the period of the liquidation process and to make the final liquidating distribution on or before a date that is within 24 months after stockholder approval of the Plan of Liquidation Proposal. If we have not sold all of our assets and paid all of our liabilities within 24 months after stockholder approval of the Plan of Liquidation Proposal, or if the Board otherwise determines that it is advantageous to do so, we may transfer our remaining assets and liabilities to a liquidating trust and distribute interests in the liquidating trust to our stockholders. We cannot predict the exact amount to be distributed or the timing of the completion of the Plan of Liquidation. See “Proposal One: Plan of Liquidation Proposal—Overview of Liquidation” beginning on page 38.
What is a liquidating trust?
A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it after paying any of the remaining liabilities. If we form a liquidating trust, we will transfer to our stockholders beneficial interests in the liquidating trust. These interests will generally not be transferable by you.
Voting at the Annual Meeting
Who can vote at the meeting?
The record date for the determination of holders of our common stock entitled to notice of and to vote at the meeting, or any adjournment or postponement of the meeting, is the close of business on May 7, 2018. Each holder of our shares of common stock issued and outstanding as of the record date is entitled to vote at the meeting. On the record date, [____] million shares of our common stock were issued and outstanding and entitled to vote at the annual meeting.
How many votes do I have?
Each share of our common stock has one vote on each matter considered at the annual meeting or any postponement or adjournment thereof.
How can I vote?
You may vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via the Internet at www.proxyvote.com/HGLR;

•	by telephone, by calling toll free (800) 690-6903; or

•	by mail, by completing, signing, dating and returning your proxy card in the enclosed envelope.
For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting and the control number required to authorize a proxy to vote your shares via the Internet or by phone, see your proxy card enclosed with this proxy statement.

If your shares of common stock are held in an account by a bank, broker, or other nominee on your behalf, you may receive instructions from your bank, broker, or other nominee describing how to vote your shares. A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by the Internet or telephone. This option is separate from that offered by Broadridge Investor Communications Solutions, Inc., the firm we have retained to aid in the solicitation process, and should be reflected on the voting form from a bank or brokerage firm that accompanies this proxy statement. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the instructions on the voting form enclosed with the proxy from the bank or brokerage firm. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the annual meeting.
You also may vote your shares at the meeting. If you attend the annual meeting, you may submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. To obtain directions to be able to attend the meeting and vote in person, contact Hines Global REIT Investor Relations at (888) 220-6121.
May I vote in person?
Yes. You may attend the annual meeting and vote your shares in person, rather than signing and mailing a proxy card, voting via the Internet or voting by telephone.
What are the recommendations of the Board?
The Board has unanimously approved each of the proposals and recommends that you vote “FOR” the Plan of Liquidation Proposal, “FOR” the Adjournment Proposal, “FOR” the Election of Directors Proposal and “FOR” the Appointment of Independent Auditors Proposal. Information about each of the proposals is included in the accompanying proxy statement.
What vote is required to approve each proposal?
Plan of Liquidation Proposal. This proposal requires the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding and entitled to vote thereon. Any shares not voted (whether by abstention, withholding authority, or broker non-vote) will have the effect of votes against the Plan of Liquidation Proposal.
Adjournment Proposal. This proposal requires the affirmative vote of a majority of the votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.
Election of Directors Proposal. There is no cumulative voting in the election of our directors. Each director is elected by the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the meeting. Any shares present but not voted (whether by abstention, withholding authority or broker non-vote) will have the effect of votes against the election of nominees to the Board.
Appointment of Independent Auditors Proposal. This proposal requires the affirmative vote of a majority of the votes cast at the meeting. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.
Approval by our stockholders of each of the proposals requires that a quorum be present at the meeting.
As of the record date, our directors and executive officers own or control less than 1% of our outstanding shares of common stock and intend to vote such shares “FOR” each of the proposals.
How will proxies be voted?
Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares will be voted:

•	“FOR” the Plan of Liquidation Proposal;

•	“FOR” the Adjournment Proposal;

•	“FOR” the Election of Directors Proposal; and

•	“FOR” the Ratification of the Appointment of Independent Auditors Proposal.
The Board does not intend to present, and has no information indicating that others will present, any business at the annual meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders properly come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote the proxies held by them in accordance with their discretion on such matters.
How can I change my vote or revoke a proxy?
If you own common stock as a record holder on the record date, you may revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy (either in the mail, or by telephone or the Internet), by attending the meeting and voting in person (although attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request) or by written notice to us addressed to: Hines Global REIT, Inc., Attention: Ryan T. Sims, Chief Financial Officer and Secretary, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. No written revocation shall be effective, however, unless and until it is received by us at or prior to the meeting.
If you hold your shares in “street name” through a bank, broker or other nominee and have instructed such bank, broker or other nominee to vote your shares, you must instead follow the instructions received from your bank, broker or other nominee to change your vote.
What constitutes a “quorum”?
The presence at the meeting, in person or represented by proxy, of the holders entitled to cast at least 50 percent of all of the votes entitled to be cast at the meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.
What do I need to do now?
Simply authorize a proxy to vote your shares by Internet or telephone as soon as possible or indicate on your proxy card how you want to vote and sign, date and return it by fax or mail it to us in the enclosed envelope, unless you plan to attend the annual meeting and vote in person. Instructions for submitting your vote are set forth on the proxy card and under the caption “The Annual Meeting—Proxies”. If you have any questions about these instructions, please call Broadridge Investor Communications Solutions, Inc. at (833) 814-9452.
Will you incur expenses in soliciting proxies?
We will bear all costs associated with soliciting proxies for the meeting. Solicitations may be made on behalf of the Board by mail, personal interview, telephone or other electronic means by our officers, who will receive no additional compensation with respect to the solicitation of proxies. We have retained Broadridge Investor Communications Solutions, Inc. to aid in the solicitation of proxies. We will pay Broadridge Investor Communications Solutions, Inc. a fee of approximately $5,000 in addition to variable costs related to the solicitation of proxies as well as reimbursement of its out-of-pocket expenses. We will request that certain banks, brokers, custodians, nominees, fiduciaries and other record holders forward copies of the proxy materials to people on whose behalf they hold shares of common stock and request authority for the exercise of proxies by the record holders on behalf of those people, if necessary. In compliance with the regulations of the SEC, we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our common stock.

What does it mean if I receive more than one proxy card?
Some of your shares may be registered differently or held in different accounts. You should authorize a proxy to vote the shares held in each of your accounts by telephone, the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact Hines Global REIT Investor Relations at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118 or call us at (888) 220-6121. Combining accounts reduces excess printing and mailing costs, resulting in cost savings to us that benefit you as a stockholder.
What if I receive only one set of proxy materials although there are multiple stockholders at my address?
The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports to stockholders. The rule allows us to, with the consent of affected stockholders, send a single set of any annual report, proxy statement, proxy statement combined with a prospectus or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.
We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Hines Global REIT Investor Relations at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118 or call us at (888) 220-6121. Likewise, if your household currently receives multiple copies of disclosure documents and you would like to receive one set, please contact Hines Global REIT Investor Relations.
How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?
In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if you wish to present a proposal for inclusion in the proxy materials for next year’s annual meeting, we must receive written notice of your proposal at our executive offices no later than [__________], 2019. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy materials for our 2019 annual meeting. For any proposal that is not submitted for inclusion in the proxy materials for the 2019 annual meeting but is instead sought to be presented directly at the meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies we solicit unless we receive timely notice of the proposal in accordance with the procedures set forth in our bylaws. Pursuant to our current bylaws, in order for a stockholder proposal to be properly submitted for presentation at our 2019 annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on [_______], 2019 and ending at 5:00 p.m., Central time on [_________], 2019. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Hines Global REIT, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, Attention: Ryan T. Sims, Chief Financial Officer and Secretary. For additional information, see the section in this proxy statement captioned “Stockholder Proposals for the 2019 Annual Meeting.”
Who can help answer my questions?
If you have questions about voting procedures, please call our proxy solicitor, Broadridge Investor Communications Solutions, Inc., at (833) 814-9452, or Hines Global REIT Investor Relations, at (888) 220-6121.
Where can I find more information?

Additional information about us can be obtained from the various sources described under “Available Information” in this proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements generally can be identified by the use of words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “foresee,” “looking ahead,” “is confident,” “should be,” “will,” “predicted,” “likely,” or similar words or phrases intended to identify information that is not historical in nature. These forward-looking statements include, among others, statements about the expected benefits of the Plan of Liquidation, the estimated range of distributions, the expected timing and completion of the Plan of Liquidation and the future business, performance and opportunities of the Company. These risks and uncertainties include, without limitation, the ability of the Company to obtain stockholder approvals required to consummate the Plan of Liquidation, the ability of the Company to find purchasers for its properties on reasonable terms; unanticipated difficulties or expenditures relating to the Plan of Liquidation; the response of tenants, business partners and competitors to the announcement of the Plan of Liquidation; legal proceedings that may be instituted against the Company and others related to the Plan of Liquidation; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the Company’s existing markets; risks associated with the availability and terms of financing and the ability to refinance indebtedness as it comes due; reductions in asset valuations and related impairment charges; risks associated with downturns in domestic and local economies, changes in interest rates and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Tax Code”), and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel of Hines or its affiliates whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the SEC, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this proxy statement. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.
Our stockholders are cautioned not to place undue reliance on any forward-looking statement in this proxy statement. All forward-looking statements are made as of the date of this proxy statement, and the risk that actual results will differ materially from the expectations expressed in this proxy statement may increase with the passage of time. In light of the significant uncertainties inherent in the forward-looking statements in this proxy statement, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this proxy statement will be achieved. Please see “Risk Factors” for a discussion of some of the risks and uncertainties that could cause actual results to differ materially from those presented in certain forward-looking statements.

RISK FACTORS
In deciding how to vote with respect to the approval of the Plan of Liquidation Proposal, you should carefully consider the following risk factors and all the other information contained in this proxy statement. Each of the risks described could result in a decrease in the proceeds ultimately distributed to you in connection with the Plan of Liquidation or otherwise with respect to your shares, or could adversely affect the timing of distributions.
Risks Related to the Liquidation of the Company
There can be no assurances concerning the prices at which our properties will be sold or the timing of such sales.
We cannot give any assurances as to the prices at which any of our properties ultimately will be sold, or the timing of such sales, including the disposition of the properties in the Logistics Portfolio. Real estate market values are constantly changing and fluctuate with changes in interest rates, availability of financing, changes in general economic conditions and real estate tax rates, competition in the real estate market, the availability of suitable buyers, the perceived quality, consistency and dependability of income flows from tenancies and a number of other local, regional and national factors. In addition, environmental contamination, potential major repairs which are not presently contemplated, increased operating costs or other unknown liabilities, including in connection with non-compliance with applicable laws, if any, at the Company’s properties may adversely impact the sales price of those assets. As a result, the actual prices at which we are able to sell our properties may be less than the amounts we have assumed for purposes of stating estimated liquidating distributions, which would result in the amount of such distributions being less than the amount stated in this proxy statement and the timing of the sales of our properties may not occur within the expected time frame. The amount available for distributions may also be reduced if the expenses we incur in selling our properties are greater than anticipated. In calculating our estimated range of liquidating distributions, we assumed that we will be able to find buyers for all of our assets at amounts based on our estimated range of market values for each property. However, for a variety of reasons, some of which are outside of our control, we may have overestimated the sales prices that we will ultimately be able to obtain for these assets. For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of the property’s market value. If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating distributions to our stockholders would be delayed or reduced. Furthermore, the estimated range of liquidating distributions as of April 23, 2018 is based upon: (i) the Board’s estimate of the range of proceeds to be received by the Company from the sale of the Company’s properties pursuant to the Plan of Liquidation and from the sale of the properties in the Logistics Portfolio, (ii) the amount of indebtedness owed on each property, including any estimated penalties that we expect to incur at the time of the disposition of such properties for early payment thereof and other indebtedness of the Company, (iii) the amount of cash on hand, including net proceeds from sales of the Company’s properties completed prior to the Board’s approval of the Plan of Liquidation, (iv) estimated cash flows to be generated by the continued operations of the Company during the liquidation process, and (v) the estimated expenses to be incurred in connection with the sale of each property and the winding down and dissolution of the Company.
If any of the parties to our sale agreements breach such agreements or default thereunder, or if the sales do not otherwise close, our liquidating distributions may be delayed or reduced.
We will seek to enter into binding sale agreements for our properties. The consummation of the potential sales will be subject to satisfaction of closing conditions. If any of the transactions contemplated by these sale agreements do not close because of a buyer breach or default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the assets which we may be unable to do promptly or at prices or on terms that are as favorable as the original sale agreement. We will also incur additional costs involved in locating a new buyer and negotiating a new sale agreement for the assets. These additional costs may exceed amounts included in our projections. In the event that we incur these additional costs, our liquidating payments to our stockholders could be delayed or reduced.

We cannot determine at this time the amount or timing of any liquidating distributions to our stockholders because there are many factors, some of which are outside of our control, which could affect our ability to make such liquidating distributions.
Although we have provided an estimated range of liquidating distributions, we cannot determine at this time when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such distributions. These determinations depend on a variety of factors, including, but not limited to, the length of time it takes to implement the Plan of Liquidation, which we estimate could take two years or more, the price and timing of transactions entered into in the future, the cost of operating the Company through the date of our final dissolution, general business and economic conditions, and other matters. In addition, before making the final liquidating distribution, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors. The Board may also decide to acquire one or more insurance policies covering unknown or contingent claims against us, for which we would pay a premium which has not yet been determined. The Board may also decide to provide for any unknown and outstanding liabilities and expenses, which may include the establishment of a reserve fund or transferring assets to a liquidating trust to pay contingent liabilities and ongoing expenses in an amount to be determined as information concerning such contingencies and expenses becomes available. The amount of transaction costs in the liquidation is not yet final, including prepayment penalties with respect to indebtedness on the properties, so we have used estimates of these costs in calculating the amounts of our projected liquidating distributions. To the extent that we have underestimated these costs in calculating our projections, our actual liquidating distributions may be lower than our estimated range. In addition, if the claims of our creditors are greater than what we have anticipated or if we decide to acquire one or more insurance policies covering unknown or contingent claims against us, our liquidating distributions may be delayed or reduced. Further, if a reserve fund is established or assets are transferred to a liquidating trust to pay contingent liabilities, payment of liquidating distributions to our stockholders may be delayed or reduced.
The sales of our assets pursuant to the Plan of Liquidation will not be subject to further stockholder approval.
While any transactions entered into between April 23, 2018 and the date of stockholder approval of the Plan of Liquidation Proposal will be subject to stockholder approval of the Plan of Liquidation Proposal, if our stockholders approve the Plan of Liquidation Proposal, our directors will have the authority to sell any and all of the Company’s assets on such terms and to such parties, including affiliated parties (subject to the terms of our Charter), as the Board determines appropriate, even if such terms are less favorable than those assumed for the purpose of estimating our range of liquidating distributions. Notably, our stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.
There can be no assurance that the liquidation will result in greater returns to you on your investment, within a reasonable period of time, than you would receive through other alternatives reasonably available to us.
If our stockholders approve the Plan of Liquidation Proposal and it is consummated, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. It is possible that continuing with the status quo or pursuing one or more other alternatives would result in greater returns on your investment. In that case, we will be foregoing those alternative opportunities if we implement the Plan of Liquidation. If the Plan of Liquidation Proposal is not approved by our stockholders, the Board may reconsider other strategic alternatives, including, but not limited to:

•	a sale or merger of the Company or similar business combination transaction involving the Company;

•	the sale of the Company’s real estate assets pursuant to a revised plan of liquidation;

•	the listing of the Company’s common stock on a national securities exchange, with or without a public equity offering;

•	the sale of a significant amount of equity in the Company to one or more third parties; or

•	the indefinite continuation of the Company as a going concern via the conversion of the Company to a perpetual life REIT with enhanced liquidity.
Even if you receive total liquidating distributions within the estimated range of $8.83 to $9.83 per share of the Company’s common stock, there can be no assurance regarding the total return you will realize.
Although we have provided an estimated range of total liquidating distributions of $8.83 to $9.83 per share of the Company’s common stock, there can be no assurances regarding the amounts of any liquidating distributions or the timing thereof. Your total return will depend on the amount you paid for your shares and the date on which you purchased such shares. Please consult with your financial advisor for more information about your potential total return.
The Board may amend or terminate the Plan of Liquidation even if you approve it, if it determines that doing so is in the best interest of the Company and our stockholders.
Even if our stockholders approve the Plan of Liquidation Proposal, at any time prior to the filing of the Articles of Dissolution, the Board may amend or terminate the Plan of Liquidation without further stockholder approval if it determines that doing so would be in the best interest of the Company and our stockholders. Thus, we may decide to conduct the liquidation differently than described in this proxy statement or not at all.
Certain of our directors, executive officers and affiliates have interests in the Plan of Liquidation.
In considering the Board’s recommendations that you vote “FOR” the approval of the Plan of Liquidation Proposal, you should be aware that certain of our directors, executive officers and affiliated entities have interests in the liquidation of the Company. The Board was aware of these interests and considered them in its decision to approve the Plan of Liquidation. See “Proposal One: Plan of Liquidation Proposal—Interests of the Company’s Directors, Executive Officers and Affiliated Entities in the Liquidation” beginning on page 48.
Lawsuits in connection with the Plan of Liquidation may be costly and may prevent the Plan of Liquidation from being consummated or from being consummated within the expected timeframe.
Our stockholders may file lawsuits challenging the Plan of Liquidation which may name the Company or the Board as defendants. As of the date of this proxy statement, no such lawsuits challenging the Plan of Liquidation were pending, or to our knowledge, threatened. However, if such a lawsuit is filed, we cannot assure you as to the outcome of any such lawsuits, including the amount of costs associated with defending any such claims or any other liabilities that may be incurred in connection with such claims. If any plaintiffs are successful in obtaining an injunction prohibiting us from consummating the Plan of Liquidation such an injunction may delay the Plan of Liquidation or prevent it from being completed. Whether or not any plaintiff’s claim is successful, this type of litigation often results in significant costs and diverts management’s attention and resources, which could adversely affect the operation of our business and reduce the funds available for liquidating distributions to our stockholders.
We may fail to continue to qualify as a REIT, which would reduce the amount of any potential distributions.
The estimated range of the liquidating distributions per share set forth in this proxy statement assumes that the Company will continue to qualify as a REIT under the Tax Code during the entire liquidation process and, therefore, no provision has been made for federal income taxes. So long as we qualify as a REIT and distribute all of our taxable income each year, we generally will not be subject to federal income tax. While the Board does not presently intend to terminate our REIT status prior to the final liquidating distribution of our assets and our dissolution, pursuant to the Plan of Liquidation, the Board may take actions that would result in such a loss of REIT status. To qualify as a REIT, we must satisfy various ongoing requirements relating to the nature of our gross assets and income, the timing and amount of distributions and the composition of our stockholders. There can be no assurance that the Company will be able to maintain its REIT qualification. We may encounter difficulties satisfying these requirements as part of the liquidation process. If we lose our REIT status, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes, including any applicable alternative minimum tax, at the corporate rate with respect to our entire income from operations and from liquidating sales of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years, and we would not be entitled to a tax deduction for distributions that we make. We would also be subject to increased state and local taxes. As a result of these consequences, our failure to qualify as a REIT could substantially reduce the funds available for distribution to our stockholders.
The sale of properties may cause us to incur penalty taxes, fail to maintain our REIT status, or own and sell properties through taxable REIT subsidiaries (“TRSs”), each of which would reduce the amount available for distribution to our stockholders.
The sale of one or more of our properties may be considered a prohibited transaction under the Tax Code. Any “inventory-like” sales or dealer sales could be considered such a prohibited transaction. If we are deemed to have engaged in a “prohibited transaction” (i.e., sale of a property held by us primarily for sale in the ordinary course of our trade or business), all net gain that we derive from such sale would be subject to a 100% penalty tax. The Tax Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) property sales by the REIT during the particular tax year satisfy at least one of the following thresholds: (a) seven sales in the current year; (b) sales in the current year that do not exceed 10% of the REIT’s assets as of the beginning of the year (as measured by either fair market value or tax basis); or (c) sales in the current year that do not exceed 20% of the REIT’s assets as of the beginning of the year, and sales over a three-year period do not exceed, on average, 10% per annum of the REIT’s assets, in each case as measured by either fair market value or tax basis. The sale of our properties in anticipation of or in connection with the Plan of Liquidation likely will not satisfy the above prohibited transaction safe harbor; however based upon the facts and circumstances of such sale transactions, we believe that such sales should nevertheless not be treated as prohibited transactions.
If we desire to sell a property pursuant to a transaction that does not satisfy the safe harbor, we may be able to avoid the prohibited transaction tax if we hold and sell the property through a TRS. In that case, any gain would be taxable to the TRS at regular corporate income tax rates. We may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based our own internal analysis, the opinion of counsel or the opinion of other tax advisors that the disposition will not be subject to the prohibited transaction tax. In cases where a property disposition is not effected through a TRS, the Internal Revenue Service could assert that the disposition constitutes a prohibited transaction. If such an assertion were successful, all of the net gain from the sale of the property will be payable as a tax which will have a negative impact on cash flow and the ability to make cash distributions.
As a REIT, the value of our ownership interests held in our TRSs may not exceed 20% of the value of all of our assets at the end of any calendar quarter. If the IRS were to determine that the value of our interests in all of our TRSs exceeded 20% of the value of our total assets at the end of any calendar quarter, then we could fail to qualify as a REIT. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the IRS may conclude that the value of our interests in our TRSs exceeds 20% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT. Additionally, as a REIT, generally no more than 25% of our gross income with respect to any year may be from sources other than real estate. Distributions paid to us from a TRS are considered to be non-real estate income. Therefore, we may fail to qualify as a REIT if distributions from all of the Company’s TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of the Company’s gross income with respect to such year.
Consequently, the amount available for distribution to our stockholders could be significantly reduced.

Distributing interests in a liquidating trust may cause you to recognize gain prior to the receipt of cash.
The REIT provisions of the Tax Code generally require that each year we distribute as dividends to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gains). Our liquidating distributions generally will not qualify as deductible dividends for this purpose unless, among other things, we make such distributions within 24 months after the adoption of the Plan of Liquidation. We believe that the adoption of the Plan of Liquidation will be properly treated as occurring upon its approval by our stockholders on the Effective Date. Although we anticipate that we will meet this timetable, conditions may arise which cause us not to be able to liquidate within such 24-month period. For instance, it may not be possible to sell our assets at acceptable prices during such period.
In addition, the IRS could assert that the adoption of the Plan of Liquidation effectively commenced prior to the Effective Date with the sale of, or agreement by us to sell, certain properties. If such an assertion were successful, we could be required to complete the Plan of Liquidation sooner than 24 months following the Effective Date, or otherwise distributions that we make pursuant to the Plan of Liquidation might not be deductible by us which might result in a loss by us of our tax qualification as a REIT or in our otherwise incurring income taxes.
In such event, rather than retain our assets and risk losing our status as a REIT, we may elect to contribute our remaining assets and liabilities to a liquidating trust and distribute interests in the liquidating trust to our stockholders in order to meet the 24-month requirement. We may also elect to transfer our remaining assets and liabilities to a liquidating trust within such 24-month period to avoid the costs of operating as a public company. Such a transfer would be treated as a distribution of our remaining assets to our stockholders, together with a contribution of the assets to the liquidating trust. As a result, a stockholder would recognize gain to the extent that his share of the cash and the net fair market value of any assets received by the liquidating trust was greater than the stockholder’s basis in his stock, notwithstanding that the stockholder would not contemporaneously receive a distribution of cash or any other assets with which to satisfy any resulting tax liability and the Company may have withholding tax obligations with respect to foreign stockholders. See “Material U.S. Federal Income Tax Consequences—Use of a Liquidating Trust”. In addition, it is possible that the fair market value of the assets received by the liquidating trust, as estimated for purposes of determining the extent of the stockholder’s gain at the time at which interests in the liquidating trust are distributed to the stockholders, will exceed the cash or fair market value of property received by the liquidating trust on a later sale of the assets. In this case, the stockholder could recognize a loss in a taxable year subsequent to the taxable year in which the gain was recognized, the deductibility of which may be limited under the Tax Code. The distribution to stockholders of interests in a liquidating trust may also cause ongoing adverse tax consequences (particularly to tax-exempt and foreign stockholders, which may be required to file U.S. tax returns with respect to their share of income generated by the liquidating trust).
Stockholders may be liable to our creditors for the amount received from us if our reserve fund or the assets transferred to a liquidating trust are inadequate.
If our stockholders approve the Plan of Liquidation Proposal, we intend to dispose of our assets, discharge our liabilities and distribute to our stockholders any remaining assets pursuant to the Plan of Liquidation as soon as practicable. In the event that it should not be feasible, in the opinion of the Board, for the Company to pay, or adequately provide for, all of our debts and liabilities, or if the Board shall determine it is advisable, the Board may establish a liquidating trust to which the Company could distribute in kind its unsold assets.
Any reserve fund or assets transferred to a liquidating trust established by us may not be adequate to cover any contingent expenses and liabilities. Under Maryland law, if we make distributions and fail to maintain an adequate reserve fund or fail to transfer adequate assets in a liquidating trust for payment of our contingent expenses and liabilities, each stockholder could be held liable for payment to our creditors of such amounts owed to creditors which we fail to pay. The liability of any stockholder would be limited to the amount of such liquidating distributions previously received by such stockholder from us or the liquidating trust. Accordingly, in such event, a stockholder could be required to return all such distributions received from the Company or the liquidating trust. If a stockholder has paid taxes on liquidating distributions previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. On March 31, 2018, the Company had outstanding liabilities of approximately $2.1 billion, of which approximately $1.9 billion consisted of loans secured by properties we own. Our obligations under these loans are expected to be paid off in full in connection with the sales of these properties. The remaining liabilities consist principally of $115.4 million related to accounts payable, accrued expenses and other liabilities for expenses incurred in the ordinary course of operating our business, amounts due to affiliates (approximately $6.5 million) and accrued distributions payable on the common shares (approximately $14.8 million). We may decide to establish a reserve fund or transfer assets to a liquidating trust to provide for any unknown or outstanding liabilities and expenses. If the stockholders approve the Plan of Liquidation Proposal, we will continuously monitor expenses and any other foreseeable liabilities the Company may incur in implementing the Plan of Liquidation to seek to ensure that an adequate reserve fund is maintained or adequate assets are transferred to a liquidating trust to discharge these liabilities in full.
Risks Related to the Business and Real Estate that May Reduce Proceeds Available for Distribution
Geographic concentration of our portfolio may make us particularly susceptible to adverse economic developments in the real estate markets of those areas.
In the event that we have a concentration of properties in, or real estate investments that invest in properties located in, a particular geographic area, our operating results and ability to make distributions are likely to be impacted by economic changes affecting the real estate markets in that area.  For example, based on our pro rata share of the estimated market value of the real estate investments in which we owned interests as of December 31, 2017, approximately 12% of our portfolio consists of properties located in London, England and 9% of our portfolio consists of our property in Seattle, Washington. Consequently, the amount available for distribution to our stockholders could be significantly reduced.
We operate in a competitive business, and many of our competitors have significant resources and operating flexibility, allowing them to compete effectively with us.
Numerous real estate companies that operate in the markets in which we operate, including other entities sponsored by Hines, compete with us in obtaining creditworthy tenants to occupy properties. Such competition could adversely affect our business. There are numerous real estate companies, real estate investment trusts and U.S. institutional and foreign investors that will compete with us in seeking tenants for properties. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may lower our occupancy rates and the rent we may charge tenants. In connection with implementing the Plan of Liquidation, we will be in competition with sellers of similar properties to locate suitable purchasers, which may result in us receiving lower proceeds from the disposal or result in us not being able to dispose of the property due to the lack of an acceptable return. Consequently, the amount available for distribution to our stockholders could be significantly reduced.
If we are unable to maintain the occupancy rates of currently leased space and lease currently available space, if tenants default under their leases or other obligations to us during the liquidation process or if our cash flow during the liquidation is otherwise less than we expect, our liquidating distributions may be delayed or reduced.
In calculating the estimated liquidating distributions, the Board assumed that we would maintain the occupancy rates of currently-leased space, that we would be able to rent certain currently available space and that we would not experience any significant tenant defaults during the liquidation process that were not subsequently cured. The inability of a single major tenant or a number of smaller tenants to meet their rental obligations would adversely affect our income. Tenants may have the right to terminate their leases upon the occurrence of certain customary events of default and, in other circumstances, may not renew their leases or, because of market conditions, may be able to renew their leases on terms that are less favorable to us than the terms of the current leases. The weakening of the financial condition of a significant tenant or a number of smaller tenants and vacancies caused by defaults of tenants or the expiration of leases, may adversely affect the liquidation.

Some of our properties are leased to a single or significant tenant and, accordingly, may be suited to the particular or unique needs of such tenant. We may have difficulty replacing such a tenant if the floor plan of the vacant space limits the types of businesses that can use the space without major renovation. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.
To the extent that we receive less rental income than we expect during the liquidation process, or have difficulty selling certain of our properties due to such reduced rental income, our liquidating distributions will be reduced.
The bankruptcy or insolvency of a major tenant may adversely impact our operations, our ability to pay liquidating distributions and the resale value of our properties.
The bankruptcy or insolvency of a significant tenant or a number of smaller tenants may cause the future rental income that we presently expect to receive to be reduced and may have an adverse impact on the resale value of our properties, which would reduce the amount of liquidating distributions we would be able to pay. Generally, under bankruptcy law, a debtor tenant has 120 days to exercise the option of assuming or rejecting the obligations under any unexpired lease for nonresidential real property, which period may be extended once by the bankruptcy court. If the tenant assumes its lease, the tenant must cure all defaults under the lease and may be required to provide adequate assurance of its future performance under the lease. If the tenant rejects the lease, we will have a claim against the tenant’s bankruptcy estate. Although rent owed for the period between filing for bankruptcy and rejection of the lease may be afforded administrative expense priority and paid in full, pre-bankruptcy arrears and amounts owed under the remaining term of the lease will be afforded general unsecured claim status (absent collateral securing the claim). Moreover, amounts owed under the remaining term of the lease will be capped. Other than equity and subordinated claims, general unsecured claims are the last claims paid in a bankruptcy and therefore funds may not be available to pay such claims in full. Consequently, the amount available to pay liquidating distributions to our stockholders could be significantly reduced.
Uninsured losses relating to real property may adversely impact the value of our portfolio.
We attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are types of losses, generally catastrophic in nature, which are uninsurable, are not economically insurable or are only insurable subject to limitations. Examples of such catastrophic events include acts of war or terrorism, earthquakes, floods, hurricanes and pollution or environmental matters. We may not have adequate coverage in the event we or our buildings suffer casualty losses. If we do not have adequate insurance coverage, the value of our assets will be reduced as the result of, and to the extent of, any such uninsured losses. Additionally, we may not have access to capital resources to repair or reconstruct any uninsured damage to a property. Consequently, the amount available for distribution to our stockholders could be significantly reduced.
Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.
If any of our properties has or develops mold, we may be required to undertake a costly program to remediate, contain or remove the mold. Mold growth may occur when moisture accumulates in buildings or on building materials. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. We may become liable to our tenants, their employees and others if property damage or health concerns arise. Consequently, the amount available for distribution to our stockholders could be significantly reduced.
Potential liability as the result of, and the cost of compliance with, environmental matters could adversely affect our operations.
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. While we have invested primarily in institutional-quality office properties, we also have made investments in properties historically used for industrial, manufacturing and commercial purposes. Some of these properties are more likely to contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. All of these operations create a potential for the release of petroleum products or other hazardous or toxic substances. Leasing properties to tenants that engage in industrial, manufacturing, and commercial activities will cause us to be subject to increased risk of liabilities under environmental laws and regulations. The presence of hazardous or toxic substances, which may include mold, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent such property as collateral for future borrowings and in which case the amount available for distribution to our stockholders could be significantly reduced.
Our costs associated with complying with the Americans with Disabilities Act (which we refer to in this proxy statement as the “ADA”) may affect cash available for distributions.
Our properties are generally expected to be subject to the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We have attempted to acquire properties that comply with the ADA or place the burden on the seller or other third-party, such as a tenant, to ensure compliance with the ADA. However, we may not be able to allocate responsibilities in this manner. If we cannot, our funds used for ADA compliance may affect cash available for distributions and reduce the amount of distributions to our stockholders.
Numerous factors may affect our ability to sell our properties and may reduce the proceeds on properties we sell.
The following factors may affect income from our properties, our ability to sell properties and yields from investments in properties and are generally outside of our control:

•	conditions in the financial markets and general economic conditions;

•	terrorist attacks and international instability;

•	natural disasters and acts of God;

•	the potential effects, if any, of climate change;

•	over-building;

•	adverse national, state or local changes in applicable tax, environmental or zoning laws; and

•	a taking of any of our properties by eminent domain.
Consequently, the amount available for distribution to our stockholders could be significantly reduced.
If the Company or the Operating Partnership is required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), the additional expenses and operational limitations associated with such registration may impair our ability to conduct our business as planned.
We do not expect to operate as an “investment company” under the Investment Company Act. However, the analysis relating to whether a company qualifies as an investment company can involve technical and complex rules and regulations. If we own assets that qualify as “investment securities” as such term is defined under the Investment Company Act, and the value of such assets exceeds 40% of the value of our total assets, we could be deemed to be an investment company. It is possible that many of our interests in real estate may be held through other entities, and some or all of these interests in other entities could be deemed to be investment securities.
If we held investment securities and the value of these securities exceeded 40% of the value of our total assets, we may be required to register as an investment company. Investment companies are subject to a variety of substantial requirements that could significantly impact our operations, and therefore we will not be subject to the requirements imposed on an investment company by such Act. The costs and expenses we would incur to register and operate as an investment company, as well as the limitations placed on our operations, could have a material adverse impact on our operations.
If we were required to register as an investment company, but failed to do so, we would be prohibited from engaging in our business, criminal and civil actions could be brought against us, some of our contracts might be unenforceable unless a court were to direct enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

OUR REAL ESTATE PROPERTIES
Our Properties
The following table provides summary information regarding the properties in which we owned interests in as of April 23, 2018.

Property (1)	Location	Investment Type	Date Acquired/ Net Purchase Price (in millions) (2)	Leasable Square Feet	Percent Leased(3)
Domestic Office Investments
250 Royall	Canton, Massachusetts	Office	9/2011; $57.0	185,171	100%
Campus at Marlborough	Marlborough, Massachusetts	Office	10/2011; $103.0	532,246	78%
9320 Excelsior	Hopkins, Minnesota	Office	12/2011; $69.5	254,915	100%
550 Terry Francois	San Francisco, California	Office	8/2012; $180.0	289,408	100%
Riverside Center	Boston, Massachusetts	Office	3/2013; $197.1	509,702	88%
The Campus at Playa Vista	Los Angeles, California	Office	5/2013; $216.6	324,955	99%
2300 Main	Irvine, California	Office	8/2013; $39.5	132,064	100%
55 M Street	Washington, D.C.	Office	12/2013; $140.9	267,915	95%
The Summit	Bellevue, Washington	Office	3/2015; $316.5	524,130	98%
Total for Domestic Office Investments				3,020,506	93%

Domestic Other Investments
Minneapolis Retail Center	Minneapolis, Minnesota	Retail	8/2012 & 12/2012; $130.6	401,397	98%
The Markets at Town Center	Jacksonville, Florida	Retail	7/2013; $135.0	317,477	98%
The Avenue at Murfreesboro	Nashville, Tennessee	Retail	8/2013; $163.0	766,934	89%
The Rim	San Antonio, Texas	Retail	2/2014, 4/2015, 12/2015, & 12/2016: $285.9	1,055,375	93%
WaterWall Place	Houston, Texas	Residential/Living	7/2014; $64.5	316,299	91%
Total for Domestic Other Investments				2,857,482	93%

International Office Investments
Gogolevsky 11	Moscow, Russia	Office	8/2011; $96.1	94,240	94%
100 Brookes St.	Brisbane, Australia	Office	7/2012; $67.6	105,636	100%
465 Victoria	Sydney, Australia	Office	2/2013; $90.8	169,472	76%
New City	Warsaw, Poland	Office	3/2013; $163.5	484,182	83%
825 Ann	Brisbane, Australia	Office	4/2013; $128.2	206,505	97%
Perspective Defense	Paris, France	Office	6/2013; $165.8	289,663	47%
25 Cabot Square	London, England	Office	3/2014; $371.7	455,712	59%
818 Bourke	Melbourne, Australia	Office	10/2014; $135.6	259,007	95%
Total for International Office Properties				2,064,417	76%

International Other Investments
FM Logistic	Moscow, Russia	Industrial	4/2011 $70.8	748,578	100%
Poland Logistics Portfolio	Poland (5)	Industrial	3/2012 & 10/2012; $157.2	2,365,225	92%
Fiege Mega Centre	Erfurt, Germany	Industrial	10/2013; $53.6	952,540	100%
Simon Hegele Logistics	Forchheim, Germany	Industrial	6/2014 & 1/2015; $78.9	615,555	100%
Harder Logistics Portfolio	Germany (6)	Industrial	4/2015 & 12/2015; $126.5	1,287,065	100%
Total for International Other Investments				5,968,963	97%
Total for All Investments				13,911,368	92	%(7)

(1)
On December 31, 2017, the Company effectively owned a 99.99% interest in the properties listed, with the exception of WaterWall Place, through the ownership interest in the Operating Partnership as its sole general partner. Affiliates of Hines owned the remaining 0.01% interest in the Operating Partnership. We own a 93% interest in WaterWall Place through our investment in the WaterWall Place JV.

(2)	For acquisitions denominated in a foreign currency, amounts have been translated at a rate based on the rate in effect on the acquisition date.

(3)	Percent leased data is presented as of December 31, 2017.

(4)
Construction has been completed for this residential/living development property. The estimated going-in capitalization rate is based on the projected revenues in excess of expenses once the property’s operations have stabilized divided by the construction cost of the property. The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, and the actual economic performance of the property for our period of ownership may differ materially from the amounts used in calculating the estimated going-in capitalization rate. These include assumptions concerning estimates of timing and rental rates related to leasing vacant space and assumptions that in-place tenants will continue to perform under their lease agreements during the 12 months following stabilization of the property.

(5)	The Poland Logistics Portfolio is comprised of five industrial parks located in Warsaw, Wroclaw and Upper Silesia, Poland.

(6)	The Harder Logistics Portfolio is comprised of three logistic buildings located in Nuremberg, Karlsdorf, and Duisburg, Germany.

(7)
This amount represents the percentage leased as of December 31, 2017 assuming we own a 100% interest in each of these properties. The percentage leased based on our effective ownership interest in each property is 92%.

THE ANNUAL MEETING
Time, Date and Place
The annual meeting will be held in the 2nd floor Conference Center of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056 at 9:00 a.m., local time, on July 17, 2018.
Proposals
At the annual meeting, holders of shares of our common stock on the record date will consider and vote upon (i) the Plan of Liquidation Proposal; (ii) the Adjournment Proposal; (iii) the Election of Directors Proposal; (iv) the Appointment of Independent Auditors Proposal; and (v) such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
Recommendations of the Board
The Board has unanimously approved each of the proposals and recommends that you vote “FOR” the Plan of Liquidation Proposal, “FOR” the Adjournment Proposal, “FOR” the Election of Directors Proposal and “FOR” the Appointment of Independent Auditors Proposal.
Required Vote
Plan of Liquidation Proposal. This proposal requires the affirmative vote of the holders of at least a majority of the shares of our common stock outstanding and entitled to vote thereon. Any shares not voted (whether by abstention, withholding authority, or broker non-vote) will have the effect of votes against the Plan of Liquidation Proposal.
Adjournment Proposal. This proposal requires the affirmative vote of a majority of the votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.
Election of Directors Proposal. There is no cumulative voting in the election of our directors. Each director is elected by the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the meeting. Any shares present but not voted (whether by abstention, withholding authority, or broker non-vote) will have the effect of votes against the election of nominees to the Board.
Appointment of Independent Auditors Proposal. This proposal requires the affirmative vote of a majority of the votes cast at the meeting. Any shares not voted (whether by abstention or otherwise) have no impact on the vote.
Approval by our stockholders of each of the proposals requires that a quorum be present at the meeting.
Quorum and Voting
The presence at the meeting, in person or represented by proxy, of the holders entitled to cast at least fifty percent (50%) of all of the votes entitled to be cast at the meeting constitutes a quorum. A quorum is necessary to transact business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast. If a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned to a later date.
Voting Rights
The Board has fixed the close of business on May 7, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Each holder of record of common stock is entitled to one vote for each share common stock held on each of the proposals. On the record date, [_____] million shares of our common stock were issued and outstanding and entitled to vote at the annual meeting.

Proxies
Voting by Internet—Stockholders may authorize a proxy to vote their shares electronically using the Internet at www.proxyvote.com/HGLR until 11:59 p.m. Eastern Standard Time on July 16, 2018. The Internet proxy authorization procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy to vote their shares of common stock and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when authorizing a proxy by the Internet.
Voting by Telephone—Stockholders may authorize a proxy to vote their shares by telephone by dialing toll-free (800) 690-6903 until 11:59 p.m. Eastern Standard Time on July 16, 2018. The touch-tone telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy to vote their shares of common stock and confirm that their instructions have been properly recorded. Stockholders should have their proxy card available when authorizing a proxy by telephone.
Voting by Mail—Stockholders may authorize a proxy to vote their shares by completing the attached proxy card and mailing it to us in the enclosed self-addressed postage-paid return envelope.
Unless contrary instructions are indicated, the votes entitled to be cast by holders of shares of common stock represented by valid proxies will be cast “FOR” the Plan of Liquidation Proposal, “FOR” the Adjournment Proposal, “FOR” the Election of Directors Proposal and “FOR” the Appointment of Independent Auditors Proposal. If a stockholder gives specific voting instructions, the votes entitled to be cast by the stockholder will be cast in accordance with such instructions. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their discretion on any other matters properly brought before the annual meeting or any postponement or adjournment thereof and discretionary authority to do so is included in the proxy.
The persons named as proxies are Sherri W. Schugart, our President and Chief Executive Officer, and Ryan T. Sims, our Chief Financial Officer and Secretary.
Your vote is very important. Please return your marked proxy card promptly so your shares of common stock can be represented, even if you plan to attend the annual meeting in person.
Shares Held in “Street Name”; Broker Non-Votes
If you hold your shares of common stock through a broker or nominee and wish to vote, you must follow the voting instructions provided to you by your broker or other nominee. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain the voting instruction card. Your vote is important to the success of the proposals.
Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Plan of Liquidation Proposal and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not vote those shares. This is referred to as a “broker non-vote”. Broker non-votes will be considered as “present” for purposes of determining a quorum. Broker non-votes will have the effect of a vote “AGAINST” the Plan of Liquidation Proposal and Election of Directors Proposal but will have no effect on the Adjournment Proposal. Because brokers have discretionary authority to vote for the Appointment of Independent Auditors Proposal, in the event they do not receive voting instructions from the beneficial owner of the shares, there will not be any broker non-votes with respect to that proposal.
Revocation of Proxies
Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy, by delivering a written notice of revocation to our Secretary, by executing and delivering a later-dated proxy or by attending the annual meeting and voting in person. If a stockholder’s shares are held in street name, the stockholder must contact its broker, bank or other nominee to change its vote.
Solicitation of Proxies; Expenses of Solicitation
This proxy statement is being provided to our stockholders in connection with the solicitation of proxies by the Board to be voted at the annual meeting and at any adjournments or postponements of the annual meeting. The Company will bear the costs of printing, filing and distributing this proxy statement and will pay the entire cost of soliciting proxies and holding the annual meeting. Additionally, the Company has engaged Broadridge Investor Communications Solutions, Inc. to assist in the distribution and solicitation of proxies for the Company’s annual meeting and will pay Broadridge Investor Communications Solutions, Inc. a fee of approximately $5,000 in addition to variable costs related to the solicitation of proxies as well as reimbursement of its out-of-pocket expenses, for these services.
The Company is making this solicitation by mail, but the Company’s directors and officers also may solicit by mail, telephone, facsimile, electronic transmission, personal interview or otherwise. Such directors and officers will not receive additional compensation for soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners.
Assistance
If you have any questions about the annual meeting or any of the proposals, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, you should contact our proxy solicitor, Broadridge Investor Communications Solutions, Inc. at (833) 814-9452, or Hines Global REIT Investor Relations at (888) 220-6121.

PROPOSAL ONE:
PLAN OF LIQUIDATION PROPOSAL
General
We are seeking stockholder approval of the Plan of Liquidation Proposal at the annual meeting. The Plan of Liquidation was approved by the Board on April 23, 2018, subject to stockholder approval. The following summary describes the material provisions of and information related to the Plan of Liquidation. This summary does not purport to be complete and may not contain all of the information about the Plan of Liquidation that is important to you. The Plan of Liquidation is attached hereto at Annex A and is incorporated by reference in this proxy statement. We encourage you to carefully read the Plan of Liquidation in its entirety for a more complete understanding of the Plan of Liquidation. By approving the Plan of Liquidation, our stockholders will be approving our dissolution under Section 3-403 of the MGCL.
Background of the Plan of Liquidation
We were formed as a Maryland corporation by Hines on December 10, 2008, primarily for the purpose of engaging in the business of owning interests in real estate, and have invested primarily for the purpose of investing in a diversified portfolio of quality commercial real estate properties and other real estate investments located throughout the United States and internationally. Since August 2009, we have raised approximately $3.1 billion through public offerings of shares of our common stock.
Our shares are illiquid and in the prospectuses for our public offerings, we disclosed that we intended to begin the process of considering our alternatives for the execution of a liquidity event between 2017 and 2019. As part of its consideration of possible liquidity events, the Board and the Company’s management (including the officers and other key personnel of Hines Global REIT Advisors LP (the “Advisor”), which we refer to in this proxy statement collectively as the “Company’s management”), with the assistance of various legal and financial advisors, periodically reviewed and evaluated various potential strategic alternatives with the goal of enhancing stockholder value, including by providing liquidity to our stockholders within a reasonable period of time.
On August 10, 2015, the Board discussed with the Company’s management that the Advisor had received unsolicited indications of interest from institutional investors with respect to the assets of the Company. As a result, the Board determined to discuss the adoption of a process to explore potential strategic alternatives to provide liquidity to our stockholders.
On August 18, 2015, the Board discussed the exploration of strategic alternatives with the Company’s management and legal advisors. It was determined that the potential strategic alternatives could include a sale of all or a portion of the Company and/or its assets to an affiliate of Hines. Given the possibility that the potential strategic alternatives could include such a transaction, the Board delegated the power and responsibility to analyze and recommend strategic alternatives to the Conflicts Committee of the Board, as a “Special Committee.” The Special Committee was comprised solely of the Company’s independent directors. The Special Committee was granted the authority by the Board to retain all legal, financial and other advisors that it deemed necessary or appropriate for the purposes of fulfilling its duties. The Board and the Special Committee determined that if it was established in the future that any strategic alternative to be pursued by the Company would not involve any affiliate of the Company or Hines, then the authority to consider strategic alternatives could be restored to the full Board.
On September 16, 2015, September 21, 2015, September 29, 2015, October 28, 2015 and December 16, 2015, the Special Committee met to interview multiple investment banks and ultimately engaged Lazard Frères & Co. LLC (“Lazard”) as its financial advisor, in connection with the consideration of strategic alternatives. Throughout this period, the Special Committee was advised by the legal advisor to the Conflicts Committee and the independent directors, Locke Lord LLP. Following the engagement of the financial advisor, the Special Committee also retained an additional law firm, Wachtell, Lipton, Rosen & Katz, to act as its legal advisor in connection with the consideration of strategic alternatives.
On January 7, 2016, the Special Committee received a non-binding expression of interest from Hines, on its own behalf and on behalf of one or more institutional equity investors, to acquire the outstanding capital stock of the Company.

The Special Committee met telephonically or in person approximately 15 times over the course of 2016, and consulted with its financial and legal advisors in connection with its consideration of potential strategic alternatives, including the non-binding expression of interest from Hines. Beginning in early 2016, Lazard contacted a number of other potential acquirors to market the Company and obtain indications of interest, and a confidential information memorandum and data room were made available to interested parties. On October 6, 2016, Hines informed the Special Committee that it was withdrawing its non-binding expression of interest. Subsequently, in late 2016, the Special Committee, after consultation with its financial and legal advisors, determined to suspend the sale process because it had not resulted in a transaction that would be in the best interests of the Company’s stockholders. At this time, the sale process concluded, although the Special Committee determined to retain authority to oversee the Company’s consideration of potential strategic alternatives in light of the possibility that an alternative involving an actual or potential conflict of interest could be proposed.
On December 14, 2016, the full Board met to discuss the Company’s strategic plans, including a review of various strategic alternatives. At that meeting, the Company’s management presented the Board with an update concerning the strategic alternatives then available to the Company, including (i) a sale or merger of the Company or similar business combination transaction involving the Company, (ii) the indefinite continuation of the Company as a going concern via the conversion of the Company to a perpetual life REIT with enhanced liquidity, or (iii) the adoption of a plan of liquidation and dissolution pursuant to which the Company would sell its assets individually or as part of one or more portfolio sales. At the conclusion of the meeting, the Board and the Company’s management determined that the Board would reconvene in early 2017 to further discuss the strategic alternatives then available to the Company.
On March 23, 2017, the full Board met to further discuss the Special Committee’s review and consideration of various strategic alternatives during the prior months and how it had not resulted in the Special Committee’s determination to pursue any particular transaction. At that meeting, the Company’s management presented the Board with an update concerning the strategic alternatives then available to the Company, including (i) a listing of the Company’s common stock on a national securities exchange, with or without a public equity offering, (ii) a sale or merger of the Company or similar business combination transaction involving the Company, (iii) the indefinite continuation of the Company as a going concern via the conversion of the Company to a perpetual life REIT with enhanced liquidity, or (iv) the adoption of a plan of liquidation and dissolution pursuant to which the Company would sell its assets individually or as part of one or more portfolio sales. During the meeting, upon the recommendation of the Company’s management and following lengthy discussion, the Board determined that the Company should continue to pursue strategic asset dispositions with the goal of maximizing value as the Board continued to consider strategic alternatives to provide liquidity to the Company’s stockholders.
On April 7, 2017, the Special Committee determined, in light of the fact that the proposed course of action did not present a conflict of interest at that time, the review of strategic alternatives should thereafter be undertaken by the entire Board, provided that the Special Committee would monitor the process, including considering any potential conflicts of interest that might arise.
On May 10, 2017, the Special Committee formally delegated authority with respect to the consideration and evaluation of potential strategic alternatives back to the full Board.

Throughout 2017, the Board met several times to discuss the Company’s portfolio and operations, including opportunities for strategic asset dispositions. During 2017, with the authorization of the Board, the Company disposed of approximately $998 million in assets (based on the gross sales price of such assets), including its interests in the following real property investments (in millions):

Property	Date Sold(1)	Sales Price
The Brindleyplace Project	2/2017	$325.1
Aviva Coral Gables	6/2017	$100.0
Southpark	6/2017	$41.1
Mercedes Benz Bank	7/2017	$133.2
Hock Plaza	12/2017	$141.9
Fifty South Sixth	12/2017	$258.5
_____________

(1)	The Board authorized the sale of the Brindleyplace Project in 2016 and authorized the sale of all other properties listed in the table during 2017.

In addition, on December 13, 2017, the Board approved the sale of One Westferry Circus, an office building located in London, England and the Company completed the sale of One Westferry Circus on April 12, 2018 for a sales price of £108.6 million (approximately $153.5 million assuming a foreign currency exchange rate of $1.42 per GBP on the date of sale).
During the Board meeting on December 13, 2017, the Company’s management presented the Board with an update on the Company, its real estate portfolio and potential strategic alternatives then available to the Company. In addition, at that meeting, the Board authorized the declaration by the Company of the $1.05 per share Special Distribution to all stockholders of record as of December 30, 2017, which was funded in part from the net proceeds received from the strategic disposition of six assets during 2017. The distribution was designated by the Company as a Special Distribution which represented a return of a portion of the stockholders’ invested capital and, as such, reduced their remaining investment in the Company. The Special Distribution was paid to stockholders in mid-January 2018.
In addition to the Special Distribution, the Board authorized monthly distributions aggregating $0.325 per share for the six months ending June 30, 2018. The Board designated an aggregate of $0.12 per share of these distributions as the Return of Invested Capital Distributions (such designation is not indicative of the characterization of these distributions for income tax purposes). The Return of Invested Capital Distributions have been paid or will be paid to stockholders of record as of monthly record dates on the first business day of the month following the month to which the distributions relate.
On February 26, 2018, the Board reviewed with the Company’s management the potential marketing and sale of the properties in the Logistics Portfolio, determined that it was advisable and in the best interests of the Company to sell the properties in the Logistics Portfolio, and authorized the Company’s management to market the portfolio for sale.
At the March 26, 2018 meeting of the Board, the Company’s management presented the Board with an update to the strategic alternatives presentation that had been presented to the Board in December 2017. At that meeting, the Company’s management presented the Board with an update concerning the strategic alternatives then available to the Company, including (i) a listing of the Company’s common stock on a national securities exchange, with or without a public equity offering, (ii) a sale or merger of the Company or similar business combination transaction involving the Company, (iii) the indefinite continuation of the Company as a going concern via the conversion of the Company to a perpetual life REIT with enhanced liquidity, or (iv) the adoption of a plan of liquidation and dissolution pursuant to which the Company would sell its assets. The Company’s management presented the Board with its assessment of the advantages and challenges presented by each of the alternatives, and informed the Board that management was recommending that the Board consider moving forward with the pursuit of a plan of liquidation and dissolution, as the Company’s management believes that a componentized sale of all or substantially all of the Company’s assets is the most optimal of the strategic alternatives available to the Company. The Company’s management recommended that the Board authorize the Company to engage Stanger to deliver an opinion regarding the reasonableness, from a financial point of view, of the Board’s estimated range of liquidating distributions, should the Board determine to approve the Plan of Liquidation. Following a lengthy discussion by the Board, the Board authorized the Company’s management to further explore the Plan of Liquidation and to retain Stanger as its financial advisor.
On April 23, 2018, the Board carefully reviewed and considered the terms and conditions of the Plan of Liquidation, the estimated range of aggregate liquidating distributions per share of the Company’s common stock to be paid to the Company’s stockholders in connection with the successful implementation of the Plan of Liquidation and the opinion rendered by Stanger to the Board as to the reasonableness, from a financial point of view, of the Company’s estimated range of liquidating distributions per share, and the transactions contemplated by the Plan of Liquidation, as well as the other alternatives described in this proxy statement. Following a lengthy discussion, on April 23, 2018, the Board approved the Plan of Liquidation, subject to stockholder approval. Based upon the factors discussed more thoroughly below under the heading “Reasons for the Liquidation Proposal; Recommendation of the Board,” the Board concluded that a planned liquidation and dissolution, including the sale of all or substantially all of the Company’s assets pursuant to the Plan of Liquidation, is more likely to enhance stockholder value and provide liquidity to the Company’s stockholders than other strategic alternatives available to the Company at this time. Accordingly, the Board approved the sale of all or substantially all of our assets and our dissolution pursuant to the terms of the Plan of Liquidation, pending your approval. The Board unanimously recommends that you vote “FOR” the Plan of Liquidation Proposal.
Assessment of Strategic Alternatives
The decision of the Board to seek your approval for the Plan of Liquidation followed a lengthy process in which the Board considered different strategic alternatives in addition to the adoption of the Plan of Liquidation, as described above.
The Board considered a listing of our common stock on a national securities exchange, with or without a public equity offering. However the Board concluded that it would not be worthwhile to devote meaningful time or resources to evaluating a possible listing of our common stock on a national securities exchange. In reaching this conclusion, the Board considered a number of factors, including:

•	Publicly traded REITs have been trading at a significant discount from their net asset value (“NAV”) or the intrinsic value of their underlying real estate assets.

•	Diversified portfolios (by asset type and geographically) generally are viewed unfavorably by the publicly traded REIT market.

•
There is a strong investor preference for internalized management at publicly traded REITs. Given this preference, the Company’s continued external management by the Advisor could cause the Company to trade at a discount to the NAV or the intrinsic value of the Company’s real estate assets.

The Board also considered a sale or merger of the Company or similar business combination transaction involving the Company and determined that such a transaction was not reasonably likely to enhance stockholder value to a greater extent at this time than a planned liquidation pursuant to the Plan of Liquidation. Among the factors the Board considered in reaching this determination were the following:

•	The process overseen by the Special Committee between 2015 and the end of 2016 did not result in a viable transaction determined to be in the Company’s best interests.

•	The Board has not received an offer since that time that would have been more likely to enhance stockholder value at this time than a planned liquidation pursuant to the Plan of Liquidation.

•	Due to the significant size and diversification of the Company’s portfolio (by asset type and geographically) the Board believes the pool of potential buyers is limited.

•
In order to complete a transaction, the potential buyer would have to be of a substantial size, given the Company’s large, diversified portfolio. Such buyers generally have the ability to diversify their portfolios through targeted investments and therefore may not attribute significant value to the level of diversification in our portfolio.

•
The sale of the entire Company in one transaction may inhibit the ability to dispose of assets strategically over time for optimal alignment with particular geographic or asset class cycles as well as asset-specific circumstances.

The Board also evaluated and considered various factors in determining that the indefinite continuation of the Company as an independent entity and going concern via conversion of the Company to a perpetual life REIT with enhanced liquidity was not reasonably likely to enhance stockholder value and provide liquidity to the Company’s stockholders to a greater extent at this time than a planned liquidation pursuant to the Plan of Liquidation. In particular, the Board noted that:

•
The conversion to a perpetual life REIT would be a significant and potentially unwelcome change for the Company’s stockholders who had invested when the Company stated it intended to begin the process of considering its alternatives for the execution of a liquidity event between 2017 and 2019.

•
It would be difficult to provide enhanced liquidity and meet redemption demands immediately without selling a substantial portion of our real property portfolio, and the number of redemption requests received by the Company from stockholders during the last several quarters indicates that there is significant demand for redemption. If we sold a substantial portion of our real property portfolio, then our remaining portfolio would be required to cover the costs of operating the Company. The reduction in cash flow from operating activities would likely adversely affect our ability to continue to pay out monthly distributions to our stockholders. As a result, we might need to decrease our monthly distribution rate or we might need to suspend payment of monthly distributions because our portfolio might not generate sufficient cash flow to pay such distributions.

•
It would likely be difficult to raise additional capital through the retail broker dealer distribution channel upon which the Company historically relied to distribute its public offerings, given the changes described above and the potentially adverse reaction to such changes by the Company’s stockholders who are clients of those retail broker dealers.

•
Based on the current commercial real estate market, any new real property investments that we would make would likely be at lower yields than our current real property investments. In addition, in order to provide enhanced liquidity under our share redemption program for an indefinite period, we would need to dedicate a portion of our portfolio to investments in liquid securities, which typically have lower yields than investments in real property. As a result, we might need to decrease our monthly distribution rate or we might need to suspend payment of monthly distributions because our portfolio might not generate sufficient cash flow to pay such distributions.

•
The fixed costs associated with managing a public REIT for an indefinite period, including, but not limited to, the cost of preparing financial statements required under applicable regulations and contractual undertakings and all reports, documents and filings required under the Exchange Act, or other federal or state laws for the general maintenance of our status as a REIT, under the applicable provisions of the Tax Code, or otherwise, are significant and will reduce the amount of cash available for distributions to our stockholders.

•	The costs associated with maintaining our real estate properties and making capital improvements for an indefinite period are significant.
Reasons for the Plan of Liquidation Proposal; Recommendation of the Board
In evaluating the Plan of Liquidation and in determining that the Plan of Liquidation is advisable and in our best interest and the best interest of our stockholders, the Board consulted with the Company’s management and legal and financial advisors. Moreover, the Board considered a number of factors, including the following factors, which the Board viewed as supporting its decision to approve the Plan of Liquidation and to recommend approval of the Plan of Liquidation Proposal to our stockholders:

•
the Board’s consideration of strategic alternatives for the Company, as described above, and the Board’s belief that, as of April 23, 2018, none of the strategic alternatives available to the Company were reasonably likely to enhance stockholder value and provide liquidity to our stockholders, with comparable certainty, more than the Plan of Liquidation;

•
the current favorable conditions for sale transactions in the commercial real estate market, which in the Board’s view makes a liquidation of the Company desirable at this time, including, among others, the historically low cost of debt, low capitalization rates and desirability of the locations of our properties;

•
the Plan of Liquidation provides us with the ability to dispose of assets strategically over time, given that different markets will be at various points in the real estate cycle at different times, providing the opportunity for optimal alignment with particular geographic or asset class cycles and asset-specific circumstances;

•
the approval and adoption of the Plan of Liquidation does not preclude us from completing a sale or merger of the Company or a similar business combination transaction, before or after there have been one or more dispositions of assets pursuant to the Plan of Liquidation, provided that the Board determines such a transaction to be in the Company’s best interests;

•
the liquidity that the Plan of Liquidation will provide our stockholders, particularly in light of the fact that the Company’s common stock is not listed on a national securities exchange and the significant restrictions associated with the Company’s share redemption program;

•
the Board’s expectation that all liquidating distributions will be paid in cash at a value that is expected to be not less than $8.83 per share of the Company’s common stock and that when all liquidating distributions are combined with the Special Distribution and the Return of Invested Capital Distributions, total distributions to stockholders will not be less than $10.00 per share of the Company’s common stock;

•
the fact that the Plan of Liquidation Proposal is subject to approval by the Company’s stockholders and allows stockholders to have a direct vote on whether they concur with the proposal as a favorable outcome for the Company and its stockholders;

•
the financial presentation and opinion, dated April 20, 2018, of Stanger to the Board as to the reasonableness, from a financial point of view and as of such date, of the Company’s estimated range of liquidating distributions per share in connection with the Plan of Liquidation, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as further described below under the caption “—Opinion of Financial Advisor”;

•	the avoidance of market-dictated discounts that we might have incurred through the sale of the Company in its entirety, either through a merger or significant portfolio sale;

•
the significant risks and uncertainties of continuing as an independent company, including the costs of continuing to operate as a public REIT while owning a smaller portfolio given our previous dispositions;

•
the uncertainty, in the absence of a Plan of Liquidation, of whether asset sales will trigger penalty taxes (which are imposed on transactions that are considered to be dealer sales to customers in the ordinary course of business) (see “—Material U.S. Federal Income Tax Consequences”); and

•
the potential tax benefits to our U.S. stockholders (because distributions received by U.S. stockholders pursuant to the Plan of Liquidation are treated first as return of the tax basis in the stockholder’s shares, with any excess treated as capital gain, while distributions that are not pursuant to the Plan of Liquidation are includable in the U.S. stockholder’s taxable income to the extent that the Company has current or accumulated earnings and profits).

In addition to the risk factors noted above under “Risk Factors,” the Board also considered a number of potentially negative factors in their deliberations concerning the approval of the Plan of Liquidation Proposal, including the following factors:

•
there can be no assurance that the Company will be successful in disposing of its assets for values equal to or exceeding $8.83 per share of the Company’s common stock or that the dispositions will occur as expected;

•
the fact that the Plan of Liquidation may result in more than one liquidating distribution to our stockholders, whereas certain of the other strategic alternatives considered by the Board would provide liquidity to stockholders in one payment;

•
the risk that interest rates, the availability of financing, general economic conditions, real estate tax rates, competition in the real estate market, the availability of suitable buyers and other conditions could change during the period under which we implement the Plan of Liquidation, which could have a material effect on the ultimate amount or timing of proceeds received by our stockholders;

•
the fact that future sale transactions entered into by the Company might not be consummated in a timely manner or at all, due to a failure of certain conditions precedent to such consummation and the potential inability of the Company to consummate another transaction or transactions for the sale of its assets on the same or similar financial terms if the sales of its assets are not consummated, which could reduce the amount and delay the timing of liquidating distributions;

•
as compared to the sale of the entire Company in one transaction, the liquidation process will involve multiple asset sales and a longer and less certain process and will require the Company to incur potentially larger administrative and other costs;

•
the anticipated expenses and potential for unforeseen expenses that will or may be incurred in connection with the sale of our assets and the continued operation of the Company, which could reduce the amount of liquidating distributions;

•
the fact that, following the consummation of the Plan of Liquidation, the Company will no longer exist as a public company and our existing stockholders will not have the opportunity to participate in potential future earnings or growth opportunities;

•	the fact that, under Maryland law, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the Plan of Liquidation;

•
the fact that certain of our directors, executive officers and affiliated entities have interests in the Plan of Liquidation (see “—Interests of the Company’s Directors, Executive Officers and Affiliated Entities in the Liquidation”);

•	the fact that the announcement and consummation of the Plan of Liquidation may have an adverse impact on our existing and prospective business relationships with tenants and other third parties;

•
depending on the tax basis in their shares, U.S. stockholders may recognize taxable gain in connection with the Plan of Liquidation, and non-U.S. stockholders may recognize taxable gain and incur U.S. withholding taxes regardless of their tax basis in their shares; and

•
the fact that the Board may determine to transfer unsold assets to a liquidating trust and distribute interests in the liquidating trust to our stockholders, which may cause stockholders to recognize taxable gain without a corresponding distribution of cash at the time of such distribution and may also cause ongoing adverse tax consequences (particularly to tax-exempt and non-U.S. stockholders, which may be required to file U.S. tax returns with respect to their share of income generated by the liquidating trust).

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its decision to adopt the Plan of Liquidation, the Board did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. The Board did not reach any specific conclusion with respect to any of the factors or reasons considered.
The above factors are not presented in any order of priority. The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Overview of Liquidation
You are being asked to approve the Company’s proposed Plan of Liquidation, including the sale of all or substantially all of the Company’s assets and the dissolution of the Company pursuant thereto.
The Board has unanimously approved the Plan of Liquidation Proposal and recommends that you vote “FOR” the approval of the Plan of Liquidation Proposal.
The following summary is qualified in its entirety by reference to the Plan of Liquidation, which is attached as Appendix A to this proxy statement and is incorporated in this document by reference.
The key provisions of the Plan of Liquidation provide, in part, that:

•	after the Effective Date, we will sell all or substantially all of our assets, be liquidated and dissolved and all net proceeds of such liquidation will be distributed to our stockholders;

•
we will pay or provide for our liabilities and expenses, which may include establishing a reserve fund or transferring of assets to a liquidating trust to provide for payment of any existing debts and obligations of the Company and its subsidiaries, including, but not limited to, known liabilities, liquidating expenses and estimated, unascertained or contingent liabilities and expenses;

•
we will use commercially reasonable efforts to cause the final liquidating distribution to be made no later than the second anniversary of the Effective Date, which may consist of a transfer of any assets not otherwise sold or distributed, including any reserve fund or other cash on hand, to a liquidating trust; and

•	at any time prior to the filing of Articles of Dissolution with the SDAT, the Board may modify, amend or terminate the plan without further action by the Company’s stockholders.
Pursuant to the Plan of Liquidation and in accordance with the applicable provisions of law, the Company’s officers are authorized:

•
to wind up the Company’s affairs, collect its receivables and pay or provide for its liabilities, debts and obligations (including, but not limited to, known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, and including, but not limited to, assets and liabilities held through the Operating Partnership and other subsidiaries of the Company);

•	to sell or exchange any or all of our property at public or private sale;

•	to prosecute, settle or compromise all claims or actions involving the Company;

•
to declare and pay liquidating distributions in cash, in kind or both to the stockholders (one or more of which distributions may be in the form of beneficial interests in a liquidating trust) at such time or times as they may determine;

•	to cancel all outstanding shares of the Company’s common stock upon the dissolution of the Company;

•
to execute for the Company or on its behalf all contracts of sale, deeds, assignments, notices and other documents as may be necessary, desirable or convenient in connection with the liquidation and dissolution of the Company;

•	to execute for the Company or on its behalf any forms and documents required by law, including, but not limited to, tax returns;

•	to pay all costs, fees and expenses, taxes and other liabilities incurred by the Company and/or its officers in carrying out the liquidation and dissolution of the Company;

•	to do all other things reasonably necessary or advisable to complete the liquidation and dissolution of the Company; and

•
to file Articles of Dissolution with the SDAT upon assignment and conveyance of the assets of the Company, in complete liquidation of the Company and the taking of all actions required under Maryland law.

Implementation of the Plan of Liquidation and Other Asset Sales
As noted above, on February 26, 2018, the Board determined that it was advisable and in the Company’s best interests to sell the properties in the Logistics Portfolio. The sale of the properties in the Logistics Portfolio is not conditioned upon stockholder approval of the Plan of Liquidation Proposal. We intend to complete the sale of the properties in the Logistics Portfolio whether or not our stockholders approve the Plan of Liquidation Proposal.
If the Plan of Liquidation Proposal is approved by our stockholders, any remaining proceeds from the properties that have been sold prior to the Board’s approval of the Plan of Liquidation and proceeds from the sale of the properties in the Logistics Portfolio will be included in the liquidating distributions to be made to the stockholders of the Company. If the Plan of Liquidation Proposal is not approved, the Company intends to evaluate all of its options with respect to any sale proceeds received from the sale of those properties. Such options may include, without limitation, the distribution of such proceeds to our stockholders, the reinvestment of such proceeds in real estate investments or the use of such proceeds for other corporate purposes.
With the exception of the properties in the Logistics Portfolio, the completion of any asset sales pursuant to contracts entered into on or after April 23, 2018, will be subject to stockholder approval of the Plan of Liquidation Proposal; provided, that, in the event that the Plan of Liquidation Proposal is not approved by our stockholders, we will continue to operate its business in the ordinary course, including, without limitation, selling one or more properties from time to time to the extent deemed by the Board to be in the best interest of the Company and its stockholders.. Stockholder approval of the Plan of Liquidation Proposal gives to the Board the power to direct the sale of (or, in certain cases, otherwise dispose of) all of our assets on such terms and in such manner as determined by the Board in its discretion. The prices at which we may be able to sell those assets will depend on factors that in many cases will be beyond our control and may not be as high as the prices that could be obtained if the Company were not in liquidation. Approval of the Plan of Liquidation Proposal will constitute approval of all sales or other dispositions of our assets pursuant to the Plan of Liquidation. We will not be required to obtain any further stockholder approval with respect to specific terms of any particular sales or other dispositions of assets approved by the Board.

Amount and Timing of Distributions to our Stockholders as a Result of the Liquidation
We currently anticipate making one or more liquidating distributions to our stockholders and expect the final liquidating distribution to be made on or before a date that is within 24 months after stockholder approval of the Plan of Liquidation Proposal.
The Board estimates that if the Plan of Liquidation is approved by our stockholders and we are able to successfully implement the Plan of Liquidation, then after the sale of all or substantially all of the Company’s assets and the payment of all of the Company’s outstanding liabilities, we will have made total distributions to our stockholders of approximately $10.00 to $11.00 per share of the Company’s common stock, comprised of three components: (i) the Special Distribution; (ii) the Return of Invested Capital Distributions (which together with the Special Distribution equal an aggregate of $1.17 per share of the Company’s common stock); and (iii) the range of liquidating distributions to be made pursuant to the Plan of Liquidation of $8.83 to $9.83 per share of the Company’s common stock, estimated by the Board as of April 23, 2018. Although we have provided an estimated range of liquidating distributions, we cannot determine at this time when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such distributions. See “Risk Factors—Risks Related to the Liquidation of the Company” beginning on page 16.
The estimated range of liquidating distributions of $8.83 to $9.83 per share of the Company’s common stock has been determined by the Board as of April 23, 2018 as follows:

•
The Board included in the estimated range of proceeds to be received by the Company from the sale of the Company’s properties pursuant to the Plan of Liquidation and from the sale of the properties in the Logistics Portfolio.

•
The Board deducted the amount of indebtedness owed on each property, including any estimated penalties that we expect to incur at the time of the disposition of such properties for early payment thereof and other indebtedness of the Company.

•	The Board included the amount of cash on hand, including net proceeds from sales of the Company’s properties completed prior to the Board’s approval of the Plan of Liquidation.

•	The Board included the estimated cash flows to be generated by the continued operations of the Company during the liquidation process.

•	The Board deducted the estimated expenses to be incurred in connection with the sale of each property and the winding down and dissolution of the Company.
These estimates are based upon market, economic, financial and other circumstances and conditions existing as of the date of this proxy statement, and any changes in such circumstances and conditions during the period under which we implement the Plan of Liquidation could have a material effect on the ultimate amount of proceeds received by stockholders.
The Plan of Liquidation gives the Board the authority, in its discretion, to determine how best to provide for any unknown or contingent liabilities consistent with Maryland law. The Board may authorize us to obtain insurance policies to cover such costs and/or to establish a reserve fund or transfer assets to a liquidating trust out of which to pay such costs. If a reserve fund is established, we would expect a final liquidating distribution to be made once the manager of the fund determines that no further claims are likely to be made upon the fund. Such a determination could be made, for example, upon the expiration of the time periods specified in the statutes of limitations applicable to the type of claims that may be made against the fund. If such a reserve fund is created, the final payout of the fund’s assets remaining after payment of claims against the fund to our stockholders may not occur for three or more years following the filing of our Articles of Dissolution, and may be made through a liquidating trust (as described below under “—Liquidating Trust”).
Although we have provided an estimated range of liquidating distributions, no assurance can be given as to when, or potentially whether, we will be able to make any liquidating distributions to our stockholders or the amount of any such distributions. These determinations depend on a variety of factors, including, but not limited to, whether and when the sales of our properties close, the price and timing of other transactions entered into in the future, the cost of operating the Company through the date of our final dissolution, general business and economic conditions, and other matters. The actual amounts and times of payment of the liquidating distributions will be determined by the Board in its sole discretion. See “Risk Factors—Risks Related to the Liquidation of the Company.”
Liquidating Trust
If all of our assets are not sold or distributed or our liabilities are not paid within 24 months after the approval of the Plan of Liquidation Proposal by our stockholders, we may transfer any remaining assets, including any reserve fund or other cash on hand, and liabilities, to a liquidating trust and distribute interests in the liquidating trust to our stockholders. The creation of a liquidating trust may be necessary to avoid losing our status as a REIT if we fail to complete our Plan of Liquidation within the 24-month period following adoption of the Plan of Liquidation Proposal. We may also create a liquidating trust and distribute the interests in the liquidating trust to our stockholders prior to that time in order to avoid the costs of operating as a public company, or if the Board determines that it is otherwise advantageous or appropriate to do so. If we establish a liquidating trust, we would distribute to our stockholders at that time beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. The purpose of the liquidating trust that we may establish will be to liquidate any remaining assets on terms satisfactory to the liquidating trustees and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied. Approval of the Plan of Liquidation Proposal will constitute the approval by our stockholders of the establishment of a liquidating trust, the Board’s appointment of one or more individuals, who may or may not be former members of the Board or officers, or corporate persons to act as trustee or trustees and the terms of any declaration of trust adopted by the Board. We expect that interests in the liquidating trust will not be freely transferable. Therefore, the recipients of interests in the liquidating trust will not realize any value from these interests unless and until the liquidating trust distributes cash or other assets to them, which will be solely in the discretion of the trustees. There may be certain adverse tax consequences to our stockholders of receiving and owning interests in a liquidating trust as described below under “Material U.S. Federal Income Tax Consequences.”
Any plan to transfer assets to a liquidating trust is only a contingency plan. Therefore, the Board has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by the Board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.
Dissolution
The Plan of Liquidation authorizes the Board and our officers, when appropriate, to file Articles of Dissolution with the SDAT and to take any other appropriate and necessary action to dissolve the Company under Maryland law.
Common Stock; Reporting Requirements
Following filing our Articles of Dissolution with the SDAT, we currently intend to take necessary steps to cause our common stock to cease to be registered under the Exchange Act. Once our common stock ceases to be so registered, the Company will no longer be subject to the periodic reporting and other requirements imposed under the Exchange Act. We currently intend to close our stock transfer books on the dissolution date and at such time cease recording stock transfers.
Regulatory Matters
Other than in connection with the filing of this proxy statement with the SEC, the deregistration of the Company’s common stock under the Exchange Act and any requirements under Maryland law, the Company is not aware of any regulatory or governmental requirements that must be complied with or regulatory or governmental approvals that must be obtained in connection with the Plan of Liquidation.

Appraisal or Dissenters’ Rights
Pursuant to Maryland law and our Charter, stockholders are not entitled to appraisal or dissenters rights (or rights of an objecting stockholder) in connection with the Plan of Liquidation.
Opinion of Financial Advisor
In connection with the Board’s approval of the Plan of Liquidation, Robert A. Stanger & Co., Inc. (which we refer to in this proxy statement as “Stanger”), an independent financial advisory and investment banking firm with substantial real estate, real estate investment trust and partnership transaction experience, rendered an opinion, dated April 20, 2018, to the Board as to the reasonableness, from a financial point of view, of the Company’s estimated range of liquidating distributions per share of the Company’s common stock to be paid to the Company’s stockholders in connection with the successful implementation of the Plan of Liquidation. The full text of Stanger’s written opinion is attached as Appendix B to this proxy statement and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Stanger in rendering its opinion. Stanger’s opinion did not address the merits of the underlying decision by the Board to approve the Plan of Liquidation or related documents or the relative merits of any related transactions compared with other business strategies or transactions available or that have been or might be considered by the Company or the Board or in which the Company might engage. Stanger’s advisory services and opinion were provided for the information and assistance of the Board in connection with its consideration of the Plan of Liquidation and the opinion does not constitute a recommendation as to how any holder of the Company’s common stock should vote with respect to the Plan of Liquidation Proposal or any other matter. The material assumptions and qualifications to the opinion are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by Stanger in rendering its opinion. Arriving at an opinion of reasonableness is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.
Although we advised Stanger that certain assumptions were appropriate in our view, we imposed no conditions or limitations on the scope of the investigation by Stanger or on the methods and procedures to be followed by Stanger in rendering its opinion. The fees and expenses of Stanger will be treated as a transaction expense and will be borne by us. In addition, as noted below, we have agreed to indemnify Stanger against certain liabilities.
Qualifications to Opinion. In connection with rendering the opinion, Stanger was not engaged to and, therefore, did not: (i) appraise us or the Operating Partnership or the Operating Partnership’s assets and liabilities; (ii) select the method of determining the type or amount of consideration to be received in any transaction; (iii) make any recommendation to us, the Board, or our stockholders with respect to whether to accept or reject any transaction or the tax impact of acceptance or rejection of any transaction or the Plan of Liquidation; (iv) express any opinion as to (a) the business decision to pursue a Plan of Liquidation, or alternatives to the Plan of Liquidation, including, but not limited to, continuing the Company and/or Operating Partnership as a going concern, (b) the amount or allocation of expenses relating to the Plan of Liquidation or any transaction, and (c) any terms of any transaction; (v) provide any implied or explicit guarantee or warrantee that the amounts actually realized upon the sale of all or substantially all of the properties will be within our estimated range of liquidating distributions per share pursuant to the Plan of Liquidation or that the aggregate liquidating distributions per share pursuant to the Plan of Liquidation will be within our estimated range of liquidating distributions per share, which realized amounts may be higher or lower than the estimates; or (vi) opine as to the fairness of the amount or the nature of any compensation to any officers, directors, or employees of the Company or of any affiliates of the Company, or any class of such persons, relative to the compensation to our stockholders.
Stanger’s opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of Stanger’s analysis and address the estimated range of liquidating distributions per share pursuant to the Plan of Liquidation in the context of information available as of the date of Stanger’s analysis. Events occurring after that date may materially affect the assumptions used in preparing the opinion.

In connection with preparing its opinion, Stanger provided the Board with a presentation of its findings and the opinion set forth in Appendix B. Stanger will not deliver any additional written summary of the analysis in connection with its opinion.
Experience of Stanger. Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include strategic planning, mergers and acquisitions, advisory and fairness opinion services, capital formation services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions. Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships, and the securities issued by and the assets owned through such entities including, but not limited to, real properties and property interests.
Stanger was selected because of its experience in the real estate industry, specifically with the valuation of real estate assets similar to ours and for its experience in connection with mergers, acquisitions, reorganizations and financial advisory services. We considered no other firm for purposes of rendering the opinion.
Summary of Materials Considered and Reviews Undertaken. Stanger’s analysis of our proposed liquidation involved, among other things, the review of the following information: (i) a draft of this proxy statement, which draft was substantially in the form finalized and filed with the SEC; (ii) our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 30, 2018, which, per the Company, contained the most current Company financial statements available; (iii) a current rent roll for each property, together with historical operating statements for the periods ended December 31, 2016 and December 31, 2017, as available, and the 2018 budget for each property, including capital expenditures, tenant improvement allowances and leasing commissions as appropriate; (iv) published national surveys and certain other available published information relating to acquisition criteria for properties similar to our properties; (v) appraisals of our properties as of December 31, 2017; (vi) recent opinions of value prepared for our properties by real estate brokers engaged by us; (vii) internal property level financial analyses prepared by us utilizing ARGUS software; and (viii) internal financial analyses and projections prepared by us in connection with our calculation of the estimated range of liquidating distributions per share pursuant to the Plan of Liquidation, which estimate reflects our estimated range of liquidation values of our properties, and the terms and conditions of our charter and bylaws, the Operating Partnership Agreement, and the agreements of other subsidiaries through which we hold interests in the properties, in each case relating to the sale of our assets and the Plan of Liquidation, and the terms of the Advisory Agreement and property management agreements with Hines.
In addition, representatives of Stanger performed site visits of 31 of our properties and reviewed information concerning regional and local market conditions. Stanger also discussed with the Company’s management the conditions in office, industrial, retail and multi-family property markets in general, and the local market of each property, in particular, market conditions for the leasing and sale of properties similar to our properties, the current and projected operation and performance of each of the properties, the current debt encumbering each property, and our financial condition and future prospects.
Stanger’s Analysis. Stanger’s analysis and reviews may be described as involving the following steps: (i) site visits and data gathering, including: reviewing local or regional market information; interviews with key Advisor personnel and real estate brokers; reviews of published surveys of buyers’ acquisition criteria and related information; (ii) reviews of each recent sale of our properties consummated, as of the date of Stanger’s opinion; (iii) reviews of our estimated range of liquidation values for our properties; and (iv) reviews of our estimated range of liquidating distributions per share.
Site Visits and Data Gathering. Representatives of Stanger performed site inspections of 31 of our properties during March and April 2018. Information gathered during the site visits was supplemented by information provided by the Company’s management and reviews of published information concerning economic, demographic and real estate trends in local, regional and national markets, including regional property sales and discussion with real estate brokers. Stanger also reviewed published national surveys and certain other available published information relating to acquisition criteria used by real estate investors and buyers of properties similar to our properties.
Stanger also obtained information from our management personnel, relating to the condition of our properties, including any deferred maintenance, capital budgets, environmental conditions, status of ongoing or newly planned property additions, reconfigurations, improvements, and other factors affecting the physical condition of the property improvements, competitive conditions in the local markets, and near-term lease expirations and anticipated renewals. Stanger also reviewed historical operating statements for the years 2016 and 2017, as available, and the 2018 operating budgets for each of the properties, along with available real estate tax information for each property. Stanger also reviewed the most recently available appraisals of our properties performed as of December 31, 2017 and the recent opinions of value from real estate brokers.
Review of our Estimated Range of Liquidating Distributions Per Share. Stanger estimated an indicative range of market value of our portfolio of properties utilizing the sales comparison approach and the income approach to valuation, adjusted for the contractual sale price of the One Westferry Circus property which sold on April 12, 2018. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market. Comparable sale data is analyzed and indices of value are extracted to develop a market value estimate for a property.
The income approach involves an economic analysis of a subject property based on its potential to provide future net annual operating income. This approach is based on the assumption that the value of a property is dependent upon the property’s ability to produce income. In the income approach, a direct capitalization analysis and a discounted cash flow, or DCF, analysis were used to determine the value of the leased fee interest or leasehold interest in each property. The direct capitalization analysis is based upon the net operating income of a property capitalized at a capitalization rate for the property deemed appropriate considering the property’s characteristics and competitive position and market conditions at the date of valuation. The DCF analysis utilizes projections of net operating cash flow from a property and estimated residual proceeds from sale of the property at the end of a multi-year holding period, and discounts such cash flows to present value at a rate deemed appropriate to estimate the present value of the property. The indicated value by the income approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the property.
In the course of preparing the income approach analysis, Stanger was provided with multi-year property income, and expense projections prepared by the Company’s management using ARGUS software (“Management’s Projections”). Stanger observed that Management’s Projections considered the following factors: (i) the terms of the existing leases, including any rent escalations during the terms of the lease; (ii) the releasing of any vacant space; (iii) the estimated market rental rates per square foot; (iv) the tenant improvement allowances and leasing commissions upon leasing of currently vacant space and releasing of currently leased space at the expiration of existing leases; (v) the property operating expenses and expense reimbursements to the owner; and (vi) the reserves for capital expenditures and deferred maintenance, as appropriate. While Stanger relied upon Management’s Projections in preparing the anticipated terms of its analyses, Stanger did review for each property data on local market rental rates and other market leasing terms, occupancy, pending material leases, recent historical and budgeted effective gross income, operating expenses and net operating income, and property capital needs. After assessing the above factors, Stanger made adjustments it deemed appropriate to the Management Projections.
Stanger then employed both the direct capitalization and DCF analysis to estimate a range of value of the properties. In conducting its analysis, Stanger relied upon our information concerning any material deferred maintenance, adverse physical conditions, or the existence of any hazardous materials on our properties.
Direct Capitalization Analysis. Stanger capitalized, utilizing a range of capitalization rates determined based upon reviews of published surveys of buyers of similar properties and by a review of comparable sale transactions, as described below, the projected net operating income for the year ending December 31, 2018, or where the projected 2018 net operating income was not stabilized, the first projected stabilized net operating year thereafter. The net operating income for each property was estimated in accordance with the analyses of effective gross income and expenses described above. Utilizing such review, Stanger established an estimated range of direct capitalization rates for each property in the portfolio. Based upon the direct capitalization analysis described above, and utilizing the foreign exchange rates we used in our estimated range of liquidating distributions per share analysis, Stanger estimated a range of value for our portfolio of properties in U.S. dollars, including the contractual sales price of the One Westferry Circus property, between approximately $4,744,800,000 and $5,204,500,000, assuming that we owned a 100% ownership interest in each of our properties.
 Discounted Cash Flow Analysis. In applying the DCF analysis, Stanger utilized Management’s Projection, as adjusted where deemed appropriate based on the review above, and utilized an investment holding period of ten years, adjusted where appropriate for lease-turnover, commencing January 1, 2018. At the end of such holding period the property was assumed to be sold.
The range of reversion values of each property which might be realized upon sale at the end of the assumed holding period was estimated based on the capitalization of the estimated net operating income of the property in the year immediately following the holding period, utilizing a range of capitalization rates deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the property at the time of sale. Net proceeds to owners were determined by deducting estimated costs of sale. The estimated net cash flows from each property for the holding period (including the range of reversion value net of selling expenses) were discounted to present value at a range of discount rates deemed appropriate for the subject property based in part upon published surveys of target rates of return for buyers of similar properties, as described above.
Based upon the discounted cash flow analysis described above, and utilizing the foreign exchange rates we used in our estimated range of liquidating distributions per share analysis, Stanger estimated a range of value for our portfolio of properties in U.S. dollars, including the contractual sales price the One Westferry Circus property, between approximately $4,702,400,000 and $5,165,500,000, assuming that we had a 100% ownership interest in each of our properties.
Sales Comparison Approach. Based upon available data gathered for actual sale transactions identified in each property’s region or local market, an index of value based on a range of observed sale prices per rentable square foot was derived considering each property’s age, location and other factors. The range of prices per square foot, as estimated by reference to comparable sales transactions, was multiplied by the square footage of each property as of December 31, 2017, or for those properties undergoing construction or renovation, the as-completed square footage to derive an estimate of the range of value of the properties. Deferred maintenance and, for unstabilized or redevelopment properties, lease-up and construction cost items were considered as appropriate.
Based upon the sales comparison approach and utilizing the foreign exchange rates we used in our estimated range of liquidating distributions per share analysis, Stanger estimated a range of value for our properties in U.S. dollars including the contractual sales price the One Westferry Circus property, between approximately $4,774,900,000 and $5,120,300,000 assuming that we had a 100% ownership interest in each of our properties.
Reconciliation. Stanger then reconciled the estimated ranges of value in the sales comparison approach and the direct capitalization and discounted cash flow analyses in the income approach. Stanger observed that the income approach reflects the quality, durability and risk of the estimated income stream. Properties such as those owned by us are typically purchased and sold based upon their income characteristics. Stanger, therefore, gave the income approach primary consideration and the sales comparison approach was given secondary consideration.
Based upon the methodology described above, Stanger estimated the probable value of our portfolio of properties at between approximately $4,795,900,000 to $5,134,900,000 assuming that we had a 100% ownership interest in each of our properties.
Stanger then observed that in estimating the range of liquidating distributions per share pursuant to the Plan of Liquidation, we assumed the sale of our properties at specific times during the period of implementation of the Plan of Liquidation, with the timing dependent upon factors such as market conditions and the stabilization of certain asset and other factors. Stanger also observed that we reduced our estimated range of the value of our real estate assets for the estimated commissions and disposition fees payable taking into account any existing contractual agreements with third party brokers or our affiliates, including the Advisory Agreement, and for our estimated other transaction expenses, including any capital gain taxes expected to be imposed by foreign governments. Stanger observed that we then factored into our analysis the prepayment terms and balances of debt outstanding, any interest held in our real estate portfolio by joint venture partners or tenants, the distribution of interim earnings during the Plan of Liquidation, and our other net assets and liabilities to arrive at an estimated range of liquidating distributions per share pursuant to the Plan of Liquidation of between $8.83 and $9.83 per share. Stanger also observed that when the Special Distribution and the Return of Invested Capital Distributions, which equal an aggregate of $1.17 per share of the Company’s common stock, are combined with the Board’s estimated range of liquidating distributions, the estimated aggregate amount of return of capital and liquidating distributions to our stockholders is approximately $10.00 to $11.00 per share of the Company’s common stock.
Stanger reviewed the derivation of our estimated range of liquidating distributions per share and then Stanger adjusted our estimated range of liquidating distributions per share pursuant to the Plan of Liquidation by: (i) Stanger’s estimated range of the market value of our real estate portfolio; (ii) adjustments to our estimates of commissions, disposition fees, other transaction expenses, capital gain taxes expected to be imposed by foreign governments, and for any interest held in our real estate portfolio by joint venture partners or tenants, as identified to Stanger by us, reflecting Stanger’s estimated market value range of our real estate portfolio; (iii) prepayment terms and balances of debt outstanding; (iv) distribution of interim earnings reflecting the property cash flows from Stanger’s DCF analysis during the Plan of Liquidation; (v) common shares outstanding from the continuation of our distribution reinvestment and share redemption program; and (vi) our other net assets and liabilities, to arrive at an estimated range of liquidating distributions per share pursuant to the Plan of Liquidation of between $8.96 and $10.13 per share. Stanger noted that when the Special Distribution and the Return of Invested Capital Distributions, which equal an aggregate of $1.17 per share of the Company’s common stock, are combined with Stanger’s estimated range of liquidating distributions, the estimated aggregate amount of return of capital and liquidating distributions to our stockholders is approximately $10.13 to $11.30 per share of the Company’s common stock.
Assumptions. In rendering its opinion, Stanger has relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in this proxy statement or furnished or otherwise communicated to Stanger by the Company’s management or the Advisor. Stanger has not performed an independent appraisal of our assets and liabilities, including our real estate portfolio, or an audit of Management’s Projections or any cash flow models used by us to derive our estimated range of liquidating distributions per share. Stanger, rather, has relied upon and assumed the accuracy of: (i) any estimates of potential environmental liabilities, deferred maintenance and other property capital needs, as provided to Stanger by us, (ii) our ownership interest in each of the properties and the economic terms of any interests held by other parties in our properties; (iii) the number of shares of our common stock outstanding; (iv) the balance sheet value determinations for non-real estate assets and liabilities; and (v) any transaction expenses and any other adjustments thereto made by us.
With our approval, Stanger has assumed that:
i.we will maintain our status as a real estate investment trust for the entire period of implementation of the Plan of Liquidation and will meet any required distribution levels or other tests and will not incur any tax liabilities of any kind in connection with the failure to so comply with tax rules of any nature;
ii.we will not incur any fees or costs associated with reserves or insurance for liabilities, contingent or otherwise, during the term of implementation of the Plan of Liquidation which are not accrued in or anticipated to be paid during the Plan of Liquidation and, therefore, considered in our estimated range of liquidating distributions per share;
iii.our interest in and the value of each real estate investment will not be encumbered or reduced by any incentive interest, fees or third-party profit participation other than for those included in our estimated range of liquidating distributions per share;
iv.we will not incur any fines, penalties, assessments, charges, settlement costs, judgments or any other costs, legal or otherwise associated with any regulatory inquiry or litigation;

v.we will not sell any assets while under duress at prices less than market value, including any sales of assets due to influence exerted by any lender, or accept any consideration for the sale or exchange of any of our assets which has a market value which is less than the assets exchanged therefore, including any deferred, contingent or earn-out type consideration;
vi.we will not incur any costs associated with the assumption or prepayment of mortgages other than for those loans identified in our estimated range of liquidating distributions per share;
vii.we will not incur any additional wind down costs associated with the Plan of Liquidation other than those included in our estimated range of liquidating distributions per share;
viii.we will sell our real estate assets at the timing identified in our Plan of Liquidation and will be subject to the same foreign currency exchanges rates as estimated by us at such time and utilized in our determination of the estimated range of liquidating distributions per share;
ix.there are no additional taxes or fees as a result of owning non-domestic real estate assets, other than those identified and considered by us in determining the estimated range of liquidating distributions per share;
x.the level of prior distributions within any joint venture for purposes of determining the interest in our properties by any joint venture partners and the level of distributions made prior to the adoption of the Plan of Liquidation to our common shareholders has been accurately reflected in our analysis;
xi.the Advisor will provide the level of services necessary to earn the disposition fees pursuant to the Advisory Agreement;
xii.there are no termination fees associated with the Advisory Agreement or any management or service agreements, including any such fees payable to affiliates, that have not been identified to Stanger and included in our estimated range of liquidating distributions per share pursuant to the Plan of Liquidation; and
xiii.no options or warrants are outstanding with respect our common stock.
Stanger has also relied on our assurance and the assurances of the Advisor that any pro forma financial statements, projections, including Management’s Projections, budgets, value or distribution estimates or adjustments provided or communicated to Stanger were reasonably prepared on bases consistent with actual historical experience and reflect our and the Advisor's best currently available estimates and good faith judgments; that the allocation of consideration between the operating partnership and other subsidiaries of the Company and us, and the stockholders and the Advisor and the fees and costs associated with the Plan of Liquidation are consistent with the provisions of our charter and bylaws, the Operating Partnership Agreement, the agreements of any other subsidiaries through which we hold interests in the properties, and the Advisory Agreement and property management agreements; that no material change has occurred in the value of the assets or the information reviewed between the date such information was provided to Stanger and the date of Stanger’s opinion; and that we, and the Advisor are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.
Conclusions. Stanger concluded that, based upon and subject to its analysis and assumptions, qualifications and limiting conditions, and as of the date of its opinion, our estimated range of liquidating distributions per share of the Company's common stock to be paid to the Company's stockholders in connection with the successful implementation of the Plan of Liquidation is reasonable from a financial point of view. The issuance of Stanger’s opinion was approved by the Opinion Committee of Stanger.
The above does not purport to be a complete description of the analyses performed or the matters considered by Stanger in rendering its opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stanger has advised the Board that its entire analysis must be considered as a whole and that selecting portions of the analysis and the factors considered by Stanger, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. In rendering its opinion, Stanger’s judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description.
Compensation and Material Relationships. The Company is not affiliated with Stanger or any of its affiliates. Although the Company, the Advisor or their affiliates may engage Stanger or its affiliates in the future for valuations and commercial real estate-related services of various kinds, the Board believes that there are no material conflicts of interest with respect to its engagement of Stanger.
For preparing to deliver its opinion and related services described herein, Stanger was paid a fee of $375,000, one-half of which was payable upon commencement of the engagement and the remainder of which was payable upon Stanger’s notification to the Board that it was prepared to render its opinion. The fee was negotiated with Stanger. Payment of the fee to Stanger was not dependent upon the findings of Stanger with respect to reasonableness. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, and will be indemnified against all liabilities arising under any applicable federal or state law or otherwise related to or arising out of Stanger’s engagement or performance of its services to the Company other than liabilities resulting from Stanger’s gross negligence or willful misconduct. In 2016, Hines Real Estate Investment Trust, Inc. (“Hines REIT”), a public REIT sponsored by Hines, engaged Stanger to provide it with a fairness opinion with respect to the sale of a significant portfolio of its real estate assets. Also in 2016, Hines REIT engaged Stanger to assess the reasonableness of the estimated per share NAV of Hines REIT’s common stock determined by Hines REIT’s board of directors. Other than these engagements, during the past two years, the Company and its affiliates have not engaged Stanger to provide any financial advisory or other services and have not paid any fees to Stanger, with the exception of usual and customary payments for subscriptions to certain Stanger publications.
Interests of the Company’s Directors, Executive Officers and Affiliated Entities in the Liquidation
In considering the Board’s recommendations that you vote “FOR” the approval of the Plan of Liquidation Proposal, you should be aware that certain of our directors, executive officers and affiliated entities have interests in the liquidation of the Company. The Board was aware of these interests and considered them in its decision to approve the Plan of Liquidation.
Common Stock held by Directors and Executive Officers
The Company’s executive officers and directors will be entitled to receive liquidating distributions for each share of common stock of the Company which they own on the same basis as other stockholders. The following table indicates, as of April 1, 2018, the number of outstanding shares of the Company’s common stock beneficially owned by the Company’s executive officers and directors, and the value of such shares of common stock based on the estimated range of liquidating distributions.

		Common Shares Beneficially Owned		(2)
Name of Beneficial Owner (1)	Position	Number of Common Shares	Percentage of Class
Jeffrey C. Hines	Chairman of the Board of Directors	1,111	* (3) (4)
Colin P. Shepherd	Director	—	—
Charles M. Baughn	Director	8,817	*
Jack L. Farley	Independent Director	8,857	*
Thomas L. Mitchell	Independent Director	8,081	*
John S. Moody	Independent Director	8,081	*
Peter Shaper	Independent Director	8,081	*
Sherri W. Schugart	President and Chief Executive Officer	2,222	*
Ryan T. Sims	Chief Financial Officer and Secretary	834	*
David L. Steinbach	Chief Investment Officer	—	—
Kevin L. McMeans	Asset Management Officer	1,667	*
J. Shea Morgenroth	Chief Accounting Officer and Treasurer	1,667	*
All directors and executive officers as a group		49,418	*

*	Amount represents less than 1%

(1)	The address of each person listed is c/o Hines Global REIT, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6618.

(2)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of the Company’s stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of April 1, 2018 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(3)
These common shares are owned directly by Hines Global REIT Investor Limited Partnership. Mr. Hines is deemed to be the beneficial owner of the shares owned by Hines Global REIT Investor Limited Partnership.

(4)
This amount does not include (i) the 21,111.111 partnership interests (the “OP Units”) in the Operating Partnership and (ii) the Special OP Units of the Operating Partnership owned by Hines Global REIT Associates Limited Partnership. Limited partners in the Operating Partnership may request repurchase of their OP Units for cash or, at our option, common shares on a one-for-one basis, beginning one year after such OP Units were issued. The holder of the Special OP Units is entitled to distributions from the Operating Partnership under certain circumstances. In addition, under the Advisory Agreement, if we are not advised by an entity affiliated with Hines, Hines or its affiliates may cause the Operating Partnership to purchase some or all of the Special OP Units or any other OP Units then held by such entities for cash (or in certain cases, a promissory note) or our shares as determined by the seller. Mr. Hines and Gerald D. Hines indirectly own and/or control Hines Global REIT Associates Limited Partnership.

Restricted Stock held by Independent Directors
Pursuant to the terms of the Restricted Share Award Agreement, between the Company and each of the independent directors, effective as of September 5, 2017, each independent director elected or reelected to the Board (whether through a stockholder meeting or by directors to fill a vacancy on the Board) is granted $30,000 of restricted shares of common stock on or about the date of election or reelection.
As of April 1, 2018, Messrs. Peter Shaper, Thomas L. Mitchell and John S. Moody each own 2,991 restricted shares of common stock, and Mr. Jack L. Farley owns 3,111 restricted shares of common stock. Messrs. Peter Shaper, Thomas L. Mitchell, John S. Moody and Jack L. Farley also will be granted $30,000 of restricted shares of common stock on or about the date of their reelection to the Board at the 2018 annual meeting, which is expected to be on or about July 17, 2018.

Restricted shares of common stock issued to our independent directors will fully vest on the earlier to occur of: (i) the first anniversary of the applicable grant date, subject to the independent director serving continuously as an independent director through and until the first anniversary of the applicable grant date; (ii) the termination of service as an independent director due to the independent director’s death or disability; or (iii) a change in control of the Company, subject to the independent director serving continuously through and until the date of the change in control of the Company. A “change in control” includes, among other things, any transaction or series of transactions pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration. To the extent any restricted shares remain unvested at the time of the sale of all or substantially all of the Company’s assets pursuant to the Plan of Liquidation, such shares will vest. Messrs. Peter Shaper, Thomas L. Mitchell, John S. Moody and Jack L. Farley will be entitled to distributions with respect to such shares of approximately $8.83 to $9.83 per share of the Company’s common stock, which range is based on our estimated range of liquidating distributions.
The Operating Partnership and the Special OP Units
In connection with the Plan of Liquidation, we anticipate that we will sell all or substantially all of the Company’s assets, liquidate and dissolve the Company. Pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”), upon the sale of all or substantially all of the assets of and the liquidation of the Operating Partnership, after paying the debts and obligations of the Operating Partnership and establishing adequate reserves, the proceeds from liquidation will be paid to the partners according to their respective capital account balances after taking account and giving effect to all contributions, distributions and allocations for all periods. Accordingly, as of April 23, 2018, we estimate that the aggregate proceeds paid to Hines Global REIT Associates Limited Partnership, an affiliate of Hines and limited partner of the Operating Partnership which holds 21,111 limited partnership units, will be between $186,411 and $207,522 which range is based on our estimated range of liquidating distributions. Jeffrey C. Hines, our Chairman of the Board, and Gerald D. Hines indirectly own and/or control Hines Global REIT Associates Limited Partnership.
In addition, Hines Global REIT Associates Limited Partnership, owns the special partnership interests of the Operating Partnership (the “Special OP Units”), which entitles it to receive, in connection with certain liquidity events, including the sale of all or substantially all of the Company’s assets, distributions in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after our stockholders have received, or are deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus an 8.0% cumulative, non-compounded annual pre-tax return on such invested capital. As of April 23, 2018, our stockholders have not received, or have not been deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus an 8.0% cumulative, non-compounded annual pre-tax return on such invested capital. Accordingly, as of April 23, 2018, we estimate that Hines Global REIT Associates Limited Partnership will not receive any distributions with respect to the Special OP Units upon the sale of all or substantially all of our assets in accordance with the Plan of Liquidation.

Disposition Fee under the Advisory Agreement
In connection with the Plan of Liquidation, the Company anticipates that it will sell all or substantially all of the Company’s assets, liquidate and dissolve the Company. Pursuant to the Advisory Agreement entered into among the Advisor, the Operating Partnership and us, as amended (the “Advisory Agreement”), our Advisor or its affiliates will be paid a disposition fee of 1.0% of the sales price of any real estate investments sold or 1.0% of the Company’s pro rata share of the sales price with respect to the Company’s indirect investments. Accordingly, as of April 23, 2018, we estimate that the aggregate disposition fees paid to our Advisor with respect to the sale of all of our remaining assets will be between $47.0 million and $49.5 million, which range is based on our estimated range of the aggregate sales price of all of our assets. In addition, Jeffrey C. Hines, and Sherri W. Schugart, President and Chief Executive Officer, Ryan T. Sims, Chief Financial Officer and Secretary, Kevin L. McMeans, Asset Management Officer, J. Shea Morgenroth, Chief Accounting Officer and Treasurer and David L. Steinbach, Chief Investment Officer may, at the discretion of the management of the Advisor, receive compensation related to the disposition fees payable to the Advisor by the Company.
Indemnification of Directors and Officers
Subject to a vote on the Election of Directors Proposal, we anticipate that our current directors and officers will continue to serve in these capacities after the approval of the Plan of Liquidation Proposal. We will continue to indemnify our officers, directors, employees, agents and representatives for actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company in accordance with our Charter, our bylaws, our contractual agreements with our officers and directors, our existing directors’ and officers’ liability insurance policy and applicable law. The Company’s obligation to indemnify our officers, directors, employees, agents and representatives against claims which arise may also be satisfied out of our assets or the assets of a liquidating trust, if any. The Board has obtained, and the Board and the trustees of any liquidating trust are authorized to obtain and maintain, insurance as may be necessary to cover our indemnification obligations.
Litigation Relating to the Plan of Liquidation
There is currently no litigation arising from our actions in connection with the Plan of Liquidation.
Material U.S. Federal Income Tax Consequences
The following is a summary of the material U.S. federal income tax consequences of the Plan of Liquidation and of distributions to stockholders pursuant to the plan, including the possible receipt by stockholders of interests in a liquidating trust. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Tax Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the IRS, concerning our tax treatment or the tax treatment of the Plan of Liquidation, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.
This summary does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes, or (iii) tax reporting requirements. This summary assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Tax Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules (such as holders of our equity that received those interests as compensation). In addition, this summary does not address the tax treatment of special classes of holders of our common stock, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	REITs;

•	tax-exempt entities or persons holding our common stock in a tax-deferred or tax advantaged account (except to the extent specifically set forth below);

•	mutual funds;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding shares of our common stock as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders of our restricted stock or who otherwise acquired shares of our common stock as compensation;

•	holders that are classified as a partnership or other pass-through entity, including a subchapter S corporation, under the Tax Code;

•	non-U.S. holders (except to the extent specifically set forth below); and

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax.
If any entity that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity which is classified as a partnership for U.S. federal income tax purposes and that entity is holding our common stock, you should consult your tax advisor. Moreover, each holder should consult its tax advisor regarding the U.S. federal income tax consequences to it of our liquidation in light of its own particular situation, as well as any consequences of the liquidation to such holder arising under the laws of any other taxing jurisdiction.
For purposes of this section, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•
a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof, or the District of Columbia;

•
a trust (1) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined under the Tax Code) have the authority to control all substantial decisions, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.
As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.
THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO OUR LIQUIDATION, TO HOLDING AND DISPOSING OF OUR COMMON STOCK, AND TO RECEIVING AND HOLDING INTERESTS IN A LIQUIDATING TRUST ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE LIQUIDATION, THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND THE DISTRIBUTION AND OWNERSHIP OF INTERESTS IN A LIQUIDATING TRUST, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U. S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Tax Consequences to the Company
We believe that we have qualified and continue to qualify as a REIT under the Tax Code. As a REIT, we are generally entitled to receive a dividends paid deduction for dividends that we pay. In addition, we are also generally permitted a dividends paid deduction with respect to distributions pursuant to a Plan of Liquidation, including distributions to our stockholders of interests in a liquidating trust, provided that the Plan of Liquidation is completed within 24 months of its adoption. We anticipate that our liquidating distributions will exceed our taxable income recognized in each tax year following the adoption of the plan, and that the Plan of Liquidation will be completed within 24 months of its adoption. In that case, we will generally not be subject to U.S. federal income tax on any gain or other income recognized following the adoption of the plan, including any gain that we recognize upon a transfer of appreciated assets to a liquidating trust and the distribution of interests in the trust to our stockholders.
While we believe that the Plan of Liquidation will be considered to be adopted when our stockholders approve of the plan on the Effective Date, it is possible that the IRS could assert that the adoption of the Plan of Liquidation effectively commenced prior to the Effective Date with the sale, or agreement by us to sell, certain properties. If such an assertion were successful, we could be required to complete the Plan of Liquidation sooner than 24 months following the Effective Date, or otherwise distributions that we make pursuant to the Plan of Liquidation might not be deductible by us which might result in a loss by us of our tax qualification as a REIT or in our otherwise incurring income taxes.
In order to maintain our status as a REIT, we must, among other things, continue to satisfy various qualification requirements pursuant to the Tax Code, including requirements relating to the nature of our gross assets and income, the timing and amount of distributions, and the composition of our stockholders. If the liquidation is approved by our stockholders, we intend to carry out the liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our stockholders, which may include the transfer of any remaining assets and liabilities to a liquidating trust. However, as a result of the liquidation or otherwise, circumstances may arise which could cause us to fail to qualify as a REIT. In addition, the Board could cause the Company to discontinue our status as a REIT at any time if the Board finds it to be in the best interests of our stockholders to do so. Should we lose our status as a REIT, either inadvertently or because the Board determines that such loss will be in the best interests of our stockholders, we would be taxable as a corporation for federal income tax purposes, including any applicable alternative minimum tax. In that case, we would be subject to federal income taxes at the corporate rate for the taxable year in which our qualification as a REIT terminates, and in any subsequent years, with respect to our income from operations and from sales and distributions of appreciated assets in connection with our Plan of Liquidation, and without any tax deduction for dividends that we pay.
So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. In general, “prohibited transactions” are dealer sales (i.e., inventory-like sales of property held primarily for sale to customers in the ordinary course of the Company’s business).

The Tax Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) property sales by the REIT during the particular tax year satisfy at least one of the following thresholds: (a) not more than seven sales during the year (treating the sale of multiple properties to the same buyer in a single transaction, as a single sale for this purpose); (b) sales in the current year do not exceed 10% of the REIT’s assets as of the beginning of the year (as measured by either fair market value or tax basis); or (c) sales in the current year do not exceed 20% of the REIT’s assets as of the beginning of the year, and sales over a three-year period do not exceed, on average, 10% per annum of the REIT’s assets, in each case as measured by either fair market value or tax basis. If a particular transaction does not satisfy all of the requirements of the foregoing safe harbor, it will not necessarily be treated as a prohibited transaction. Rather, in that case, the determination as to whether it is considered to be a dealer sale, and therefore a prohibited transaction, will instead be based upon an analysis of all of the relevant facts and circumstances.
If we desire to sell a property pursuant to a transaction that does not satisfy the safe harbor, we could avoid the prohibited transaction tax if we hold and sell the property through a TRS. In that case, any gain would be taxable to the TRS at regular corporate income tax rates. We may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based our own internal analysis, or on the advice our tax advisors that the disposition will not be subject to the prohibited transaction tax. In cases where a property disposition is not effected through a TRS, the IRS could assert that the disposition constitutes a prohibited transaction. If such an assertion were successful, all of the net gain from the sale of the property will be payable as a penalty tax which will have a negative impact on cash flow and the ability to make cash distributions.
As a REIT, the value of our ownership interests held in TRSs may not exceed 20% of the value of all of our assets at the end of any calendar quarter. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the IRS could assert that the value of our interests in our TRSs exceeds 20% of the value of our total assets at the end of any calendar quarter and therefore causes us to fail to qualify as a REIT. Additionally, as a REIT, generally no more than 25% of our gross income with respect to any year may be from sources other than real estate. Distributions paid to us from a TRS are considered to be non-real estate income. Therefore, we could fail to qualify as a REIT if distributions from all of the Company’s TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of the Company’s gross income with respect to such year.
Whether an asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in anticipation of or in connection with the Plan of Liquidation will constitute a prohibited transaction. Accordingly, although the sale of our properties in anticipation of or in connection with the Plan of Liquidation likely will not satisfy the prohibited transaction safe harbor described above, we nevertheless believe based upon the facts and circumstances of such sale transactions that such sales should not be treated as prohibited transactions. Moreover, we have not utilized TRSs to enter into or effectuate any of the sales agreements or transactions to date in anticipation of or in connection with our Plan of Liquidation, and do not currently expect to utilize TRSs to enter into or effectuate any future sales transactions. There can be no assurance, however, that the IRS will not successfully assert that sales of our properties are prohibited transactions which are subject to the 100% tax.
Tax Consequences to U.S. Holders of our Common Stock
In connection with the Plan of Liquidation, stockholders may receive one or more liquidating distributions. The amount of any distribution pursuant to the Plan of Liquidation will be applied first to reduce a stockholder’s tax basis in his shares of common stock, but not below zero. A stockholder’s tax basis in his shares of common stock will generally be equal to the stockholder’s cost of his shares, reduced by any prior distributions that were treated as reductions in basis rather than taxable dividends. To the extent that distributions pursuant to the Plan of Liquidation exceed a U.S. holder’s basis in his common stock, the excess will constitute taxable gain and be recognized in the year in which the distribution is received. If the total amount of liquidating distributions received by a U.S. holder is less than the tax basis of his shares, the U.S. Holder will generally recognize a loss in the year in which the final liquidating distribution is received.
Gain or loss will be calculated separately for each block of shares of stock, with a block consisting of shares acquired at the same cost in a single transaction. This gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the stock has been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a maximum U.S. federal income tax rate of 20%. Additionally, a 3.8% Medicare tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in connection with the Plan of Liquidation is subject to limitations under the Tax Code.
Tax Consequences to Non-U.S. Holders of our Common Stock
General. The U.S. federal income tax consequences of the Plan of Liquidation to a non-U.S. holder will depend on various factors, including whether the receipt of liquidating distributions are treated as distributions from us to our stockholders that are attributable to gain from the sale of “United States real property interests” pursuant to the Foreign Investment in Real Property Tax Act (which we refer to in this proxy statement as “FIRPTA”). The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law a non-U.S. holder’s receipt of a liquidating distribution from a REIT is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of United States real property interests by the REIT, and (2) issue regulations clarifying this treatment. Although legislation effectively overriding Notice 2007-55 has previously been proposed, it is not possible to say whether or when any such legislation will be enacted. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent that the tax treatment set forth in Notice 2007-55 does or does not apply. Notwithstanding the discussion in the following paragraphs, we intend to take the position that distributions pursuant to our Plan of Liquidation will be subject to tax in accordance with Notice 2007-55 as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT stock by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.
Distribution of Gain from the Disposition of U.S. Real Property Interests. To the extent that the tax treatment set forth in Notice 2007-55 applies, and to the extent that liquidating distributions are attributable to gain from sales of our United States real property interests, then such amount will be treated as income effectively connected with a United States trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis. A corporate non-U.S. holder also will be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% (or 20% to the extent provided in Treasury Regulations) of any such amounts paid to a non-U.S. holder will be withheld and remitted to the IRS. Notwithstanding the foregoing, to the extent the tax treatment set forth in Notice 2007-55 does not apply, then the 21% withholding tax described above would also not apply, and such non-U.S. holder would instead be subject to the rules described below under “—Taxable Sale of our Common Stock”. We intend to withhold U.S. federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from liquidating distributions paid to a non-U.S. holder to the extent required by Notice 2007-55.
Taxable Sale of our Common Stock. Subject to the discussion below of backup withholding and above with respect to distribution of gain from the disposition of United States real property interests, if Notice 2007-55 does not apply (for example, because a non-U.S. holder sells shares of common stock rather than receiving distributions pursuant to the Plan of Liquidation, or because Notice 2007-55 is overturned), a non-U.S. holder generally will not be subject to U.S. federal income taxation on any resultant gain or loss unless: (1) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year in which the sale occurs and certain other requirements are met; or (3) such shares of stock constitute a “United States real property interest” under FIRPTA (which we do not expect will be the case because, as described below, we believe that we are a domestically controlled REIT). However, as noted above, we intend to withhold U.S.

federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from liquidating distributions paid to a non-U.S. holder to the extent required by Notice 2007-55.
A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on such gain on a net basis (i.e., net of any available expense deductions) in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on any such effectively connected gain.
A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year in which the sale occurs and who meets certain other requirements will be subject to a flat 30% tax on the gain, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.
If a non-U.S. holder’s stock constitutes a United States real property interest under FIRPTA, any gain recognized by such holder from a sale of the stock will be treated as income effectively connected with a United States trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of common stock generally will not constitute a U.S. real property interest if we are a “domestically controlled qualified investment entity” at the time of the sale. A “qualified investment entity” includes a REIT. Assuming that we continue to qualify as a REIT, we will be a “domestically controlled qualified investment entity” if non-U.S. holders in the aggregate hold, directly and indirectly, less than 50% of the value of our common stock at all times during the five-year period ending with the sale. We believe that we currently are, and are likely to continue to be a domestically controlled REIT. However, no assurance can be given that the actual ownership of our stock has been or will be such that we qualify as a “domestically controlled qualified investment entity” at all times.
Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible benefits under an applicable income tax treaty.
U.S. Withholding Tax. As described above, we intend to withhold, pursuant to FIRPTA, U.S. federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from liquidating distributions paid to a non-U.S. holder to the extent attributable to gains that we recognize from sales of United States real property interests.
A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.
Information Reporting and Backup Withholding
Backup withholding, currently at a rate of 24%, and information reporting may apply to distributions pursuant to the Plan of Liquidation. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.
Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts

The Foreign Account Tax Compliance Act (which we refer to in this proxy statement as “FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales of stock) made to a foreign financial institution (as specifically defined in the Tax Code) and certain other foreign entities if such entity fails to satisfy certain disclosure and reporting rules. Unless an exemption applies, FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.
The IRS has released guidance generally providing that withholding under FATCA applies currently with respect to payments of U.S. source fixed or determinable annual or periodic income items, such as dividends, and will apply on and after January 1, 2019 to payments of gross sales proceeds. The United States Treasury has entered into, and may continue to enter into, intergovernmental agreements with other countries to implement the exchange of information required under FATCA. Non-U.S. holders are encouraged to consult with their tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance, with respect to dividends and liquidating distributions received from the Company.
Use of a Liquidating Trust
If we do not believe that we can otherwise complete the Plan of Liquidation within 24 months of the Effective Date, or we believe it is otherwise advisable, the Board may at any time transfer our remaining assets and obligations to a liquidating trust. Under the Tax Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Tax Code nor the Treasury Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.
Consequences to Holders—General. If we transfer assets to a liquidating trust and distribute interests in the liquidating trust to our stockholders, this will be treated for U.S. federal income tax purposes as if we distributed an interest in each of the assets so transferred directly to our stockholders. Accordingly, each holder will be treated as receiving a liquidating distribution from us equal to such holder’s share of the cash and the fair market value of the assets (less liabilities) transferred to the trust, and may recognize gain, and incur tax liability, if the cash and the fair market value of the non-cash assets (less liabilities) deemed distributed to that holder exceeds the holder’s basis in its shares, even though the holder may not receive a current distribution of such cash or other assets
Assuming that the liquidating trust is treated as a “liquidating trust” for U.S. federal income tax purposes, the liquidating trust will be treated as a “grantor trust” for U.S. federal income tax purposes. Accordingly, each unit or interest in the liquidating trust will represent ownership of an undivided proportionate interest in all of the assets and liabilities of the liquidating trust and a holder will be treated for U.S. federal income tax purposes as receiving or paying directly a pro rata portion of all income, gain, loss, deduction and credit of the liquidating trust. A holder will be taxed each year on its share of revenues from the liquidating trust, net of such holder’s share of deductible expenses of the liquidating trust (which may include interest and depreciation) whether or not the holder receives a distribution of cash from the liquidating trust that year. Holders may not be permitted to deduct their share of certain expenses incurred by the liquidating trust. When the liquidating trust makes distributions to holders, the holders will recognize no additional gain or loss.

A holder’s tax basis in a unit of the liquidating trust (and indirectly in the pro rata portion of the net assets in the liquidating trust which are attributable to that unit) will be equal to the fair market value of a unit (and those net assets) on the date that it is distributed to the holder, which value will be determined by us and reported to the holders. The long-term or short-term character of any capital gain or loss recognized in connection with the sale of the liquidating trust’s assets will be determined based upon a holding period commencing at the time of the acquisition by a holder of such holder’s beneficial interest in the liquidating trust.
The trustee or trustees of the liquidating trust will provide to each holder of units in the trust after each year end a detailed itemized statement that reports on a per unit basis the holder’s allocable share of all the various categories of revenue and expense of the liquidating trust for the year. Each holder must report such items on its own U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions.
If the liquidating trust fails to qualify as a liquidating trust for U.S. federal income tax purposes, the consequences to holders will depend on the reason for the failure to qualify, and, under certain circumstances, the liquidating trust could be treated as an association taxable as a corporation for U.S. federal income tax purposes, rather than as a trust. If the liquidating trust is taxable as a corporation, the trust itself will be subject to federal income tax at the applicable corporate income tax rate, which is currently 21%. In that case, distributions made by the trust would be reduced by this additional level of tax, and a holder would be subject to tax upon the receipt of distributions that constitute dividends from the trust rather than taking into account its share of the trust’s taxable items on an annual basis. We intend to take all available steps to cause the liquidating trust to qualify for treatment as a liquidating trust for U.S. federal income tax purposes.
Consequences to U.S. Tax-Exempt Holders. Tax-exempt investors, such as qualified accounts or IRAs, generally are exempt from federal income taxation. Such investors, however, may be subject to taxation on their unrelated business taxable income, or UBTI, that they recognize in a taxable year if that UBTI exceeds $1,000 for the taxable year. Although rents, gains and losses from the sale of property generally are excluded from UBTI, in the case of leveraged property, these exclusions are subject to limitations. To the extent a U.S. tax-exempt investor derives income from “debt-financed property” used in an unrelated trade or business, a portion of such income may be treated as UBTI. Debt-financed property is generally any property that is held by a tax-exempt investor to produce income and with respect to which there is acquisition indebtedness. Acquisition indebtedness includes indebtedness incurred (i) in acquiring or improving a property, (ii) before the acquisition or improvement of a property if the indebtedness would not have been incurred but for such acquisition or improvement, or (iii) after the acquisition or improvement of a property if the indebtedness would not have been incurred but for such acquisition or improvement and the indebtedness was reasonably foreseeable at the time of such acquisition or improvement. If we distribute interests in a liquidating trust to our stockholders, the liquidating trust may have debt that would be treated as acquisition indebtedness and give rise to debt financed income, and therefore UBTI, for IRAs and other tax-exempt investors.
State and Local Tax. Holders may be required to file income tax returns in states or localities in which a liquidating trust owns properties. The state or local tax treatment may differ from the U.S. federal income tax treatment described above. Each holder should consult its tax advisors regarding state and local tax consequences of owning units in a liquidating trust.
THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE PLAN OF LIQUIDATION AND TO DISTRIBUTIONS MADE PURSUANT TO THE PLAN, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP OF OUR COMMON STOCK AND OF THE ADOPTION AND IMPLEMENTATION OF A PLAN OF LIQUIDATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

PROPOSAL TWO:
ADJOURNMENT

If, at the annual meeting, the number of shares of our common stock, represented in person or by proxy at the annual meeting, voting in favor of the approval of the Plan of Liquidation Proposal is insufficient to approve the Plan of Liquidation Proposal, we intend to adjourn the annual meeting in order to solicit additional proxies in favor of the Plan of Liquidation Proposal. In that event, we intend to ask our stockholders to vote only upon the Adjournment Proposal, the Election of Directors Proposal and the Appointment of Independent Auditors Proposal.
In this proposal, we are asking you to approve the adjournment of the annual meeting, and any later adjournments, in order to enable us to solicit additional proxies in favor of the approval of the Plan of Liquidation Proposal. If our stockholders approve the Adjournment Proposal, we could adjourn the annual meeting to use the additional time to solicit additional proxies in favor of the approval of the Plan of Liquidation Proposal, including the solicitation of proxies from Company stockholders that have previously voted against the approval of the Plan of Liquidation Proposal.
The Adjournment Proposal requires the affirmative vote of a majority of the votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.
The Board believes that if there are insufficient shares represented in person or by proxy voting in favor of the approval of the Plan of Liquidation Proposal, it is in the best interests of our stockholders to enable us to continue to seek to obtain a sufficient number of additional votes in favor of approval of the Plan of Liquidation Proposal to bring about the approval of the Plan of Liquidation Proposal.
The Board unanimously recommends a vote “FOR” the Adjournment Proposal.

PROPOSAL THREE:
ELECTION OF DIRECTORS PROPOSAL
General
The Board ultimately is responsible for the management and control of our business and operations. We have no employees and have retained our Advisor to manage our day-to-day operations, including the acquisition of our properties. The Advisor is an affiliate of our sponsor, Hines Interests Limited Partnership (“Hines”). The Board, especially our independent directors, is responsible for monitoring and supervising our Advisor’s conduct of our day-to-day operations.
Our Charter and bylaws provide for a Board with no fewer than three and no more than ten directors, a majority of whom must be independent. An “independent director” is defined under our Charter and means a person who is not, and within the last two years has not been, directly or indirectly associated with Hines or our Advisor by virtue of:

•	ownership of an interest in Hines, our Advisor or their affiliates, other than the Company or any affiliate with securities registered under the Exchange Act;

•
employment by (or service as an officer, trust manager or director of) Hines, our Advisor or their affiliates, other than service as a director for us or any affiliate with securities registered under the Exchange Act;

•	performance of services, other than as a director, for us or any affiliate with securities registered under the Exchange Act;

•	service as a director, trust manager or trustee of more than three real estate investment trusts advised by our Advisor or organized by Hines; or

•	maintenance of a material business or professional relationship with Hines, our Advisor or any of their affiliates.
An independent director cannot be associated with us, Hines or our Advisor, either directly or indirectly, as set forth above. An indirect relationship includes circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law, is or has been associated with us, Hines, our Advisor, or their affiliates.
A business or professional relationship is considered material if the gross revenue derived by the director from our Advisor or Hines and their affiliates exceeds five percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.
In addition, our independent directors must meet the independence requirements specified below under “Corporate Governance.”
We currently have seven directors, four of whom are independent. Generally, directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders or (if longer) until his or her successor has been duly elected and qualifies.
During 2017, the Board held 29 meetings, including board committee meetings. No director attended fewer than 75 percent of the aggregate of all meetings held during 2017 by the Board and by board committees. The Board has adopted a policy that each director is expected to attend annual meetings of stockholders when possible. All of our directors attended the 2017 annual meeting of stockholders, and we anticipate that all of our directors will attend our 2018 annual meeting of stockholders.

Nominees for the Board
The proxy holders named on the proxy card intend to vote for the election of the seven nominees listed below. The Board has selected these nominees on the recommendation of the Board’s Nominating and Corporate Governance Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are authorizing a proxy by telephone or the Internet, follow the instructions provided when you vote. Directors will be elected by the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the meeting. Any shares not voted by abstention, withholding authority, or broker non-vote will have the effect of votes against the election of nominees to the Board.
If, by the time of the meeting, one or more of the nominees should become unable to serve for any reason, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. No proxy will be voted for a greater number of persons than the number of nominees described in this proxy statement.
The following individuals are the seven nominees for the Board:

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Jeffrey C. Hines	62	2008
Mr. Hines joined Hines in 1982. He has served as the Chairman of the Board, and as Chairman of the managers of the general partner of our Advisor since December 2008. Mr. Hines has served as the Chairman of the board of directors of Hines Global Income Trust, Inc. (f/k/a/ Hines Global REIT II) (“Hines Global Income Trust”) and Chairman of the managers of the general partner of Hines Global REIT II Advisors LP (“HGRIIALP”), the advisor to Hines Global Income Trust, since July 2013. Mr. Hines has also been the Chairman of the board of directors of Hines Real Estate Investment Trust, Inc. (“Hines REIT”), Chairman of the managers of the general partner of HALP Advisors Limited Partnership (“HALP”), the advisor to Hines REIT, and a member of the management board of the Hines US Core Office Fund LP (the “Core Fund”) since August 2003. He is also the co-owner and President and Chief Executive Officer of the general partner of Hines and is a member of Hines’ Executive Committee. Mr. Hines is responsible for overseeing all firm policies and procedures as well as day-to-day operations of Hines. He became President of the general partner of Hines in 1990 and Chief Executive Officer of the general partner of Hines in January 2008 and has overseen a major expansion of the firm’s personnel, financial resources, domestic and foreign market penetration, products and services. He has been a major participant in the development of the Hines domestic and international acquisition program and currently oversees a portfolio of $111 billion in assets under management. Mr. Hines graduated from Williams College with a B.A. in Economics and received his M.B.A. from Harvard Business School.

We believe that Mr. Hines’ career, spanning more than 35 years in the commercial real estate industry, including his leadership of Hines, and the depth of his knowledge of Hines and its affiliates, qualifies him to serve on the Board.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Colin P. Shepherd	58	2012
Mr. Shepherd joined Hines in 1982. Mr. Shepherd was elected to the Board in September 2012 and is currently Chairman of Hines’ Investments and Performance Committee and oversees the Investment Management and Research groups. He is a member of Hines’ Executive Committee and Investment Committee. He served as a Senior Vice President of Hines from June 1994 to April 2012, where he contributed to the development, acquisitions, operations, and transactions of more than 23 million square feet of commercial real estate in Los Angeles, Seattle, Salt Lake City, Orange County, San Diego, and Houston. He graduated from Massachusetts Institution of Technology with a B.S. in Civil Engineering and received his M.S. in Management from Massachusetts Institute of Technology.

We believe that Mr. Shepherd’s significant experience in the commercial real estate industry, including his 35 year tenure at Hines and his vast knowledge of Hines’ financial and investment policies, qualifies him to serve on our
Board.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Charles M. Baughn	63	2008
Mr. Baughn joined Hines in 1984. Mr. Baughn has served as a member of the Board and as a manager of the general partner of our Advisor since December 2008. In addition, Mr. Baughn has been a member of the board of directors of Hines REIT since April 2008 and as a manager of the general partner of HALP since August 2003. He served as Chief Executive Officer of Hines REIT and the general partner of HALP from August 2003 through April 1, 2008. Additionally, since July 2013, Mr. Baughn has served as a member of the board of directors of Hines Global Income Trust and as a member of the general partner of HGRIIALP. He has served as the Senior Managing Director and Chief Financial Officer of the general partner of Hines since 2012. In this role, he is responsible for overseeing Hines’ operating business including central services, balance-sheet related activities and bank and other debt financing. Previously, he also has served as an Executive Vice President and CEO-Capital Markets Group of the general partner of Hines from April 2001 through 2012 and, as such, was responsible for overseeing Hines’ capital markets group, which raises, places and manages equity and debt for Hines projects in the U.S. and internationally. Mr. Baughn is also a member of the Hines' Executive Committee and a director of Hines Securities, Inc. Until May 2015, Mr. Baughn also served as the Chief Executive Officer of our Dealer Manager. Mr. Baughn has also been a member of the management board of the Core Fund since 2003. During his tenure at Hines, he has contributed to the development or redevelopment of over 9 million square feet of office and special use facilities in the southwestern United States. He graduated from the New York State College of Ceramics at Alfred University with a B.A. and received his M.B.A. from the University of Colorado. Mr. Baughn holds Series 7, 24 and 63 securities licenses.

We believe that Mr. Baughn’s experience in the commercial real estate industry during his more than 33 year career with Hines, including his familiarity with Hines’ financial and investment policies, qualifies him to serve on the Board.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Jack L. Farley	53	2009
Mr. Farley has served as an independent director since June 2009. Mr. Farley has served as the President and Chief Executive Officer of Apex Compressed Air Energy Storage LLC, since January 2011, the year the company was launched in order to develop, build, operate, and commercialize utility-scale compressed air energy storage assets. Prior to that he co-founded Liberty Green Renewables, LLC in June 2008 to pursue development, construction and operation of biomass-to-electricity generation projects in the Midwest and Southeast US. From 2003 to February 2008, Mr. Farley was Senior Vice President of Cinergy Corp., where he was responsible for the Power Trading and Marketing group. During his tenure, the group had approximately $30 billion of annual physical power sales and ranked in the top 15 in the US. Cinergy Corp. merged with Duke Energy (NYSE: DUK) in 2006. In October 2007, Fortis NV acquired Duke’s trading operations as a strategic enhancement to its nascent US banking activities. Prior to joining Cinergy/Duke, Mr. Farley was President of the West Region at Reliant Resources, Inc., where he managed a $1.1 billion portfolio of power generation assets, and was responsible for the development and construction of two combined-cycle gas turbine projects with a total investment of approximately $750 million.

We believe that Mr. Farley’s extensive leadership experience and understanding of the requirements of managing a public company, acquired during his tenure at Cinergy Corp. and Duke Energy qualify him to serve on the Board. This experience along with Mr. Farley’s M.B.A. from The Wharton School and his involvement in the preparation of earnings statements and the compliance process for Sarbanes-Oxley requirements of public companies enable him to provide valuable insight to the Board and our Audit Committee, for which he serves as Chairman.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Thomas L. Mitchell	57	2009
Mr. Mitchell has served as an independent director since June 2009. Mr. Mitchell served as the Executive Vice President and Chief Financial Officer of Devon Energy Corporation (NYSE:DVN) from February 2014 to April 2017. Prior to February 2014, he served as the Executive Vice President and Chief Financial Officer of Midstates Petroleum Company, Inc. (NYSE: MPO), formerly Midstates Petroleum Company LLC, an exploration and production company, since 2011, and member of the Midstates board of directors from 2012 until January 2014. From 2006 to 2011, he was the Senior Vice President, Chief Financial Officer, Treasurer and Controller of Noble Corporation (NYSE: NE), a publicly-held offshore drilling contractor for the oil and gas industry. From 1997 to November 2006, Mr. Mitchell served as Vice President and Controller of Apache Corporation (NYSE, NASDAQ: APA), a publicly-held oil and gas exploration, development and production company. From 1996 to 1997, he served as Chief Accounting Officer and Controller of Apache, and from 1989 to 1996 he served Apache in various positions. Prior to joining Apache, Mr. Mitchell spent seven years at Arthur Andersen & Co., an independent public accounting firm, where he practiced as a Certified Public Accountant (currently inactive), managing clients in the oil and gas, banking, manufacturing and government contracting industries. Mr. Mitchell graduated with honors from Bob Jones University with a B.S. in Accounting.

We believe Mr. Mitchell’s significant leadership experience at four public companies qualifies him to serve on the Board. In addition, through his previous experience in public accounting, Mr. Mitchell is able to provide valuable insight with respect to financial reporting processes and our system of internal controls.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
John S. Moody	69	2009
Mr. Moody has served as an independent director since June 2009. Mr. Moody has been President of Parkside Capital, LLC in Houston since January 2006. Parkside Capital, LLC is the general partner and manager of Parkside Capital Land Fund, LTD., a Texas real estate private equity firm which invests in raw land in high growth markets in Texas. From January 2004 to December 2005, Mr. Moody was the President and Chief Executive Officer of HRO Asset Management, LLC, a real estate advisory business headquartered in New York City, where he oversaw the acquisition of $850 million of real estate assets. From September 2001 to December 2003, he was the President of Marsh & McLennan Real Estate Advisors, Inc., where he developed the real estate strategy for the Marsh & McLennan Companies, including directing the execution of all real estate leases, projects and transactions. Mr. Moody was also the President and Chief Executive Officer of Cornerstone Properties, Inc., a publicly-held equity REIT which acquired, developed and operated large scale Class A office buildings in major metropolitan markets throughout the U.S. During his tenure at Cornerstone, assets grew from $500 million to $4.8 billion. From 1991 to 1995, Mr. Moody was the President and Chief Executive Officer of Deutsche Bank Realty Advisors, Inc., where he oversaw a $2 billion equity and debt portfolio. Mr. Moody has been a member of the board of directors of Huron Consulting Group (NASDAQ: HURN), a publicly-held integrated strategic services provider since October 2005. Since September 2006, he has been a member of the board of directors of Potlatch Corporation (NYSE: PCH), a publicly-held REIT with approximately 1.6 million acres of forestland. He became the Vice Chairman of the board of directors of Potlatch in January 2009. Mr. Moody also has served as the Chairman of the board of directors of Four Corners Property Trust Inc. (NYSE: FCPT) since November 2015. Mr. Moody was a member of the board of directors and Chairman of the Compensation Committee of CRIIMI MAE, Inc., a publicly-held REIT, from January 2004 to January 2006. He was also a member of the board of directors and Chairman of the Compensation Committee of Keystone Property Trust, a publicly-held REIT, from 2001 to 2004. Mr. Moody graduated from Stanford University with a B.S. and received his J.D. with honors from the University of Texas.

We believe that Mr. Moody’s significant experience in the commercial real estate industry qualifies him to serve as one of our directors. Drawing on this experience, Mr. Moody is able to provide valuable insight regarding our investment strategies, internal controls and financial risk exposures. In addition, through his experience serving on the boards of several public companies, Mr. Moody is well-versed in the requirements of serving on a public company board.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Peter Shaper	52	2009
Mr. Shaper has served as an independent director since June 2009. He has served as a director and member of the audit committee of HMS Income Fund, Inc. (“HMS”) since May 2012. Mr. Shaper also has served as the Chairman and Chief Executive Officer of Greenwell Energy Solutions, an independent specialty chemical supplier to the upstream oil and gas industry, since 2012. Additionally, he is a founding partner of Genesis Park LP, a Houston-based private equity firm which was founded in 2000 and primarily focuses on buyouts, partnering strategies with public corporations and growth financing bringing each company capital, commercial execution capabilities and a depth of experience in mergers and acquisitions. Mr. Shaper also was the Chief Executive Officer of Harris CapRock Communications, Inc., a global provider of broadband communications to remote locations via satellite with revenues of over $300 million from 2002 through June 2011, when he resigned. From 1998 to 2000, Mr. Shaper was the president of Donnelley Marketing, a Division of First Data Corporation, where he was directly responsible for the turnaround and eventual sale of the $100 million revenue database marketing company to a strategic buyer. In 1996, Mr. Shaper helped found the Information Management Group, or IMG, as its Executive Vice President of Operations and Chief Financial Officer. IMG grew to over $600 million in revenue during Mr. Shaper’s tenure. Prior to joining IMG, Mr. Shaper was with a Dallas-based private equity firm, where he was responsible for investments in numerous technology-oriented companies, as well as assisting those companies with developing long-term strategies and financial structures. Mr. Shaper also has several years’ experience with the international consulting firm McKinsey & Company. Mr. Shaper graduated from Stanford University with a B.S. in industrial engineering and received his M.B.A. from Harvard Business School.
We believe Mr. Shaper’s significant experience as a senior executive officer of sophisticated companies such as Greenwell Energy Solutions, Harris CapRock Communications, Genesis Park and Donnelley Marketing/First Data, as well as his experience founding and leading IMG, qualify him to serve on the Board.

The Board unanimously recommends a vote “FOR” each of the nominees.

CORPORATE GOVERNANCE
The four standing committees of the Board are: the Audit Committee, the Conflicts Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. You may obtain copies of the charters for all of our Board committees from our website at www.hinessecurities.com/reits/hines-global-reit/corporate-governance/. Each committee has four members and is composed entirely of our four independent directors. Currently, Mr. Moody serves as chairman of the Conflicts Committee, Mr. Farley serves as chairman of the Audit Committee, Mr. Shaper serves as chairman of the Compensation Committee and Mr. Mitchell serves as chairman of the Nominating and Corporate Governance Committee.
The Board has determined that each of our independent directors is independent within the meaning of the applicable (i) provisions set forth in our Charter, and (ii) requirements set forth in the Exchange Act and the applicable SEC rules, and (iii) although our shares are not listed on the New York Stock Exchange (the “NYSE”), under the independence rules set forth in the NYSE Listed Company Manual. The Board follows the NYSE rules governing independence as part of its policy of maintaining strong corporate governance practices. To be considered independent under the NYSE rules, the Board must determine that a director does not have a material relationship with us and/or our consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including Hines and its affiliates). Under the NYSE rules, a director will not be independent if:

•	the director was employed by us within the last three years;

•	an immediate family member of the director was employed by us as an executive officer within the last three years;

•
the director, or an immediate family member of the director, received more than $120,000 during any 12-month period within the last three years in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
the director is a current partner or employee of a firm that is our internal or external auditor, the director has an immediate family member who is a current partner of such a firm, the director has an immediate family member who is a current employee of such a firm and personally works on our audit, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•
the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•
the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

Interested parties may communicate matters they wish to raise with the directors by writing to Hines Global REIT, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, Attention: Ryan T. Sims, Chief Financial Officer and Secretary. Mr. Sims will deliver all appropriate communications to the Nominating and Corporate Governance Committee of the Board, which will, in its discretion, deliver such communications (together with any recommendations) to the Board no later than the next regularly scheduled meeting of the Board.
Audit Committee

The Audit Committee, in performing its duties:

•	oversees the integrity of our financial statements and other financial information to be provided to our stockholders;

•	directly appoints, retains, compensates, evaluates and terminates the independent auditors;

•	reviews with the independent auditors the plans and results of the audit engagement;

•	approves professional services provided by our principal independent registered public accounting firm;

•	reviews the independence, performance and qualifications of our principal independent registered public accounting firm;

•	considers and approves the range of audit and non-audit fees;

•	reviews the adequacy of our systems of disclosure controls and internal controls over financial reporting; and

•	oversees our compliance with legal and regulatory requirements.
The Board has determined that each member of our Audit Committee is independent within the meaning of the applicable requirements set forth in or promulgated under the Exchange Act, as well as in the NYSE rules. In addition, the Board has determined that Jack L. Farley is an “audit committee financial expert” within the meaning of the applicable rules promulgated by the SEC. Unless otherwise determined by the Board, no member of the committee may serve as a member of the Audit Committee of more than two other public companies. During 2017, the Audit Committee held six meetings.
The Audit Committee’s report on our financial statements for the fiscal year ended December 31, 2017 is presented below under the heading “Audit Committee Report.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, in performing its duties:

•	assists the Board in identifying individuals qualified to become members of the Board;

•	recommends candidates to the Board to fill vacancies on the Board and to stand for election by the stockholders at the annual meeting;

•	recommends committee assignments for directors to the full Board;

•	periodically assesses the performance of the Board;

•	reviews and recommends appropriate corporate governance policies and procedures to the Board; and

•
reviews and reassesses the adequacy of and compliance with our Code of Business Conduct and Ethics for Senior Officers and Directors and recommends any proposed modifications to the Board for approval.

The Board has determined that each member of our Nominating and Corporate Governance Committee is independent within the meaning of the applicable requirements set forth in or promulgated under the Exchange Act, as well as in the NYSE rules.
Among the criteria the committee uses in evaluating the suitability of individual nominees for the Board (whether such nominations are made by management, a stockholder or otherwise), the committee considers each nominee’s:

•	personal and professional integrity, experience and skills;

•	ability and willingness to devote the time and effort necessary to be an effective Board member; and

•	commitment to acting in our best interests and the best interests of our stockholders.
The committee also gives consideration to the diversity of the Board in terms of having an appropriate mix of experience, education and skills, to the requirements contained in our Charter and to each nominee’s ability to exercise independence of thought, objective perspective and mature judgment and to understand our business operations and objectives. Moreover, as required by our Charter, a director other than an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire, and at least one of our independent directors must have at least three years of relevant real estate experience.
If the Board determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee considers whether it is advisable to retain a third-party search firm to identify candidates. [During 2017, the committee paid no fees to third parties to assist in identifying or evaluating potential nominees.] The Nominating and Corporate Governance Committee also considers nominees timely submitted by stockholders under and in accordance with the provisions of our bylaws (see “Stockholder Proposals for the 2019 Annual Meeting” below). A stockholder’s notice must set forth specified information as to each person whom the stockholder proposes to nominate for election to the board, including all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, by Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). The Nominating and Corporate Governance Committee will consider all such nominees and will take into account all factors the committee determines are relevant, including the factors summarized above.
During 2017, the Nominating and Corporate Governance Committee held three meetings.
Conflicts Committee
The Conflicts Committee reviews and approves specific matters that the Board believes may involve conflicts of interest to determine whether the resolution of the conflict of interest is fair and reasonable to us and our stockholders. The Conflicts Committee is responsible for reviewing and approving the terms of all transactions between us and Hines or its affiliates or any member of the Board, including (when applicable) the economic, structural and other terms of all acquisitions and dispositions and the annual renewal of the Advisory Agreement. The Conflicts Committee is also responsible for reviewing and approving each purchase or lease by us of property from an affiliate or purchase or lease by an affiliate from us. The Conflicts Committee is responsible for reviewing our Advisor’s performance and the fees and expenses paid by us to our Advisor and any of its affiliates. The review of such fees and expenses is required to be performed with sufficient frequency, but at least annually, to determine that the expenses incurred are in the best interest of our stockholders. The Conflicts Committee is also responsible for reviewing Hines’ performance as property manager of our directly owned properties. In addition, from August 2015 through April 2017, the members of the Conflicts Committee also served as members of the Special Committee for the purpose of considering the Company’s potential strategic alternatives. See “Proposal One: Plan of Liquidation Proposal—Background of the Plan of Liquidation” for more information regarding the Special Committee.
During 2017, the Conflicts Committee held seven meetings. The Conflicts Committee has reviewed our policies and reports that they are being followed by us and are in the best interests of our stockholders. Please read “Certain Relationships and Related Transactions—Policies and Procedures for Review of Related Party Transactions.” The Conflicts Committee reviewed each of the material transactions between Hines and its affiliates and the Company, which occurred during 2017. These transactions are described in “Certain Relationships and Related Transactions” below. The Conflicts Committee has determined that all our transactions and relationships with Hines and its affiliates during 2017 were fair and were approved in accordance with the policies referenced in “Certain Relationship and Related Transactions” below.
Compensation Committee

The Compensation Committee’s primary purpose is to oversee our compensation programs. The committee generally reviews and approves or recommends to the Board the compensation and benefits for our independent directors. We do not pay our non-independent directors for their service as directors. In the event we hire employees, our Compensation Committee will review and approve the compensation for our executive officers, as well as any employment, severance and termination agreements or arrangements made with any executive officer.
The Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, provided that the decision of such subcommittee shall be presented to the full Compensation Committee at its next meeting. During 2017, the Compensation Committee held three meetings.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions, whether acting in their capacities as our officers or in their capacities as officers of our Advisor or its general partner. The Code of Business Conduct and Ethics covers topics including conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations. Our Code of Business Conduct and Ethics is available, free of charge, on the Corporate Governance section of our website, www.hinessecurities.com/reits/hines-global-reit/corporate-governance/. You may also obtain a copy of this code by writing to: Hines Global REIT Investor Relations, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics that relate to any executive officer or director must be approved by our Nominating and Corporate Governance Committee and will be posted on our website at www.hinessecurities.com/reits/hines-global-reit/corporate-governance/ within four business days of any such waiver.
Compensation Committee Interlocks and Insider Participation
During 2017, our Compensation Committee consisted of Messrs. Farley, Mitchell, Moody and Shaper, our four independent directors. None of our executive officers served as a director or member of the compensation committee of an entity whose executive officers included a member of the Board or Compensation Committee.
Board Leadership Structure and Role in Risk Oversight
We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Sherri W. Schugart, as our Chief Executive Officer, is responsible for overall management of our business strategy and day-to-day operations, while Mr. Hines, as our Chairman, presides over meetings of the Board and provides guidance to Ms. Schugart regarding policies and procedures approved by the Board.
The Board has determined that four of the seven members of the Board are “independent” within the standards of the NYSE, and each of our committees is comprised entirely of our independent directors. Each committee is given significant responsibility to oversee our governance policies and procedures and remains actively involved in the oversight of risk management and assessment. The Board receives periodic presentations from our executive officers regarding our compliance with our corporate governance practices. While the Board maintains oversight responsibility, management is responsible for our day-to-day risk management processes. The Board believes this division of responsibility is the most effective approach for addressing the risks we face.

DIRECTOR COMPENSATION
The Board’s Compensation Committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Because of our unique attributes as an externally-managed REIT, service as an independent director on the Board requires a substantial time commitment. The Compensation Committee balances these considerations with the principles that our independent director compensation program should be transparent and, in part, should align directors’ interests with those of our stockholders.
The following table sets forth information regarding compensation paid to or earned by our directors during 2017.
2017 Director Compensation

Name	Fees Earned or Paid in Cash	Aggregate Stock Awards (1)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
Jack L. Farley	$118,429	$30,000	$—	$—	$—	$—	$148,429
Thomas L. Mitchell	$113,429	$30,000	$—	$—	$—	$—	$143,429
John S. Moody	$130,929	$30,000	$—	$—	$—	$—	$160,929
Peter Shaper	$107,429	$30,000	$—	$—	$—	$—	$137,429
Jeffery C. Hines, Colin P. Shepherd and Charles M. Baughn (3)	$—	$—	$—	$—	$—	$—	$—

(1)
Each of Messrs. Farley, Mitchell, Moody and Shaper received 2,991.027 restricted shares of common stock upon his re-election to the Board following our 2017 annual meeting. The shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act for transactions not involving any public offering.

(2)
The value of common stock awards was calculated based on the estimated net asset value, or NAV of $10.03 per share as of December 31, 2016 which was the estimated NAV per share most recently determined by the Board prior to the September 5, 2017 grant date of the awards.

(3)	Messrs. Hines, Shepherd and Baughn, who are employees of Hines, receive no compensation for serving as members of the Board.

We paid our independent directors an annual fee of $40,000, and a fee of $2,000 for each meeting of the board (or any committee thereof) attended in person for the period from January 1, 2017 through September 4, 2017. Effective as of September 5, 2017, the annual fee to be paid to our independent directors increased to $50,000, and for the period from September 5, 2017 through December 31, 2017, we paid the annual fees to our independent directors at this new rate on a pro rata basis. We paid each of our independent directors a fee of $750 for each board or committee meeting attended via teleconference, regardless of its length. In the event that a committee meeting was held on the same day as a meeting of the Board, each independent director received $1,500 for each committee meeting attended in person on such day.
We paid the following annual retainers to the Chairpersons of the Board’s committees for 2017:

•	$7,500 to the Chairperson of the Conflicts Committee;

•	$10,000 to the Chairperson of the Audit Committee;

•	$5,000 to the Chairperson of the Compensation Committee; and

•	$5,000 to the Chairperson of the Nominating and Corporate Governance Committee.

In addition to the annual retainers, we paid monthly retainers to the members of the Conflicts Committee in 2016 and for the three months ended March 31, 2017, of $7,500 to the Chairperson of the Conflicts Committee and $5,000 to the other members of the Conflicts Committee. These monthly retainers were paid to the members of the Conflicts Committee while they also served as members of the Special Committee for the purpose of considering the Company’s potential strategic alternatives. The Board discontinued the additional monthly retainers, effective April 1, 2017. See “Proposal One: Plan of Liquidation Proposal—Background of the Plan of Liquidation” for more information regarding the Special Committee.
All directors are reimbursed by us for reasonable out-of-pocket expenses incurred in connection with attendance at Board or committee meetings.
For the year ended December 31, 2016, each independent director reelected to the Board (whether through a stockholder meeting or by directors to fill a vacancy on the Board) was granted $25,000 in restricted shares on or about the date of election or reelection. Effective as of September 5, 2017, the amount of restricted shares to be granted to each independent director who is elected or reelected to the Board increased to $30,000. These restricted shares will fully vest on the earlier to occur of: (i) the first anniversary of the applicable grant date, subject to the independent director serving continuously as an independent director through and until the first anniversary of the applicable grant date; (ii) the termination of service as an independent director due to the independent director’s death or disability; or (iii) a change in control of the Company, subject to the independent director serving continuously through and until the date of the change in control of the Company.

EXECUTIVE OFFICERS
Listed below are our current executive officers, each of whom has been elected to serve until our 2019 annual meeting of stockholders, or (if longer) until a qualified successor has been duly elected. The business address of each of our executive officers is: c/o Hines Global REIT, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118.

Name and Title	Age	Experience
Sherri W. Schugart, President and Chief Executive Officer	52
Ms. Schugart joined Hines in 1995. In February 2016, Ms. Schugart was appointed as a member of Hines’ Executive Committee. Ms. Schugart has served as President and Chief Executive Officer for us and for the general partner of our Advisor since March 2013. Ms. Schugart has also served as President and Chief Executive Officer for Hines REIT, the general partner of HALP and the Core Fund, since March 2013. Ms. Schugart has also served as President and Chief Executive Officer for Hines Global Income Trust and the general partner of HGRIIALP since August 2013. Also since March 2013, Ms. Schugart has served as the President and Chief Executive Officer of HMS and HMS Adviser GP LLC (the “HMS GP”), the general partner of the adviser to HMS. Additionally, in February 2014, Ms. Schugart was appointed as the Chairperson of the board of directors of HMS. HMS is a public specialty finance company sponsored by Hines, which was formed in 2011 and intends to make debt and equity investments in companies with revenues generally between $10 million and $3 billion that operate in diverse industries. Prior to March 2013, Ms. Schugart had served as the Chief Operating Officer for us and the general partner of our Advisor and as the Chief Operating Officer of Hines REIT, the general partner of HALP and the Core Fund since November 2011. In these roles, Ms. Schugart was responsible for the execution of each entity’s business plan and oversight of day-to-day business operations, including issues related to portfolio strategy, asset management and all other operational and financial matters of each entity. Ms. Schugart also served as Chief Financial Officer for us and the general partner of our Advisor from inception in December 2008 through October 2011. Ms. Schugart also served as the Chief Financial Officer for Hines REIT and the general partner of HALP from August 2003 through October 2011 and as the Chief Financial Officer of the Core Fund from July 2004 through October 2011. In these roles, her responsibilities included oversight of financial and portfolio management, equity and debt financing activities, investor relations, accounting, financial reporting, compliance and administrative functions in the U.S. and internationally. She has also been a Senior Managing Director of the general partner of Hines since October 2007 and has served as a director of the Dealer Manager since August 2003. Prior to holding these positions, she was a Vice President in Hines Capital Markets Group raising equity and debt financing for various Hines investment vehicles in the U.S. and internationally. Ms. Schugart has been responsible for arranging and managing more than $10 billion in equity and debt for Hines’ public and private investment funds. Prior to joining Hines, Ms. Schugart spent eight years with Arthur Andersen LLP, where she served both public and private clients in the real estate, construction, finance and banking industries. She holds a Bachelor of Business Administration degree in Accounting from Southwest Texas State University.

Name and Title	Age	Experience
Ryan T. Sims, Chief Financial Officer and Secretary	46
Mr. Sims joined Hines in August 2003. Since November 2011, Mr. Sims has served as the Chief Financial Officer and Secretary for us and the general partner of our Advisor. Since November 2011, Mr. Sims has also served as the Chief Financial Officer and Secretary of Hines REIT, the general partner of HALP and the Core Fund. Also since 2011, Mr. Sims has served as the Chief Financial Officer and Secretary of HMS and of the general partner of the adviser to HMS. Since August 2013, Mr. Sims has served as the Chief Financial Officer and Secretary of Hines Global Income Trust and the general partner of HGRIIALP. In these roles, Mr. Sims is responsible for the oversight of financial operations, equity and debt financing activities, investor relations, accounting, financial reporting, tax, legal, compliance and administrative functions in the U.S. and internationally. From December 2008 until November 2011, Mr. Sims served as the Chief Accounting Officer for us and the general partner of our Advisor. From April 2008 until November 2011, Mr. Sims also served as the Chief Accounting Officer of Hines REIT, the general partner of HALP and the Core Fund. In these roles, he was responsible for the oversight of the accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program in the U.S. and internationally. He was also responsible for establishing the companies’ accounting policies and ensuring compliance with those policies in the U.S. and internationally. He has also previously served as a Senior Controller for Hines REIT and the general partner of its advisor from August 2003 to April 2008 and the Core Fund from July 2004 to April 2008. Prior to joining Hines, Mr. Sims was a manager in the audit practice of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration degree in Accounting from Baylor University and is a certified public accountant.

David L. Steinbach, Chief Investment Officer	41
Mr. Steinbach joined Hines in 1999. Mr. Steinbach has served as the Chief Investment Officer for us and the general partner of our Advisor since July 2014.  Mr. Steinbach has also served as the Chief Investment Officer for Hines Global Income Trust and the general partner of HGRIIALP since July 2014. In these roles, he is responsible for management of the real estate acquisition program in the U.S. and internationally.  He has served as a Managing Director of the general partner of Hines since February 2011.  He has been responsible for the acquisition of over $4 billion in assets for various Hines affiliates in the U.S. and internationally.  Prior to this role he served in various roles in which he was responsible for acquisitions, asset management and property dispositions on behalf of Hines REIT, Hines Global Income Trust and the Core Fund, both in the U.S. and internationally.  He graduated from Texas A&M University with a Bachelors and Masters in Business Administration.

Name and Title	Age	Experience
Kevin L. McMeans, Asset Management Officer	53
Mr. McMeans joined Hines in 1992. Since December 2008, Mr. McMeans has served as the Asset Management Officer for us and the general partner of our Advisor. Mr. McMeans has also served as the Asset Management Officer of Hines REIT and the general partner of HALP since April 2008. Mr. McMeans also has served as Asset Management Officer for Hines Global Income Trust and the general partner of HGRIIALP since August 2013. He also has served as the Asset Management Officer of the Core Fund since January 2005. Since February 2015, he has served as the Senior Managing Director of Investment Management of the general partner of Hines. Prior to February 2015, he also served as a Managing Director of Investment Management of the general partner of Hines. In these roles, he is responsible for overseeing the management of the various investment properties owned by each of the funds in the U.S. and internationally. He previously served as the Chief Financial Officer of Hines Corporate Properties, an investment venture established by Hines with a major U.S. pension fund, from 2001 through June 2004. In this role, Mr. McMeans was responsible for negotiating and closing debt financings, underwriting and evaluating new investments, negotiating and closing sale transactions and overseeing the administrative and financial reporting requirements of the venture and its investors. Before joining Hines, Mr. McMeans spent four and a half years at Deloitte & Touche LLP in the audit department. He graduated from Texas A&M University with a B.S. in Computer Science.

J. Shea Morgenroth, Chief Accounting Officer and Treasurer	42
Mr. Morgenroth joined Hines in October 2003. Since November 2011, Mr. Morgenroth has served as the Chief Accounting Officer and Treasurer for us and the general partner of our Advisor. Mr. Morgenroth has also served as Chief Accounting Officer and Treasurer of Hines REIT and the general partner of HALP since November 2011. Mr. Morgenroth has also served as Chief Accounting Officer and Treasurer for Hines Global Income Trust and the general partner of HGRIIALP since August 2013. In these roles, Mr. Morgenroth is responsible for the oversight of the treasury, accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program in the U.S. and internationally. Prior to his appointment, Mr. Morgenroth served as a Senior Controller for us and the general partner of our Advisor from December 2008 until November 2011 and for Hines REIT and the general partner of HALP from January 2008 until November 2011 and as a Controller for Hines REIT and HALP from October 2003 to January 2008. In these roles, he was responsible for the management of the accounting, financial reporting and SEC reporting functions. Prior to joining Hines, Mr. Morgenroth was a manager in the audit practice of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration degree in Accounting from Texas A&M University and is a certified public accountant.

EXECUTIVE COMPENSATION
We have no employees. Our day-to-day management functions are performed by our Advisor and its affiliates. All of our executive officers are employed by and receive compensation from our Advisor or its affiliates, for all of their services to the Hines organization, including their service as our executive officers. The compensation received by our executive officers is not paid or determined by us, but rather by our Advisor or affiliates of our Advisor based on all the services provided by these individuals to the Hines organization, including us. As a result, we do not have and our compensation committee has not considered, a compensation policy or program for our executive officers and have not included a “Compensation Discussion and Analysis,” or “Compensation Committee Report” in this proxy statement. See “Certain Relationships and Related Transactions” below for a discussion of fees and expenses payable to our Advisor and its affiliates.

STOCK OWNERSHIP BY DIRECTORS,
EXECUTIVE OFFICERS AND CERTAIN STOCKHOLDERS
Ownership
The following table shows, as of April 1, 2018, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.

		Common Shares Beneficially Owned		(2)
Name of Beneficial Owner (1)	Position	Number of Common Shares	Percentage of Class
Jeffrey C. Hines	Chairman of the Board of Directors	1,111	* (3) (4)
Colin P. Shepherd	Director	—	—
Charles M. Baughn	Director	8,817	*
Jack L. Farley	Independent Director	8,857	*
Thomas L. Mitchell	Independent Director	8,081	*
John S. Moody	Independent Director	8,081	*
Peter Shaper	Independent Director	8,081	*
Sherri W. Schugart	President and Chief Executive Officer	2,222	*
Ryan T. Sims	Chief Financial Officer and Secretary	834	*
David L. Steinbach	Chief Investment Officer	—	—
Kevin L. McMeans	Asset Management Officer	1,667	*
J. Shea Morgenroth	Chief Accounting Officer and Treasurer	1,667	*
All directors and executive officers as a group		49,418	*

*	Amount represents less than 1%

(1)	The address of each person listed is c/o Hines Global REIT, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6618.

(2)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of the Company’s stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of April 1, 2018 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(3)
Includes 1,111.111 shares of common stock owned directly by Hines Global REIT Investor Limited Partnership. Mr. Hines is deemed to be the beneficial owner of the shares owned by Hines Global REIT Investor Limited Partnership.

(4)
This amount does not include (i) the 21,111.111 OP Units and (ii) the Special OP Units of the Operating Partnership owned by Hines Global REIT Associates Limited Partnership. Limited partners in the Operating Partnership may request repurchase of their OP Units for cash or, at our option, common shares on a one-for-one basis, beginning one year after such OP Units were issued. The holder of the Special OP Units is entitled to distributions from the Operating Partnership under certain circumstances. In addition, under the Advisory Agreement, if we are not advised by an entity affiliated with Hines, Hines or its affiliates may cause the Operating Partnership to purchase some or all of the Special OP Units or any other OP Units then held by such entities for cash (or in certain cases, a promissory note) or our shares as determined by the seller. Mr. Hines and Gerald D. Hines indirectly own and/or control Hines Global REIT Associates Limited Partnership.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16 forms that they file with the SEC. To our knowledge, there are no persons who beneficially own more than 10% of a registered class of our equity securities.
Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons, we believe that in 2017 our directors and executive officers complied with all filing requirements under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Advisor
We do not have employees. Subject to the supervision of the Board, our day-to-day operations are conducted by our Advisor in accordance with the Advisory Agreement. Our Advisor is an affiliate of Hines and is wholly-owned, indirectly, by, or for the benefit of, the Chairman of the Board, Jeffrey C. Hines, and his father, Gerald D. Hines. All of our executive officers are employed by, and all of our executive officers actively participate in, the management of our Advisor and its affiliates. Jeffrey C. Hines serves as the Chairman of the Managers of the general partner of our Advisor and Charles M. Baughn serves as a Manager of the general partner of our Advisor.
Our executive officers have control and primary responsibility for the management decisions of our Advisor, including the selection of investment properties to be recommended to the Board, the negotiations for these investments, and the property management and leasing of properties we acquire directly. The Advisory Agreement was renewed as of December 27, 2017 and has a term ending December 31, 2018 that may be renewed for an unlimited number of successive periods (up to one year at a time) upon the mutual consent of the parties. Renewals of the agreement must be approved by the Conflicts Committee. The Advisory Agreement may be terminated:

•
immediately by us (i) in the event our Advisor commits fraud, criminal conduct, willful misconduct or negligent breach of fiduciary duty, (ii) upon the bankruptcy of our Advisor or its involvement in similar insolvency proceedings or (iii) in the event of a material breach of the Advisory Agreement by our Advisor that remains uncured after 10 days’ written notice;

•	without cause or penalty by us or by our Advisor upon 60 days’ written notice; or

•
immediately by our Advisor upon our bankruptcy or involvement in similar insolvency proceedings or any material breach of the Advisory Agreement by us that remains uncured after 10 days’ written notice.

The Advisor and its affiliates receive compensation and are reimbursed for certain expenses in connection with services provided to us. These payments are summarized below. In the event the Advisory Agreement is terminated, our Advisor will be paid all earned, accrued and unpaid compensation and expense reimbursements within 30 days. Upon termination, we may also be obligated to purchase certain ownership interests owned by our Advisor or other affiliates of Hines under certain circumstances.
The following summarizes fees our Advisor earned under the Advisory Agreement during 2017:

•
Under the Advisory Agreement, we reimbursed our Advisor for all costs incurred by our Advisor or its affiliates in connection with our public offerings up to a limit (when combined with commissions and the Dealer Manager fee paid in connection with the offering of primary shares) of 15% of aggregate gross proceeds. Such costs consist of, among other costs, expenses of the Company’s organization, actual legal, accounting, bona fide out-of-pocket itemized and detailed due diligence costs, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related costs. During 2014, we were engaged in our second public offering through April 2014 and thereafter, we continued to offer shares pursuant to our distribution reinvestment plan. We incurred approximately $61,000 for the year ended December 31, 2017 as reimbursement to our Advisor or its affiliates for issuer costs they incurred as a result of our public offerings.

•
Under the Advisory Agreement we pay our Advisor an acquisition fee in connection with investments we make equal to 0.50% of (i) the purchase price of real estate investments we acquire directly, including any debt attributable to such investments or the principal amounts of any loans originated directly by us, or (ii) when we invest indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by the entity through which we invest. Under the Advisory Agreement, we also reimburse our Advisor for certain acquisition expenses incurred in connection with the purchase of real estate investments. Our Advisor did not earn any acquisition fees during the year ended December 31, 2017. For the year ended December 31, 2017, we incurred $127,000 as reimbursement to our advisor for acquisition expenses our Advisor incurred on our behalf.

•
Under the Advisory Agreement, we pay our Advisor a monthly asset management fee equal to 0.125% of the net equity capital we have invested in real estate investments at the end of each month. The Advisor earned $37.9 million in asset management fees during the year ended December 31, 2017.

•
Under the Advisory Agreement, we pay our Advisor a disposition fee equal to 1.0% of (i) the sales price of any real estate investments sold, held directly by us, or (ii) when we hold investments indirectly through another entity, our pro rata share of the sales price of the real estate investment sold by that entity. The Advisor earned $8.2 million in disposition fees during the year ended December 31, 2017 related to the sale of 6 of our properties. See “Proposal One: Plan of Liquidation Proposal-Interests of the Company’s Directors, Executive Officers and Affiliated Entities in the Liquidation- Disposition Fee under the Advisory Agreement” for a description of our estimate, as of April 23, 2018, of the disposition fees to be paid to our Advisor with respect to the sale of all of our remaining assets.

•
Likewise, under the Advisory Agreement, we may reimburse our Advisor and its affiliates for certain expenses they incur in connection with administrative and operating services they provide to us. Under our Charter, we may not make reimbursements for administrative and operating expenses during any four consecutive fiscal quarters in excess of the greater of (i) 2.0% of our average invested assets or (ii) 25.0% of our net income. If our reimbursements to our Advisor for administrative and operating expenses exceed this limit, our Advisor will be required to disclose such fact to stockholders and may be required to refund such excess. In 2017, these limits were not exceeded. In 2017, our Advisor incurred $7.3 million in expenses, such as general and administrative expenses, on our behalf, which were reimbursed by the Company. See “Hines—Property Management Agreements” below for additional information concerning expense reimbursements to Hines.

We also agreed to indemnify our Advisor against losses it incurs in connection with its performance of its obligations under the Advisory Agreement, subject to terms and conditions in the Advisory Agreement.
Hines Global REIT Associates Limited Partnership, an affiliate of Hines, as the holder of the Special OP Units in the Operating Partnership, will be entitled to receive distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after our stockholders have received (or are deemed to have received), in the aggregate, cumulative distributions equal to their invested capital plus an 8.0% cumulative, non-compounded annual pre-tax return on such invested capital. The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, or (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction or any transaction pursuant to which a majority of the Board then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of the Advisory Agreement. As of April 23, 2018, our stockholders have not received, or have not been deemed to have received, in the aggregate, cumulative distributions equal to their invested capital plus an 8.0% cumulative, non-compounded annual pre-tax return on such invested capital. Accordingly, as of April 23, 2018, we estimate that Hines Global REIT Associates Limited Partnership will not receive any distributions with respect to the Special OP Units upon the sale of all or substantially all of our assets in accordance with the Plan of Liquidation. See “Proposal One: Plan of Liquidation Proposal-Interests of the Company’s Directors, Executive Officers and Affiliated Entities in the Liquidation” for additional information concerning the interests that certain of our directors, executive officers and affiliated entities may have in the liquidation of the Company.
Hines
Property Management Agreements
Hines or its affiliates manage some of the properties in which we invest. When we acquire properties directly, we expect that we will pay Hines property management fees, leasing fees, tenant construction fees and other fees customarily paid to a property manager. Hines is wholly-owned by Jeffrey C. Hines and his father, Gerald D. Hines.
During the year ended December 31, 2017, Hines earned the following amounts pursuant to property management agreements under which Hines manages some of our properties:

•	$7.2 million in property management fees;

•	$2.7 million in leasing commissions; and

•
$11.1 million, for all costs Hines incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs are the cost of personnel and overhead expenses related to such personnel located at the property as well as off-site personnel located in Hines’ headquarters and regional offices, to the extent the same relate to or support the performance of Hines’ duties under the agreements.

WaterWall Place
In December 2011, a wholly-owned subsidiary of the Operating Partnership entered into a Limited Partnership Agreement with an affiliate of Hines for the formation of Hines One WaterWall Holdings LP (the “WaterWall Place JV”), a Delaware limited liability company, for the purpose of developing a residential/living project in Houston, Texas. An affiliate of Hines serves as the initial general partner and as the development partner and the subsidiary of the Operating Partnership is the limited partner. Hines owns a 7% interest in the joint venture and we own the remaining 93% interest through our subsidiary. In addition, subject to certain return thresholds being achieved, the WaterWall Place JV agreement provides that Hines may receive certain incentive distributions in the event the residential/living project is liquidated. Hines did not receive any incentive distributions as of December 31, 2017.

The Aviva Coral Gables JV
In July 2012, a wholly-owned subsidiary of the Operating Partnership entered into a Limited Partnership Agreement with an affiliate of Hines for the formation of Hines Ponce & Bird Holdings LP (the “Aviva Coral Gables JV”), a Delaware limited liability company, for the purpose of developing a residential/living project in Miami, Florida. Hines served as the initial general partner and as the development partner and the subsidiary of the Operating Partnership was the initial limited partner. Hines owned a 17% interest in the joint venture and we owned the remaining 83% interest through our subsidiary. As compensation for providing development management services, Hines was paid a fee equal to 4% of the development project costs. In addition, subject to certain return thresholds being achieved, the Aviva Coral Gables JV agreement provided that Hines may receive certain incentive distributions in the event the residential/living project was liquidated. The project was completed in April 2015. Hines received total distributions of $21.0 million from the Aviva Coral Gables JV in June 2017, which included a return of capital, preferred return distributions, and incentive distributions based on the return thresholds set forth in the Aviva Coral Gables JV agreement having been achieved.  These distributions represented 37.3% of the total distributions made by the Aviva Coral Gables JV from the sale of the property.
@1377
In November 2011, a wholly-owned subsidiary of the Operating Partnership entered into a loan agreement with an affiliate of Hines to provide pre-construction financing for the development of a residential/living project in Atlanta, Georgia (“@1377”). The project was completed in 2014 and sold on June 24, 2016. Subsequent to the initial loan being repaid, we provided a preferred equity investment in the project of $3.6 million, representing a 51.7% ownership interest in the project. @1377 was financed with a $23.3 million secured loan made by Cadence Bank, N.A., which was solely guaranteed by our joint venture partner, and a $3.2 million mezzanine loan commitment plus accrued interest made by us. The borrower repaid the outstanding principal balance of the loan upon the sale of the property. In addition, subject to certain return thresholds being achieved, the @1377 partnership agreement provided that Hines would receive certain incentive distributions.  In connection with the sale of @1377, Hines received total distributions of $15.7 million from the @1377 partnership in June 2016, which included a return of capital, preferred return distributions, and incentive distributions based on the return thresholds set forth in the @1377 partnership agreement having been achieved.  These distributions represented 58% of the total distributions from the @1377 partnership.
Ownership Interests
The Operating Partnership
We are the sole general partner of the Operating Partnership and owned a 99.99% interest in the Operating Partnership at December 31, 2017. Hines Global REIT Associates Limited Partnership, an affiliate of Jeffrey C. Hines, owned a 0.01% interest in the Operating Partnership at December 31, 2017. An affiliate of Jeffrey C. Hines also owns 1,111.111 shares of our common stock.
Policies and Procedures for Review of Related Party Transactions
Potential conflicts of interest exist among us, Hines, our Advisor and other affiliates of Hines in relation to our existing agreements and how we will operate. Currently, four of our seven directors are independent directors, and each of our independent directors serve on the Conflicts Committee of the Board. The Conflicts Committee reviews and approves all matters that the Board believes may involve conflicts of interest. Please see “Corporate Governance—Conflicts Committee” above.
To reduce the effect on us of potential conflicts of interest described above, the Advisory Agreement and our Charter include a number of restrictions relating to transactions we enter into with Hines and its affiliates. These restrictions include, among others, the following:

•
We will not accept goods or services from Hines or its affiliates unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approves the transaction related thereto as fair and reasonable to us and on terms and conditions not less favorable than terms that would be available from unaffiliated third parties.

•
We will not purchase or lease a property in which Hines or its affiliates has an interest without a determination by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction that the transaction is fair and reasonable to us and at a price no greater than the cost to Hines or such affiliate for the property, unless:

•	there is substantial justification for any amount in excess of the cost to Hines;

•	our disinterested directors determine the excess to be reasonable; and

•	appropriate disclosure is made to the disinterested directors with respect to the transaction.

•
The fair market value of any asset we acquire from Hines or one of its affiliates will be determined by an independent expert selected by our independent directors. We generally will not acquire property from Hines or its affiliates at a price that exceeds the appraised value of the property. The only exception will be in the case of a development, redevelopment or refurbishment project that we agree to acquire prior to completion of the project, when the appraised value will be based upon the completed value of the project. We will not sell or lease a property to Hines or its affiliates or to our directors unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determines the transaction to be fair and reasonable to us.

•
We will not enter into joint ventures with affiliates of Hines unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approves the transaction as being fair and reasonable to us and determines that our investment is on terms substantially similar to the terms of third parties making comparable investments.

•
We will not make any loan to Hines, its affiliates or to our directors, except in the case of loans to our subsidiaries and mortgage loans for property appraised by an independent expert. Any such loans must be approved by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable, and on terms no less favorable to us than loans between unaffiliated parties in the same circumstance.

•
Hines and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2% of our average invested assets or 25% of our net income.

The Conflicts Committee also must review and approve any transaction between us and our affiliates, on the one hand, and any director (including any independent director) or the director’s affiliates or related persons on the other hand. All related party transactions must be approved by a majority of the disinterested members of the Board.

PROPOSAL FOUR:
APPOINTMENT OF INDEPENDENT AUDITORS PROPOSAL
Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”) serve as our principal accounting firm. Deloitte & Touche audited our financial statements for the years ended December 31, 2017 and 2016. Deloitte & Touche reports directly to our Audit Committee.

Fees
Deloitte & Touche’s aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Audit Fees:	$1,320,500	$1,253,500
Audit-Related Fees (1):	$—	$—
Tax Fees:	$—	$—
All Other Fees:	$—	$—
Total Fees:	$1,320,500	$1,253,500

(1)	These fees primarily relate to internal control attestation consultations, accounting consultations and other attestation services.
Pre-approval Policies and Procedures
Our Audit Committee has adopted a pre-approval policy requiring the Audit Committee to pre-approve all audit and permissible non-audit services to be performed by Deloitte & Touche. In determining whether or not to pre-approve services, the Audit Committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC, and, if permissible, the potential effect of such services on the independence of Deloitte & Touche. All services performed for us in 2017 were pre-approved or ratified by our Audit Committee.

Audit Committee Report
To the Directors of Hines Global REIT, Inc.:
We have reviewed Hines Global REIT, Inc.’s audited financial statements as of and for the year ended December 31, 2017 and discussed them with management and the Company’s independent registered public accounting firm.
We have discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard No.16 “Communications with Audit Committees” (PCAOB AS 16).
We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and have discussed with the auditors the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Hines Global REIT, Inc. and its affiliates is compatible with the auditors’ independence.
Based on the reviews and discussions referred to above, we recommended to the board of directors that the financial statements referred to above be included in Hines Global REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee Jack L. Farley, Chairman Thomas L. Mitchell John S. Moody Peter Shaper

Ratification Of Appointment Of Independent Registered Public Accounting Firm

Deloitte & Touche acted as our independent registered public accounting firm to audit our books and records for the year ended December 31, 2017, and the Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for the year ended December 31, 2018. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, by abstention or by not submitting a proxy, have no impact on the vote.
The Board unanimously recommends a vote “FOR” ratification of the appointment by our Audit Committee of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
Although not required by law or our governance documents, we believe ratification of this appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not ratify the appointment, our Audit Committee will reconsider the appointment of Deloitte & Touche, but still may elect to retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in our best interest and the best interest of our stockholders.
Representatives of Deloitte & Touche are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from our stockholders.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to you free of charge at the SEC’s website at http://www.sec.gov.
This proxy statement incorporates by reference our 2017 Annual Report to Stockholders, which contains important information about the Company and our financial condition.
No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [_______], 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies, and the date of distribution of this proxy statement to our stockholders does not create any implication to the contrary.

OTHER MATTERS PRESENTED FOR ACTION AT THE ANNUAL MEETING
The Board does not intend to present for action at the 2018 Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for action at the meeting, it is the intention of persons named in the proxy to vote thereon with their discretion.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING
Stockholder Proposals in the Proxy Statement. Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2018 annual meeting of stockholders, the proposal must be received at our principal executive offices no later than [______], 2019.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings. For any proposal that is not submitted for inclusion in our proxy materials for the 2019 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in our bylaws. Under our current bylaws, for a stockholder proposal to be properly submitted for presentation at our 2019 annual meeting of stockholders, our Secretary must receive written notice of the proposal at our principal executive offices during the period beginning on [_____], 2019 and ending at 5:00 p.m., Central time, on [_______], 2019 and must contain information specified in our bylaws, including:

•	the name and address of the proposing stockholder (and any beneficial owner on whose behalf the proposal is being made) as they appear on our books;

•	the number of shares of each class of Company stock owned beneficially and of record by the proposing stockholder (and the beneficial owner, if any);

•	as to each director nominee:

•	the name, age, business address, and residence address of the nominee;

•	the number of shares of each class of Company stock beneficially owned by the nominee;

•
all other information relating to the nominee that is required under Regulation 14A under the Exchange Act to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved); and

•	as to any other business that the stockholder proposes to bring before the meeting:

•	a brief description of the business to be brought before the meeting;

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business that the proposing stockholder (and the beneficial owner, if any) may have.
All nominations must also comply with our Charter. All proposals should be sent via registered, certified or express mail to our Secretary at our principal executive offices at: Hines Global REIT, Inc., 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, Attention: Ryan T. Sims, Chief Financial Officer and Secretary (telephone: (888) 220-6121).
You may obtain a copy of our Charter and our bylaws, in which these procedures are set forth, upon written request to our Secretary at the address above.

By Order of the Board of Directors,

Ryan T. Sims
Chief Financial Officer and Secretary

Houston, Texas
[_________], 2018

Appendix A
PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
1.    This Plan of Complete Liquidation and Dissolution (the “Plan”) of Hines Global REIT, Inc., a Maryland corporation (the “Company”), including the sale of all or substantially all of the assets of the Company and the dissolution of the Company, has been approved by the board of directors of the Company (the “Board”) as being advisable and in the best interests of the Company and its stockholders. The Board has directed that the Plan, including the sale of all or substantially all of the assets of the Company and the dissolution of the Company, be submitted to the stockholders of the Company for approval. The Plan shall become effective upon approval of the Plan, including the sale of all or substantially all of the assets of the Company and the dissolution of the Company, by the affirmative vote of the holders of at least a majority of the Company’s common stock, $0.001 par value per share (the “Common Stock”), then outstanding and entitled to vote thereon. The date of the stockholders’ approval is hereinafter referred to as the “Effective Date.”
2.    After the Effective Date, the Company shall sell all or substantially all of its assets, be voluntarily liquidated and dissolved. Pursuant to the Plan, the officers of the Company shall perform such acts, execute and deliver such documents, and do all things as may be reasonably necessary or advisable to complete the liquidation and dissolution of the Company, including, but not limited to, the following: (a) wind up the Company’s affairs, collect its receivables and pay or provide for its liabilities, debts and obligations (including, but not limited to, known liabilities (whether or not reduced to judgment) and liquidating expenses and estimated, unascertained or contingent liabilities and expenses, and including, but not limited to, assets and liabilities held through Hines Global REIT Properties LP (the “Operating Partnership”) and other subsidiaries of the Company); (b) sell or exchange any and all property of the Company at public or private sale, upon such terms as may be deemed advisable, for cash, notes, redemption of equity or such other assets as may be conveniently liquidated or distributed to the stockholders of the Company; (c) prosecute, settle or compromise all claims or actions of the Company or to which the Company is subject; (d) declare and pay to or for the account of the stockholders of the Company, at any one or more times as they may determine, liquidating distributions in cash, kind or both (one or more of which distributions may be in the form of beneficial interests in a liquidating trust holding assets of the Company); (e) cancel all outstanding shares of the Company’s stock upon the dissolution of the Company; (f) execute for or on behalf of the Company, in its corporate name, those contracts of sale, deeds, assignments, notices and other documents as may be necessary, desirable or convenient in connection with the carrying out of the liquidation and dissolution of the Company; (g) execute for or on behalf of the Company, in its corporate name, such forms and documents as are required by the State of Maryland, any jurisdiction in which the Company has been qualified to do business and the Federal government, including, but not limited to, tax returns; and (h) pay all costs, fees and expenses, taxes and other liabilities incurred by the Company and/or its officers in carrying out the liquidation and dissolution of the Company. The Company, the Operating Partnership and the other subsidiaries of the Company shall not authorize or transfer assets pursuant to any sale agreement between the Company, the Operating Partnership or any other subsidiaries of the Company, on the one hand, and an affiliate of the Company, the Operating Partnership or the other subsidiaries of the Company, on the other hand, unless a majority of the Board, including a majority of independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to the Company, the Operating Partnership or such other subsidiary of the Company, as the case may be. Notwithstanding the foregoing, the Company, the Operating Partnership and the other subsidiaries of the Company shall be permitted to engage in other business activities to the extent necessary to preserve the value of the assets of the Company, the Operating Partnership and the other subsidiaries of the Company.
3.    The Company owns a logistics portfolio consisting of eleven properties located in various markets in Germany, Poland and Russia (the “Logistics Portfolio”). Prior to the Board’s consideration and approval of the Plan, the Board had determined that it was advisable and in the Company’s best interests to sell the properties in the Logistics Portfolio. The Board has determined that the sale of the properties in the Logistics Portfolio should be completed whether or not the stockholders of the Company approve the Plan. Accordingly, the completion of the sale of the properties in the Logistics Portfolio is not subject to the approval of the Plan by the stockholders of the Company.
4.    The Company shall use commercially reasonable efforts to cause the liquidation and dissolution of the Company to occur and to pay the final liquidating distribution no later than the second anniversary of the Effective Date.

5.    In the event that it should not be feasible, in the opinion of the Board, for the Company to pay, or adequately provide for, all debts and liabilities of the Company (including, but not limited to, costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time the final liquidating distribution is made pursuant to Section 2 hereof, or, if earlier, the latest applicable date to avoid payment by the Company of Federal income taxes, or the Board shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Company because such property is not reasonably susceptible to distribution to stockholders or otherwise, the Company may transfer and assign, at such time as is determined by the Board, to a liquidating trust as designated by the Board (the “Liquidating Trust”) sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. The Liquidating Trust shall be constituted pursuant to a liquidating trust agreement in such form as the Board may approve and its initial trustees shall be appointed by the declaration of trust or by the Board, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the stockholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Company to the stockholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Company. From and after the date of any transfer of cash and property by the Company to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter be held by the Liquidating Trust solely for the purposes of one or more ultimate distributions to the stockholders, subject to any unsatisfied debts, liabilities and expenses.
6.    The Company is authorized, but not required, to establish one or more reserve funds, in a reasonable amount and as may be deemed advisable, to meet any existing debts and obligations of the Company, the Operating Partnership and other subsidiaries of the Company that are not otherwise discharged by the Company or such subsidiaries, including, but not limited to, known liabilities (whether or not reduced to judgment), liquidating expenses and estimated, unascertained or contingent liabilities and expenses; provided that the Company will set aside or otherwise provide for all claims and liabilities as required under Maryland law. Creation of a reserve fund may be accomplished by a recording in the Company’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Company is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Company, the Liquidating Trust referred to herein or such other successor-in-interest to the Company as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s office. The Company may also create a reserve fund by any other reasonable means.
7.    The Company is authorized, but not required, to procure for itself and/or as general partner to procure for the Operating Partnership, as appropriate, one or more insurance policies, in a reasonable amount and as may be deemed advisable, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses.
8.    The Company and/or the Board shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the directors, officers and agents of the Company and such other parties whom the Company has agreed to indemnify, to the maximum extent provided by the charter and bylaws of the Company, any existing indemnification agreement to which the Company is a party and applicable law. At the discretion of the Board, such insurance may include coverage for the periods after the dissolution of the Company, including periods after the termination of any Liquidating Trust, and may include coverage for trustees, officers, employees and agents of such Liquidating Trust.
9.     The independent members of the Board shall continue to receive compensation until the final liquidating distribution is paid, provided that they remain members of the Board.
10.    Upon assignment and conveyance of the assets of the Company, in complete liquidation of the Company as contemplated by Section 2 above, and the taking of all actions required under the laws of the State of Maryland in connection with the liquidation and dissolution of the Company, the officers of the Company shall execute and cause to be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), and elsewhere as may be required or deemed appropriate, Articles of Dissolution and such other documents as may be required to dissolve the Company.

11.    The Board, or the trustees of the Liquidating Trust, and such officers of the Company as the Board may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation, (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (b) the appointment of other persons to carry out any aspect of the Plan, (c) the temporary investment of funds in such medium as the Board may deem appropriate, and (d) the modification of the Plan as may be necessary to implement the Plan.
12.    The validity, interpretation and performance of the Plan shall be controlled by and construed under the laws of the State of Maryland.
13.    The Board may terminate the Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the stockholders of the Company, but such power shall not continue after Articles of Dissolution have been accepted for record by the SDAT. Notwithstanding approval of the Plan by the stockholders of the Company, the Board may modify or amend the Plan without further action by the stockholders of the Company to the extent permitted under then current law.
14.     Within 30 days after the Effective Date, the officers of the Company shall file Form 966 with the Internal Revenue Service, together with a certified copy of the Plan, as advised and approved by the Board and approved by the stockholders of the Company.
15.    Not less than 20 days before the filing of Articles of Dissolution with the SDAT, the officers of the Company shall mail notice to all known creditors of the Company, if any, at their respective addresses shown on the records of the Company as well as all employees of the Company, if any, either at their home addresses as shown on the records of the Company, or at their business addresses, that the dissolution of the Company has been approved (alternatively, the Board may determine that the Company has no employees or known creditors).
16.    This Plan is intended to constitute a plan of liquidation for purposes of Section 331 and 336 of the Internal Revenue Code of 1986, as amended, and shall be interpreted and applied consistently therewith.

Appendix B

Robert A. Stanger & Co., Inc. Investment Banking	1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702-4314 (732) 389-3600 FAX: (732) 389-1751

The Board of Directors of
Hines Global REIT, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056

Gentlemen:

      We have been advised that Hines Global REIT, Inc. (the “Company”) is contemplating the adoption of a plan of liquidation and dissolution, pursuant to which the Company will sell all or substantially all of the assets of the Company (the “Plan of Liquidation”) and will distribute the net proceeds after the payment of transaction costs and liabilities to the stockholders of the Company (the “Stockholders”). The real estate assets of the Company include interests in 33 income-producing properties (individually, a “Property” and collectively, the “Properties”).

      In connection with the contemplated Plan of Liquidation, we have been advised that the Company may enter into one or a series of transactions for the sale of the Properties owned by the Company, after conducting negotiations to establish commercially fair and reasonable terms for such transactions.

      We have also been advised that if the Company decides to pursue such Plan of Liquidation, the Company will obtain the approval of: (i) the board of directors of the Company (the “Board”) and the independent directors thereof; and (ii) Stockholders holding a majority in interest in the Company pursuant to a proxy statement to be provided to such Stockholders (the “Proxy Statement”). We have also been advised that such Proxy Statement will include the terms and conditions and consideration to be received by the Company in any transactions for which definitive agreements have been entered into as of the date of the Proxy Statement, and will include estimates prepared by management of the Company (“Management”) of the range of expected per share aggregate liquidating distributions from the Plan of Liquidation (“Management’s Estimated Range of Per Share Liquidating Distributions”), which estimate reflects Management’s best good faith estimate of such distributions taking into account various factors, including, without limitation, (i) the terms of (a) he Company’s charter and bylaws, (b) the limited partnership agreement (the “Operating Partnership Agreement”) of Hines Global REIT Properties, LP (the “Operating Partnership”), and (c) the agreements to which all entities through which the Company holds interests in the Properties are a party, in each case relating to the liquidation of assets and (ii) the terms of any advisory agreement (the “Advisory Agreement”) among the Company, the Operating Partnership and Hines Global REIT Advisors LP ( the “Advisor”) and property management agreements between the Company and affiliates of the Advisor .

      We have been advised further that Management’s Estimated Range of Per Share Liquidating Distributions is $8.83 to $9.83 per share. This range, when combined with a previously declared special distribution of $1.05 per share and $0.12 per share return of invested capital distributions made or to be made in the first half of 2018 results in total return of invested capital distributions to Stockholders of $10.00 to $11.00 per share.

      The Company and its Board has requested that Robert A. Stanger & Co., Inc. (“Stanger”) provide to the Board its opinion as to the reasonableness, from a financial point of view, of Management’s Estimated Range of Per Share Liquidating Distributions.

Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include strategic planning, mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions. Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships, and the securities issued by and the assets owned through such entities including, but not limited to, real properties and property interests.

      In the course of our review to render this opinion, we have, among other things:

•
Reviewed a draft of the Proxy Statement related to the Plan of Liquidation, which draft the Company has indicated to be in substantially the form intended to be finalized and filed with the Securities and Exchange Commission (“SEC”) and distributed to Stockholders;

•	Reviewed the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 30, 2018;

•
Reviewed a current rent roll for each Property along with historical operating statements for the periods ended December 31, 2016 and December 31, 2017, as available, and the 2018 operating budgets for each Property, including projected capital expenditures, tenant improvement allowances and leasing commissions;

•	Performed site visits of 31 of the 33 Properties and reviewed information concerning regional and local market conditions;

•
Discussed with members of Management conditions in office, industrial, retail and multi-family property markets in general, and the local market of each Property, in particular, market conditions for the leasing and sale of properties similar to those owned by the Company, the current and projected operation and performance of each of the Properties, the current debt of the Company, and the financial condition and future prospects of the Company;

•	Reviewed recent ARGUS projections prepared by Management for each of the Properties;

•	Reviewed available published surveys and certain other information relating to acquisition criteria for properties similar to the subject Properties;

•	Reviewed appraisals of the Properties performed as of December 31, 2017;

•	Reviewed recent opinions of market value for certain Properties from real estate brokers;

•
Reviewed the internal financial analyses and projections prepared by Management in order to calculate Management’s Estimated Range of Per Share Liquidating Distributions, which estimate is based in part on Management’s estimated range of the Company’s Property values; and

•	Conducted such other analyses and inquiries, as we deemed appropriate.

In rendering this opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in the draft Proxy Statement or furnished or otherwise communicated to us by the Company and the Advisor. We have not performed an independent appraisal of the assets and liabilities of the Company, including its real estate portfolio, and have relied upon and assumed the accuracy of information provided by Management concerning: (i) potential environmental liabilities; (ii) deferred maintenance and other property capital needs; (iii) the Company’s ownership interest in each of its Properties and the economic terms of any interests held by other parties in the Properties; (iv) the number of the Company’s common shares outstanding; and (v) the balance sheet value determinations for non-real estate assets and liabilities of the Company and any transaction expense and other adjustments to determine Management’s Estimated Range of Per Share Liquidating Distributions. We have also relied on the assurance of the Company and the Advisor that any pro forma financial statements, projections, budgets, value or distribution estimates or adjustments provided or communicated to us, were reasonably prepared on bases consistent with actual historical experience and reflect their best currently available estimates and good faith judgments; that the allocation of consideration between the Operating Partnership and other subsidiaries of the Company and the Company, and the stockholders of the Company and the Advisor and the fees and costs associated with the Plan of Liquidation are consistent with the provisions of the Company’s charter and bylaws, the Operating Partnership Agreement, the agreements of any other entities through which the Company holds interests in the properties, and the Advisory Agreement and property management agreements; that no material change has occurred in the value of the assets or the information reviewed between the date such information was provided to us and the date of this opinion; and that the Company and the Advisor are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect. Nothing has come to our attention that would lead us to believe that any of the foregoing is incorrect, incomplete or misleading in any material respect.

We have further assumed that: (i) the Company will maintain its status as a real estate investment trust for the entire period of the Plan of Liquidation and will meet any required distribution levels or other tests and will not incur any tax liabilities of any kind in connection with the failure to so comply with tax rules of any nature; (ii) the Company will not incur any fees or costs associated with reserves or insurance for liabilities, contingent or otherwise, during the term of the Plan of Liquidation which are not accrued in or anticipated to be paid during the Plan of Liquidation and, therefore, considered in the Management’s Estimated Range of Per Share

Liquidating Distributions; (iii) the Company’s interest in and the value of each real estate investment will not be encumbered or reduced by any incentive interest, fees or third-party profit participation other than for those included in Management’s Estimated Range of Per Share Liquidating Distributions and identified to us; (iv) the Company will not incur any fines, penalties, assessments, charges, settlement costs, judgments or any other costs, legal or otherwise associated with any regulatory inquiry or litigation; (v) the Company will not sell any assets while under duress at prices less than market value, including any sales of assets due to influence exerted by any lender, or accept any consideration for the sale or exchange of any Company assets which has a market value which is less than the assets exchanged therefore, including any deferred, contingent or earn-out type consideration; (vi) the Company will not incur any costs associated with the assumption or prepayment of mortgages other than for those loans identified in Management’s Estimated Range of Per Share Liquidating Distributions; (vii) the Company will not incur any additional wind down costs associated with the Plan of Liquidation other than those included in Management’s Estimated Range of Per Share Liquidating Distributions; (viii) the Company will sell its real estate assets at the timing identified in its analyses underlying Management’s Estimated Per Share Distribution Range and the Company will be subject to the same foreign currency exchanges rates as estimated by the Company at such time and utilized in the analyses supporting Management’s Estimated Range of Per Share Liquidating Distributions; (ix) there are no additional taxes or fees as a result of owning non-domestic real estate assets, other than those identified and considered by the Company in Management’s Estimated Range of Per Share Liquidating Distributions; (x) the level of prior distributions within any joint venture for purposes of determining the interest in the Company’s properties by any joint venture partners and the level of distributions made prior to the Plan of Liquidation to Company common shareholders has been accurately reflected in the Company’s analysis; (xi) the Advisor will provide the level of services necessary to earn the disposition fees included in Management’s Estimated Range of Per Share Liquidating Distributions; (xii) no termination fees are associated with the Advisory Agreement or any management or service agreements of the Company, including to its affiliates, not already identified to us and included in Management’s Estimated Range of Per Share Liquidating Distributions; and (xiii) no options or warrants are outstanding with respect the Company’s common stock.

      We have not been engaged to, and therefore did not: (i) appraise the Company, the Operating Partnership or the assets and liabilities of the Company and the Operating Partnership; (ii) select the method of determining the type or amount of consideration to be received in any transaction; (iii) make any recommendation to the Company, the Operating Partnership, the Board, or the Stockholders with respect to whether or not to pursue a Plan of Liquidation, whether to accept or reject any transaction, or the tax impact of acceptance or rejection of any transaction or the Plan of Liquidation; (iv) express any opinion as to (a) the business decision to pursue a Plan of Liquidation, or alternatives to the Plan of Liquidation including, but not limited to, continuing the Company and/or the Operating Partnership as a going concern, (b) the amount or allocation of expenses relating to the Plan of Liquidation or any transaction, and (c) any terms of any transaction; (v) provide any implied or explicit guarantee or warrantee that the amounts actually realized upon the sale of all or substantially all of the Properties will be within the estimates contained within Management’s Estimated Range of Per Share Liquidating Distributions and that the distributions per Share resulting from the Plan of Liquidation will be within Management’s Estimated Range of Per Share Liquidating Distributions, which realized amounts may be higher or lower than the estimates; or (vi) opine as to the fairness of the amount or the nature of any compensation to any officers, directors, or employees of any parties to the Company, or any class of such persons, relative to the compensation to the Company’s stockholders. Our opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of our analysis and addresses Management’s estimates in the context of information available as of the date of our analysis. Events occurring after that date may materially affect the assumptions used in preparing this opinion.

      Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter, Management’s Estimated Range of Per Share Liquidating Distributions is reasonable from a financial point of view. This opinion, the issuance of which has been approved by our Opinion Committee, is for the exclusive use and benefit of the Company, including its Board. In connection with providing this opinion we did not serve as financial advisor to any party that is the subject of this opinion.

Stanger has been paid fees in connection with this opinion, none of which are contingent upon the closing of any transaction or our findings with respect to reasonableness, or the approval of the Plan of Liquidation by the Company’s stockholders. The Company also has agreed to pay certain expenses and indemnify us against certain liabilities in connection with our engagement and the services rendered with respect to this opinion. During the past two years, Stanger was retained by an affiliate of the Company to provide it with a fairness opinion with respect to the sale of a significant portfolio of its real estate assets and to assess the reasonableness of the estimated per share net asset value of its common stock and has provided publication subscriptions to the Company, for which Stanger was paid usual and customary compensation.

      This letter does not purport to be a complete description of the analyses performed or the matters considered in rendering this opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Board that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. In rendering this opinion judgment was applied to a variety of complex analyses and assumptions. The assumptions made and the judgments applied in rendering this opinion are not readily susceptible to partial analysis or summary description.

Yours truly,

Robert A Stanger & Co., Inc.
April 20, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com/HGLR.

E47136-P09819

HINES GLOBAL REIT, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 17, 2018
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Sherri W. Schugart and Ryan T. Sims, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of HINES GLOBAL REIT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time on July 17, 2018 at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side

HINES GLOBAL REIT, INC.
2800 POST OAK
SUITE 5000
HOUSTON, TX 77056

SCAN TO
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E47135-P09819 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HINES GLOBAL REIT, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Withhold
3a. Jeffrey C. Hines	☐	☐
3b. Colin P. Shepherd	☐	☐
3c. Charles M. Baughn	☐	☐
3d. Jack L. Farley	☐	☐
3e. Thomas L. Mitchell	☐	☐
3f. John S. Moody	☐	☐
3g. Peter Shaper	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date